Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated September 4, 2020 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K/A for the fiscal year ended December 31, 2019.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies are abbreviated as follows:

Abbreviation	Currency	Abbreviation	Currency
AUD	Australian dollar	NOK	Norwegian krone
CAD	Canadian dollar	NZD	New Zealand dollar
CHF	Swiss franc	PLN	Polish zloty
CZK	Czech koruna	RON	Romanian leu
DKK	Danish krone	RUB	Russian ruble
GBP	British Pound Sterling	SEK	Swedish krona
HKD	Hong Kong dollar	TRY	Turkish lira
HRK	Croatian kuna	dollar, $, or USD	United States dollar
HUF	Hungarian forint	ZAR	South African rand
JPY	Japanese yen

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.1234 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2019, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2015, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, or CCP.A, a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. Since September 12, 2015, the Bank’s subsidiary OeKB CSD GmbH, or OeKB CSD, operates the business of the Austrian central securities depository (Wertpapiersammelbank) which before was operated by the Bank for five decades. It was transferred to OeKB CSD from the Bank due to regulatory requirements. OeKB CSD is a company with limited liability and acts as central securities depository for Austria pursuant to the Austrian Securities Deposit Act. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2019 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	198,134	222,584
Deposits from customers	15,716	17,655
Debt securities in issue	2,610,956	2,933,148

Total long-term indebtedness	2,824,806	3,173387
Equity	807,543	907,194

Total long-term capitalization	3,632,349	4,080,581
Short-term indebtedness
Deposits from banks	1,507,971	1,694,055
Deposits from customers	733,113	823,579
Debt securities in issue	25,311,457	28,434,891

Total short-term capitalization	27,552,541	30,952,525

Total capitalization	31,184,890	35,033,105

(Dollar amounts may not add due to rounding.)

(1)

The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	Refers to indebtedness with a remaining maturity of more than 5 years from the balance sheet date.

The Bank has completed the following public issues from January 1, 2020 to September 4, 2020: NOK 1,000,000,000 Reopening of 1.824% Guaranteed Notes due May 22, 2024; USD 1,500,000,000 1.500% Guaranteed Notes due February 12, 2025 and EUR 1,750,000,000 0.000% Guaranteed Notes due April 6, 2023.

BUSINESS

The Bank’s main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. All claims on Export Guarantees are paid from funds of Austria. The Bank’s balance sheet is comprised principally of export loan financing. The Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

In March 2019, the Bank agreed to acquire 68.75% of the shares in Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (“ÖHT”), a special-purpose bank for financing and promoting investments in tourism. The closing of the acquisition took place in April 2019. Raiffeisen ÖHT Beteiligungs GmbH holds the remaining 31.25% of the shares in ÖHT.

In March 2020, the Austrian government launched several support programs for local enterprises in response to the impact of the COVID-19 pandemic in Austria. OeKB has been assigned the task of processing the financing guarantees for large companies as part of the government’s EUR 15 billion Corona Aid Fund and on behalf of the COVID-19 Federal Finance Agency (COFAG). In cooperation with the Federal Ministry of Finance, OeKB also set up a EUR 2 billion special credit line, which subsequently was increased to EUR 3 billion, and a EUR 100 million fast line facility for exporting companies. The revolving credit facilities are primarily intended to secure the continuation of the exporters’ operations. Exporters can apply to OeKB for credit lines of up to 10 percent (large enterprises) or 15 percent (small and medium-sized enterprises) of their export turnover. Furthermore, an accelerated process has been set up to refinance projects in vital sectors such as healthcare, civil protection and disaster relief that serve to contain the COVID-19 pandemic.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2019, the Bank, as agent of the Republic, issued 1,159 Export Guarantees covering export transactions with a total value of EUR 6.2 billion ($6.9 billion), and at December 31, 2019, the total value of all export transactions covered by Export Guarantees amounted to EUR 28.1 billion ($31.6 billion). In April 2017, the validity of the Export Guarantees Act was extended until December 31, 2022. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 83 export credit and investment insurers from 73 countries.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 5.3 billion or 18.8% of total guarantees outstanding as of December 31, 2019.

Other significant Export Guarantees are reinsurance guarantees (EUR 1.5 billion or 5.2% of total guarantees outstanding as of December 31, 2019) and guarantees for direct deliveries and services (EUR 1.6 billion or 5.8% of total guarantees outstanding as of December 31, 2019).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2019, Austria, as guarantor, paid gross claims amounting to EUR 50 million (2018: EUR 39 million), while recoveries totaled EUR 39 million (2018: EUR 41 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 40.0 billion (USD 44.9 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2019, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 28.1 billion (USD 31.6 billion) or 70% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2015	2016	2017	2018	2019
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.62	3.50	3.60	3.42	3.70	4.16
Acquisitions of accounts receivable	0.09	0.06	0.07	0.07	0.07	0.08
Other refinancing contracts	14.66	12.14	13.87	16.41	17.75	19.94

Total	18.37	15.70	17.54	19.90	21.52	24.18

Of the total export financing outstanding as of December 31, 2019, EUR 14.4 billion ($16.2 billion) were to banks which are shareholders of the Bank. Moreover, we assume commitments to grant export financing. As of December 31, 2019, the balance of export financing not yet granted which we were contractually obligated to make was EUR 3.7 billion ($4.1 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2020	1,457	1,637
2021	1,874	2,105
2022	298	335
2023	64	72

Total	3,693	4,149

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Terms and Conditions of Export Financing. The credits to banks require a guarantee for the transaction or right underlying the financing. The guarantee must comply with the provisions of the Export Financing Guarantees Act. In the course of issuing guarantees, sustainability issues are a major point to be considered whereby the OECD recommendations for environmental and social due diligence for officially supported export credits (“Common Approaches”) serve as important guidelines. In addition, both the rights arising from the guarantees and the underlying receivables (export or other receivables) must, as a rule, be assigned as security.

The maximum repayment term for commercial export credits that fall within the scope of the “OECD Arrangement on Officially Supported Export Credits” (OECD Arrangement), whose participants agree to abide by certain rules with respect to the provision of officially supported export credits, is generally 10 years. Longer maximum terms are possible for conventional power plants (a maximum of 12 years), project finance (a maximum of 14 years) and renewable energy, climate protection and water projects (a maximum of 18 years). The currently applicable interest rates can be found on our website. Information on our website is not part of or incorporated by reference into this report.

The Bank’s Export Financing Scheme is a refinancing source for domestic and foreign credit institutions. To be eligible such institutions must meet our creditworthiness criteria, fulfill the legal requirements regarding the transactions to be financed and satisfy our conditions for uniform financing procedures. The uniform financing procedure conditions particularly apply to collateral management.

In issuing credits under the Export Financing Scheme, the Bank observes the applicable guidelines, directives and regulations of international agreements on the Organization for Economic Cooperation and Development (OECD), the EU and the Berne Union.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 22 and 23 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 40 billion ($45 billion). In April 2017, the validity of the Export Financing Guarantees Act was extended until December 31, 2023. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2019, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 28.8 billion ($32.5 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2019, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 25.3 billion ($28.4 billion). As of December 31, 2019, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 3.6 billion ($4.0 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We are a central provider of highly specialized services and infrastructure for the Austrian capital market. These services are used by financial service providers, issuers, investors and the Republic of Austria. Further to the provision of financial data and acting as the auction, paying and calculating agent for Austrian government bonds, the Bank acts as the notification office under the Capital Markets Act and the Officially Appointed Mechanism for regulated information according to the Austrian Stock Exchange Act. We also act as the National Numbering Agency.

Processing of Austrian government bond price-auctions is effected via ADAS (Austrian Direct Auction System), an in-house developed electronic auction system, as a neutral intermediary between the auction participants and the Austrian Treasury representing the Republic of Austria.

In accordance with section 23 of the Capital Markets Act 2019, the Bank is entrusted with the function of a notification office. In this capacity it runs a new-issue calendar for all securities and investments offered in Austria. Furthermore, prospectuses and supplements for securities, investments and funds as well as key investor information documents for funds are filed and deposited with the notification office which is responsible for their safekeeping and for providing further information on them. Additionally, the Bank collects tax data for funds and calculates and publishes the capital yield tax.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2019, the Bank’s non-export loans totaled EUR 2.9 million ($3.3 million). All of these loans were made to OeKB employees.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Angelika Sommer-Hemetsberger and Helmut Bernkopf.

During the financial year 2019, we had an average of 442 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2019, we had 505 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2019, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Bank der österreichischen Sparkassen AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ GmbH, Vienna	8.250%
Raiffeisen Bank International Aktiengesellschaft, Vienna	8.120%
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.889%
Beteiligungsholding 5000 GmbH, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Robert Zadrazil Chairman	General Director and Chair of the Board of UniCredit Bank Austria AG, Vienna

Johann Strobl 1st Vice-Chairman	Chief Executive Officer at Raiffeisen Bank International AG, Vienna

Willibald Cernko 2nd Vice-Chairman	Director and Chairman of the Board of Erste Bank Österreich, Vienna

Ingo Bleier	Director and Member of the Board of Erste Group Bank AG, Vienna

Rainer Borns	Director and Member of the Board of Volksbank Wien AG, Vienna

Mary-Ann Hayes	Head of Structured Trade & Export Finance, UniCredit Bank Austria AG, Vienna

Matthias Heinrich	Director and Member of the Board of Raiffeisen-Landesbank Steiermark AG, Graz

Dieter Hengl	Head of Wealth Management Austria, UniCredit Bank Austria AG, Vienna

Peter Lennkh	Director and Member of the Board of Raiffeisen Bank International Aktiengesellschaft, Vienna

Herbert Messinger	Head of Austrian Corporate Business, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna

Herbert Pichler	Manager of AVZ GmbH

Herta Stockbauer	Director and Chairwoman of the Board of BKS Bank AG, Klagenfurt

Herbert Tempsch	Head of Financing and Advisory Austria, UniCredit Bank Austria AG, Vienna

Susanne Wendler	Head of Corporates Austria, UniCredit Bank Austria AG, Vienna

Robert Wieselmayer	Chairman of the Board of Card Complete Service Bank AG, Vienna

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Elisabeth Halys, Ulrike Ritthaler, Christoph Seper and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Robert Zadrazil	Chairman of the Supervisory Board
Johann Strobl	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy, Financial Markets and Customs Duties, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Beate Schaffer, Government Commissioner	Head of Unit III/5—Legal affairs Banking, Capital Markets & Pension Funds, Austrian Federal Ministry of Finance

Karl Flatz, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group 2019 consolidated financial statements

The Notes are an integral part of the total comprehensive income for the year, the balance sheet, the consolidated statement of changes in equity, and the cash flow.

Consolidated statement of comprehensive income

Income statement

						Change
€ thousand	Notes		2019		2018	in %
Interest income calculated using the effective interest method		227,445		230,347		-1.3%
Plus budget underruns from negative interest calculated using the effective interest method		9,301		3,612		157.5%
Other interest income		25,794		4,702		448.6%
Plus budget underruns from other negative interest		104,160		108,552		-4.0%
Interest income			366,700		347,213	5.6%
Interest expenses calculated using the effective interest method		(134,468)		(123,391)		9.0%
Plus losses from negative interest calculated using the effective interest method		(15,819)		(13,440)		17.7%
Other interest expenses		(113,667)		(127,562)		-10.9%
Plus losses from other negative interest		(7,712)		(2,987)		158.2%
Interest expenses			(271,665)		(267,381)	1.6%

Net interest income	7		95,035		79,832	19.0%
Fee and commission income		56,869		54,062		5.2%
Fee and commission expenses		(17,634)		(13,811)		27.7%

Net fee and commission income	8		39,235		40,252	-2.5%
Net credit risk provisions	37		(954)		106	>100.0%
Net gain or loss on financial instruments measured at fair value through profit or loss	9		9,533		(11,031)	186.4%
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	10		318		315	1.1%
Current income from investments in other unconsolidated companies			1,901		2,427	-21.7%
Share of profit or loss of equity-accounted investments, net of tax	19		4,990		5,709	-12.6%
Administrative expenses	11		(88,986)		(82,553)	7.8%
Other operating income		8,872		8,780		1.0%
Other operating expenses		(3,087)		(2,860)		7.9%
Other operating income	12		5,785		5,920	-2.3%

Profit before tax			66,857		40,977	63.2%
Income tax	13		(15,412)		(8,845)	74.2%

Profit for the year			51,446		32,132	60.1%

Other comprehensive income

				Change
€ thousand	Notes	2019	2018	in %
Items that will not be reclassified into the income statement in future
Actuarial gains/losses from defined benefit plans	23	(16,828)	(8,464)	98.8%
Equity-accounted investments -
Share of net other comprehensive income	19	(298)	315	-194.6%
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)		247	1,106	-77.7%
Tax effects	13	4,145	1,839	125.4%

Items that will not be reclassified into the income statement in future		(12,734)	(5,204)	144.7%
Items that will be reclassified into the income statement in future		—	—	—

Total other comprehensive income, net of tax		(12,734)	(5,204)	144.7%

Total comprehensive income for the year		38,712	26,928	43.8%

Breakdown of profit for the year
Attributable to owners of the parent		50,512	32,132	57.2%
Attributable to non-controlling interests		933	—	100.0%

Total		51,446	32,132	60.1%

Breakdown of total comprehensive income
Attributable to owners of the parent		37,906	26,928	40.8%
Attributable to non-controlling interests		806	—	100.0%

Total		38,712	26,928	43.8%

Earnings per share

	2019	2018
Profit for the year attributable to owners of the parent, in € thousand	50,512	32,132
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	57.40	36.51

As in the previous year, there were no exercisable conversion or option rights at 31 December 2019. The diluted earnings per share correspond to the undiluted earnings per share (see Note 2).

Consolidated balance sheet of OeKB Group

Assets

				Change
€ thousand	Notes	31 Dec 2019	31 Dec 2018	in %
Cash and cash equivalents	15, 28	809,838	323,412	150.4%
Loans and advances to banks	16	22,248,771	19,543,187	13.8%
Loans and advances to customers	16	1,544,519	467,898	230.1%
Other financial assets	17	2,966,988	3,088,719	-3.9%
Derivative financial instruments	18	684,120	598,100	14.4%
Guarantees pursuant to § 1(2b) AFFG	18	4,930,431	4,521,338	9.0%
Equity-accounted investments	19	67,738	67,927	-0.3%
Property, equipment, and intangible assets	20	28,525	13,832	106.2%
Current tax assets		6,078	12,662	-52.0%
Deferred tax assets	24	59,349	57,991	2.3%
Other assets		5,964	19,248	-69.0%

Total assets		33,352,322	28,714,314	16.2%

Liabilities and equity

				Change
€ thousand	Notes	31 Dec 2019	31 Dec 2018	in %
Deposits from banks	21	1,706,105	527,221	223.6%
Deposits from customers	21	748,829	704,596	6.3%
Debt securities issued	22	27,922,413	24,520,740	13.9%
Derivative financial instruments	18	545,116	439,815	23.9%
Provisions	23	162,042	150,969	7.3%
Current tax liabilities		1,468	125	>100.0%
Other liabilities		37,344	26,962	38.5%
EFS interest rate stabilisation provision	25	1,421,462	1,553,218	-8.5%
Equity	26	807,543	790,668	2.1%
Of which attributable to non-controlling interests		11,687	—	100.0%

Total liabilities and equity		33,352,322	28,714,314	16.2%

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the financial statements of Oesterreichische Kontrollbank AG.

More information on equity is provided in Note 26.

Consolidated statement of changes in equity 2019

€ thousand	Notes	Subscribed capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2019	26	130,000	3,347	663,104	(24,720)	18,938	790,668	—	790,668
Profit for the year		—	—	50,512	—	—	50,512	933	51,446
Other comprehensive income/(expense)		—	—	—	(12,792)	185	(12,607)	(127)	(12,734)

Total comprehensive income		—	—	50,512	(12,792)	185	37,906	806	38,712
Acquisition of a subsidiary with non-controlling interests		—	—	—	—	—	—	11,350	11,350
Dividend payments	26	—	—	(32,718)	—	—	(32,718)	(469)	(33,187)

As at 31 Dec 2019		130,000	3,347	680,898	(37,512)	19,123	795,856	11,687	807,543

Consolidated statement of changes in equity 2018

€ thousand	Notes	Subscribed capital	Capital reserves	Retained earnings	IAS 19 - Reserve	Available for sale - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Total equity
As at 31 Dec 2017	26	130,000	3,347	667,531	(18,687)	18,674	—	800,864	800,864
Effect from first-time application of IFRS 9	14	—	—	(4,266)	—	(18,674)	18,674	(4,266)	(4,266)

As at 1 Jan 2018	26	130,000	3,347	663,265	(18,687)	—	18,674	796,598	796,598
Profit for the year		—	—	32,132	—	—	—	32,132	32,132
Other comprehensive income/(expense)		—	—	—	(6,033)	—	829	(5,204)	(5,204)

Total comprehensive income for the year		—	—	32,132	(6,033)	—	829	26,928	26,928
Transfer due to a disposal in the investments in other unconsolidated companies	26	—	—	565	—	—	(565)	—	—
Dividend payments	26	—	—	(32,858)	—	—	—	(32,858)	(32,858)

As at 31 Dec 2018		130,000	3,347	663,104	(24,720)	—	18,938	790,668	790,668

Consolidated statement of cash flows of OeKB Group

€ thousand	Notes	2019	2018
Profit before tax		66,857	40,977
Non-cash items included in profit, and adjustments to reconcile profit with cash flows from operating activities
Depreciation on property and equipment	20	5,039	5,001
Amortisation on intangible assets	20	1,222	763
Change in provisions	23	(6,081)	(12,666)
Change in loan loss provisions (ECL)	37	954	(106)
Change in the EFS interest rate stabilisation provision	25	(131,756)	(85,359)
Change in guarantees pursuant to § 1(2b) AFFG	18	(409,093)	(425,597)
Unrealised gains/losses from the measurement of other financial assets measured at fair value through profit or loss and not assigned to the EFS	9	(9,464)	10,810
Net gain or loss from the derecognition of loans and advances measured at amortised cost	9	4	5
Share of profit or loss of equity-accounted investments, net of tax	19	(4,990)	(5,709)
Unrealised gains/losses from foreign currency differences on financial instruments assigned to the Export Financing Scheme	9	(69)	221
Other non-cash items		432,233	479,094

Subtotal for non-cash adjustments		(55,144)	7,434
Interest received		308,421	260,663
Interest paid		(272,867)	(227,717)
Dividends received from investments in other unconsolidated companies		1,901	2,427
Dividends received from equity-accounted investments	19	4,880	4,940
Income tax paid		(11,057)	(4,684)

Subtotal for taxes, interest, and dividends		(31,278)	(35,629)
Change in operating assets and liabilities after adjustment for non-cash components
Proceeds from the redemption of
Loans and advances to banks	16	15,386,861	11,428,167
Loans and advances to customers	16	1,298,502	1,339,956
Payments for the purchase of
Loans and advances to banks	16	(18,060,465)	(14,794,964)
Loans and advances to customers	16	(2,374,007)	(274,252)
Proceeds from
Deposits from banks	21, 28	22,307,010	4,311,495
Deposits from customers	21, 28	3,056,869	1,854,057
Debt securities issued	22, 28	28,755,450	24,595,817
Repayments from the redemption of
Deposits from banks	21, 28	(21,109,025)	(4,209,391)
Deposits from customers	21, 28	(3,012,636)	(1,903,426)
Debt securities issued	22, 28	(25,794,636)	(22,332,174)
Lease liabilities	20	(1,192)	—
Other assets from operating activities		18,509	(3,196)
Other liabilities from operating activities		11,725	2,289

Net cash from operating activities		427,821	21,813

€ thousand	Notes	2019	2018
Proceeds from the redemption and disposal of
Other financial assets	17	1,876,982	514,795
Other financial assets - other unconsolidated companies	17	—	758
Payments for the purchase of a subsidiary, less liquid assets acquired		(24,239)	—
of other financial assets - other unconsolidated companies	17	(35)	—
of other financial assets	17	(1,757,957)	(602,574)
of property, equipment, and intangible assets	20	(2,959)	(2,728)

Net cash from investing activities		91,792	(89,749)

Dividend payments	26, 28	(33,187)	(32,858)

Net cash from financing activities		(33,187)	(32,858)

Consolidated statement of cash flows of OeKB Group

€ thousand	31 Dec 2019	31 Dec 2018
Cash and cash equivalents at beginning of period	323,412	424,206
Net cash from operating activities	427,821	21,813
Net cash from investing activities	91,792	(89,749)
Net cash from financing activities	(33,187)	(32,858)

Cash and cash equivalents at end of period	809,838	323,412

Further details on cash and cash equivalents and additional information on the cash flows are provided in Note 28.

Notes to the consolidated financial statements of OeKB Group

Note 1 General information

Oesterreichische Kontrollbank Aktiengesellschaft (OeKB) is a special-purpose bank with its registered office in 1010 Vienna, Austria and was founded in 1946. OeKB is a public interest entity pursuant to § 189a 1 lit. a UGB (Uniform Commercial Code).

OeKB Group comprises Oesterreichische Kontrollbank AG, Oesterreichische Entwicklungsbank AG (OeEB), OeKB CSD GmbH (OeKB CSD), Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (ÖHT), CCP Austria Abwicklungs-stelle für Börsengeschäfte GmbH and OeKB EH Beteiligungs- und Management AG (Acredia Versicherung AG), see also Note 38.

Because of the unique nature of the business model of OeKB, the operating principles and relevant legal regulations are explained in this section to allow a better understanding of these consolidated financial statements.

The consolidated financial statements of OeKB Group were prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union on the basis of IAS Regulation (EC) No. 1606/2002. The requirements of § 59a BWG and § 245a UGB were met.

OeKB is a special-purpose bank acting as a service provider for exporters and for the capital market (including the energy market).

The OeKB Group business model has four core segments:

•	Export guarantees and guarantees by aval

•	Export financing

•	Capital Market Services

•	Tourism promotion and financing.

Export guarantees/Guarantees by aval

In this segment, OeKB acts as an agent in the name of and for the account of the Republic of Austria. OeKB is responsible here for the bank-specific handling of guarantee applications, the administrative and technical processing of the guarantee agreements, and for enforcing the rights of the Republic from guarantee claims. OeKB receives a processing commission for this off-balance-sheet business segment.

Legal basis: Liability according to the Export Guarantees Act (AusfFG)

According to the AusfFG, the Federal Minister of Finance is authorised until 31 December 2022 to assume guarantees in the name of the Republic of Austria for the proper fulfilment of transactions by foreign counterparties and for the enforcement of the rights of export companies that directly or indirectly improve Austria’s current account. These transactions and rights relate to projects abroad – especially in the areas of environmental protection, waste disposal, and infrastructure – whose realisation by domestic or foreign companies is in Austria’s interests. According to § 7 AusfFG, the guarantee fee and all claims paid shall be collected by the agent of the federal government (OeKB) and credited regularly to an account of the federal government opened at the authorised agent of the federal government. Pursuant to § 8a AusfFG, OeKB will remain responsible for the processing of these export guarantees/guarantees by aval until the conclusion of a new agency contract.

OeKB is entitled to an adequate fee for the administration of these export guarantees (shown in fee and commission income from guarantee business, Note 8).

The tasks of the Austrian development bank are specified in § 9 AusfFG. Oesterreichische Entwicklungsbank AG (100% subsidiary of OeKB) has been commissioned to fulfil these responsibilities, and is obligated to follow the objectives and principles of Austria’s development policy as set forth in the Development Cooperation Act.

Export Financing Scheme (EFS)

OeKB Group acts as a contractor to the Republic of Austria in significant business segments. The Republic of Austria also issues extensive guarantees for the protection of OeKB and its creditors. OeKB Group engages in no retail business and accepts no savings deposits. As an agent of the Republic of Austria, it provides refinancing to banks and financial institutions at attractive terms, and these institutions then extend this financing to their customers as export loans (delivery, purchase, and investment financing and export acceptance credit, financing of export induced domestic investments, and financing of lease arrangements of domestic exporters).

The majority of the loans and advances to banks and customers in the EFS feature a guarantee from the Republic of Austria pursuant to the AusfFG. Because of this, OeKB Group is not exposed to significant credit risk, and only minor loan loss provisions need to be formed in connection with the EFS. Because of these guarantees, the claims are subject to uniform conditions depending on the time at which the refinancing agreements were concluded. These uniform refinancing interest rates, which are published on the OeKB web site, are derived from the OeKB’s credit spreads. The credit spreads of the OeKB are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. The Export Financing Guarantees Act also permits export financing based on other guarantees and insurance policies.

Aside from this scheme, OeKB Group only engages in significant lending activities in connection with tourism financing and thus only generates significant interest income in these business segments. This means that the income of OeKB Group aside from the income generated by proprietary investments results primarily from fees and commissions for the services rendered to customers and clients.

The majority of the refinancing needed for the Export Financing Scheme is raised on the international money and capital markets, where OeKB is a respected and established issuer thanks to the guarantees provided by the federal government. Exchange rate risks exist for the most part only in connection with these long- and short-term debt securities issued. The risks are largely secured by the exchange rate guarantees of the Republic of Austria pursuant to § 1(2b) AFFG on an individual transaction basis. This means that OeKB Group bears no significant exchange rate risk from the EFS. The calculation and settlement of these exchange rate positions is conducted in agreement with the Federal Ministry of Finance (BMF) for each individual transaction. The foreign currency strategy is coordinated with the BMF as part of an ongoing portfolio strategy. In some cases, the transactions are refinanced in the same currency and the exchange rates that apply to maturing liabilities are immediately applied to newly issued debt. Because of the importance and relevance of this item for all parties, it is being reported in a separate item (Guarantees pursuant to § 1[2b] AFFG).

Legal basis: Federal law on the financing of transactions and rights (Export Financing Guarantees Act – AFFG)

Pursuant to § 1 AFFG, the Federal Minister of Finance is authorised until 31 December 2023 to issue guarantees in the name of the Republic of Austria for credit operations (bonds, loans, lines of credit, and other obligations) conducted by the authorised agent of the federal government pursuant to § 5(1) AusfFG (OeKB).

The guarantees are issued:

•	to the benefit of the creditor of the agent authorised by the federal government (OeKB) for the fulfilment of its obligations under credit operations (§ 1[2a] AFFG);

•

to the benefit of the authorized agent of the federal government (OeKB) to guarantee a specific exchange rate between the euro and another currency (exchange rate risk) for the fulfilment of obligations under credit operations for the period of time during which the proceeds from the credit operation are used for financing in euros (§ 1[2b] AFFG).

The fee provisions for the issue of guarantees by the Republic of Austria pursuant to the AFFG specify a (minimum) guarantee fee that depends on the volume of the outstanding borrowings in the Export Financing Scheme.

The interest rate stabilisation provision for the Export Financing Scheme is based on the specific purpose of the EFS and the risk associated with this programme. It contains the surpluses from charged interest (interest income) and the net gains or losses from the measurement of the financial instruments in the EFS at fair value (net gain or loss on financial instruments measured at fair value through profit or loss). OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for financing the EFS as needed. This was implemented through the formation of the EFS interest rate stabilisation provision and through the annual resolutions of OeKB’s Supervisory Board. The proceeds generated under the EFS cannot be accessed by the owners now or in future and may only be used by management for the purposes of the EFS. This provision reflects the fact that the proceeds from the EFS do not accrue to OeKB but are instead to be kept in the EFS for the covering of risks (including in relation to the obligation to continue operating in the event that the agency agreement pursuant to § 8a AusfFG is terminated). The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS.

Since the inception of the internationally unique Export Financing Scheme in 1960, the EFS interest rate stabilisation provision has been built up from the ongoing surpluses. In coordination with the Federal Ministry of Finance, OeKB Group has decided to report this item separately due to its specific nature (see Note 25).

Services for the capital market and energy market

OeKB Group offers a wide range of services for the Austrian capital market. These include the office for the issue of government bonds of the Republic of Austria through auction, the payment and calculation office for government bonds of the Republic of Austria, the notification office pursuant to the KMG, OAM Issuer Info (storage medium for securities exchange information), ISIN code assignment, and financial data service – the collection and sale of master, schedule, and price data for financial instruments, fund services (platform for data exchange), and a LEI service partnership. As part of the business activities of OeKB CSD, central depository services are offered pursuant to the EU CSD Regulation (Regulation [EU] No. 909/2014). These services include the acceptance of securities from issuers for safekeeping and administration, the execution of booking orders to settle securities transactions, and the handling of payments from issuers to satisfy the claims evidenced in the securities.

Related to the core competencies in the capital market, services are also provided for the Austrian energy market. This segment includes financial clearing and risk management services for the settlement agents in the Austrian gas and electricity market and for the EXAA electricity exchange. OeKB is also active as a general clearing member (GCM) on European Commodity Clearing AG (ECC), and in this capacity handles collateral management and financial processing for non-clearing members.

Services as a development bank

OeEB works on behalf of the Federal Ministry of Finance to improve living conditions for people in developing and emerging countries. The legal basis for these activities is largely defined in the Export Guarantees Act (see also Legal basis: Liability according to the Export Guarantees Act [AusfFG]). As a public agent, OeEB provides financing at near-market terms but can assume a higher degree of economic risk than commercial banks thanks to comprehensive guarantees from the Republic of Austria. OeEB acquires stakes in companies in developing and emerging countries on a fiduciary basis using federal funds and reinforces the resulting development policy effects with flanking measures. In the field of Business Advisory Services, OeEB provides special financing to strengthen the development policy effects, in particular to lay the groundwork for and accompany equity investments with federal funds and investment financing from the development bank.

Tourism financing and promotion services

ÖHT acts as a tourism and leisure industry agency that is an Austrian funding entity and a bank. The funding awarded by ÖHT is provided by public authorities. The core task of ÖHT is financing investment projects by SMEs in the Austrian tourism and leisure industry. The unique feature of financing through ÖHT is the federal promotion measures that are part of every offered financing product. It handles the tourism promotion operations of the federal government on behalf of the Federal Ministry for Agriculture, Regions and Tourism. These promotion measures can take the form of guarantees, cash contributions, or subsidised interest rates. ÖHT is a partner institution of the European Investment Bank (EIB), which is headquartered in Luxembourg. As part of the ERDF (European Regional Development Fund), ÖHT acts as the intermediary for several provinces in connection with the award of subsidised loans for tourism promotion projects.

Accounting principles

The Executive Board of OeKB is responsible for preparing the consolidated financial statements and group management report; these are acknowledged by the Supervisory Board of OeKB based on the Audit Committee’s recommendation. No material events occurred after the reporting date of 31 December 2019 (as of 3 March 2020).

Details about the recognition and measurement principles of OeKB Group (aside from the explanations in chapter Export Financing Scheme), including the changes made to these during the year, can be found in Note 2.

The reporting currency and functional currency of these consolidated financial statements and of OeKB Group is the euro. All amounts are indicated in thousands of euros unless specified otherwise. The tables may contain rounding differences.

In preparing its consolidated financial statements, OeKB Group orients itself towards the presentations of its peer organisations and towards the proposals of major, internationally active financial auditors on the preparation of consolidated financial statements for banks according to IFRS, which makes the consolidated financial statements easier for investors to compare.

Uncertainty in judgements and assumptions

The preparation of consolidated financial statements in accordance with the IFRS requires the Executive Board to make judgements and assumptions about future developments that can have a material impact on the reported value of assets and liabilities, the disclosure of other obligations at the balance sheet date, and the reporting of earnings and expenses during the financial year.

The following assumptions entail a more than insignificant risk of substantial changes in asset values and liabilities in the coming financial year:

•

The assessment of the business model in which the assets are held and the assessment of whether the contractual terms of the financial asset solely represent capital payments and interest on the outstanding principal (applicable to the classification of the financial assets starting in 2018). Note 2

•	The parameters that are used for fair value measurement are based in part on forward-looking assumptions that may fluctuate. Note 3

•

The assessment of whether the credit risk of the financial asset has increased significantly since the first-time recognition and inclusion of forward-looking information for the determination of the expected credit loss as used to identify the impairment of financial assets. The determination of the LGD (loss given default) and the PD (probability of default) in the calculation of the impairment. Note 37

•

Assumptions are made about the discount rate, retirement age, life expectancy, staff turnover, and future remuneration growth for the measurement of the existing pension and termination benefit obligations. Note 23

•	The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. Note 24

•	Assessment are made regularly as to whether obligations that are not reported on the balance sheet arising from guarantees and other commitments must be reported on the balance sheet. Note 32

•	Brexit

Up until now, OeKB Group has used London Clearing House (LCH) as its central counterparty (CCP) for the clearing of derivative financial instruments. Following the completion of Brexit on 31 January 2020, LCH is permitted to perform clearing services in the EU until 31 December 2020 on the basis of a transitional arrangement. After that date, however, clearing will only be possible through LCH if the ESMA recognises LCH as a third country CCP. Due to these circumstances and the associated uncertainties, OeKB Group has decided to add Eurex Clearing to the relevant contracts as an alternative, EU-based clearing house in order to ensure unrestricted access to a CCP at all times.

Should clearing through LCH no longer be possible to the full extent, all affected contracts would first have to be nullified by means of close out trades. Then, these contracts would have to be concluded anew with a different central counterparty that is recognised under EMIR. In this case, expenses would arise (base costs between LCH and an alternative clearing house) because of the differences in the flows and liquidity levels between the individual clearing houses (LCH has the largest market share in the world for nearly all products). These expenses should decline in general as alternative clearing houses become more established, but short-term spikes cannot be ruled out.

If only the EUR clearing is moved from LCH, OeKB Group would incur transaction costs of roughly € 30 thousand and base costs to Eurex Clearing as the alternative clearing house of € 20 thousand as things stand now (with a volume of derivative financial instruments of roughly € 260 million). Should LCH also lose USD clearing, this would cause transaction costs of around € 30 thousand for OeKB Group (volume of derivative financial instruments roughly $ 1.16 billion). The base costs to Eurex Clearing cannot be stated in this case because of the fact that the USD liquidity there is still too low. Because the derivative financial instruments are only held in connection with hedging mechanisms involving financial instruments in the EFS, the expenses are allocated to this scheme and do not impact the income statement of OeKB Group. The base costs will increase the future refinancing expenses.

Because OeKB Group does not apply hedge accounting, these contract changes caused by Brexit do no result in any accounting effects on the Group’s hedging positions.

The estimates and assumptions upon which they are based are assessed on a regular basis and conform with the respective standards. The estimates are based on past experience and other factors such as plans, likely developments stemming from current conditions, and projections of future events as at the reporting date. The actual results can deviate from the assumptions and estimates when the actual conditions develop differently than was expected on the reporting date. Changes are taken into account as they occur.

Note 2 Recognition and measurement principles

Changes in recognition and measurement principles

Adaptation of the segment information

The majority stake in ÖHT was acquired during the financial year. This acquisition has expanded the strategic business model of OeKB Group in the field of tourism financing and promotion. As a result, the segment information was expanded to include a new Tourism Services segment.

New standards and amendments to be applied for the first time in 2019

With regards to new or amended standards and interpretations, only those that are relevant for the business activities of OeKB Group are listed with explanations.

Standards and amendments to be applied for the first time in 2019		First-time application
IFRS 16	Lease arrangements	1 Jan 2019
IFRIC 23	Uncertainties regarding income tax treatment	1 Jan 2019
Amendments to IFRS 9	Prepayment features with negative compensation	1 Jan 2019
Amendments to IAS 28	Long-term interests in associates and joint ventures	1 Jan 2019
Amendments to IAS 19	Plan changes, reductions, and settlement	1 Jan 2019
Amendments to IFRS 2015-2017	Annual improvements (2015–2017) – Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 23	1 Jan 2019

IFRS 16 Leasing

The new standard specifies a recognition model that does not differentiate between finance or operating leasing for lessees. This means that most lease arrangements will have to be recognised on the balance sheet in future. For the lessee, this means that all assets and liabilities from leases with a term of more than 12 months must be recognised on the balance sheet unless they are low-value assets. The lessee recognises an asset that represents its right to use the underlying asset.

It also recognises a lease liability that represents its obligation to make the lease payments. For lessors, the rules of IAS 17 Leases are unchanged for the most part, meaning that lease arrangements must still be classified as finance or operating leases and must be recognised accordingly. The new regulations also demand more informative and more relevant disclosures in the notes.

OeKB Group applied IFRS 16 according to the modified retrospective method, under which the cumulated effect from the first-time application is recognised in retained earnings as at 1 January 2019. Therefore, the comparative information for 2018 was not restated and is thus presented pursuant to IAS 17 and the associated interpretations as before. The details regarding the changes in the accounting methods are listed below. Furthermore, the disclosure requirements defined in IFRS 16 were not generally applied to the comparative information.

OeKB Group has rental and lease contracts relating to office space, space used for social benefits (company daycare centre, sport centre), archive spaces, a (fallback) data centre, the vehicle fleet, and office machines (multifunctional printers). All contracts relating to office machines have a remaining term of less than 12 months.

IFRS 16 was applied to existing lease arrangements throughout the group in 2019. As part of this change, all relevant contracts (rental and lease contracts) were recognised on the balance sheet as rights of use and lease liabilities. Applying the modified retrospective first-time application method according to IFRS 16.C5 b, OeKB Group recognised rights of use (recognition in “Property, equipment, and intangible assets”) and lease liabilities (recognition in “Other liabilities”) in the amount of around € 8.5 million as at 1 January 2019. The weighted threshold interest rate used to calculate the present value of the lease liabilities is 0.20%. Lease contracts with a remaining term of less than 12 months and with a total value of € 0.2 million are not taken into account in accordance with the pertinent option IFRS 16.5. There were no effects on equity or deferred taxes. The following tables contain further information on first-time application.

The option according to IFRS 16.4 to treat intangible assets according to IFRS 16 will not be exercised.

Information about the first-time application of IFRS 16 (figures as at 1 Jan 2019)

€ thousand
Rights of use – buildings	8,318
Rights of use – vehicle fleet	137

Rights of use (property and equipment)	8,455

Lease liabilities - buildings	8,318
Lease liabilities - vehicle fleet	137

Lease liabilities (other liabilities)	8,455
Of which current present values	999
Of which non-current present values	7,456

The other new or amended standards and interpretations are not expected to have a material impact on the consolidated financial statements of OeKB Group due to a lack of relevant transactions.

New standards and interpretations that are not yet being applied

A number of new standards and amendments to standards that were adopted by the EU are to be applied in the first financial year beginning after 31 December 2019, though earlier application is possible. The Group did not apply the following new or amended standards earlier than required when preparing these consolidated financial statements.

Amendments to IAS 1 and IAS 8 – Definition of “material”

The changes to the IFRS create a uniform and more precise definition for the materiality of financial disclosures, including examples. In this context, the definition from the conceptual framework, IAS 1, IAS 8, and IFRS Practice Statement 2 Making Materiality Judgements is being harmonised.

The changes must be applied for the first time on 1 January 2020. Earlier application is permitted.

At this time, we assume that this will have no material effects on the consolidated financial statements.

Changes in the references to the conceptual framework

The revised conceptual framework consists of a new introductory explanation titled Status and purpose of the Conceptual Framework and eight chapters.

This now includes chapters on “the reporting entity” and “presentation and disclosure”, and the chapter on “recognition” was expanded to include “derecognition”. Existing content was also revised, for example the elimination of the differentiation between “income in revenues” and “gains”.

Due to the revised conceptual framework, references to the framework in various standards were also adapted.

At this time, we assume that this will have no material effects on the consolidated financial statements.

Changes to IFRS 9, IAS 39 and IFRS 7 Interest Rate Benchmark Reform

The changes pertain especially to certain eased hedge accounting rules and are mandatory for all hedging relationships that are affected by the interest rate benchmark reform. Additional disclosures about to what extent the hedging relationships of the company are affected by the changes are also required. The hedge accounting rules do not apply to the interest rate hedging relationships at OeKB Group, so no accounting effects are to be expected for OeKB Group in this regard.

The changes must be applied for reporting periods beginning on or after 1 January 2020.

OeKB Group has launched a project to evaluate the effects on the products, contractual relationships, and earnings and to evaluate the technical changes that will need to be made.

At this time, we assume that this will have no material effects on the consolidated financial statements.

The following new or amended standards are not expected to have a material impact on the consolidated financial statements.

Amended standards and interpretations		EU adoption	Effective date
Amendments to IFRS 3	Business Combination - Definition of a business	Open	1 Jan 2020
IFRS 17	Insurance Contracts	Open	1 Jan 2021

Material recognition and measurement principles

A – Consolidation principles

•	Business combinations

The Group elected to exercise the option under IFRS 1 on the transition date of 1 January 2004, which means that the book values from first-time consolidation pursuant to UGB were used. Therefore capital consolidation takes place according to the book value method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. In the case of business combinations as defined in IFRS 3, all identifiable tangible and intangible assets, liabilities, and contingent liabilities of the subsidiary are remeasured at the time of the acquisition for capital consolidation. The acquisition costs are settled with the proportionate share of the net assets at the time of the transfer of control. Non-controlling interests are calculated on the basis of the assets and liabilities measured at fair value. The provisions of IFRS 3 Business Combinations have been applied to the purchase of 68.75% of the shares in ÖHT.

•	Subsidiaries

Subsidiaries are companies controlled by OeKB. OeKB Group controls a company when it is subject to fluctuating returns from the company and has a right to returns from the company, and when it has the ability to influence these returns by means of the control that it exercises over the company. The assets, liabilities and equity, and income of subsidiaries are included in the consolidated financial statements from the point in time at which control begins and until the point in time at which control ends.

•	Non-controlling interests

Non-controlling interests are measured at the proportionate value of the identifiable net assets of the acquired company at the time of acquisition.

Changes in a share held by the Group in a subsidiary that do not lead to a loss of control are recognised as equity transactions.

•	Loss of control

If OeKB Group loses control over a subsidiary, it moves the assets and liabilities of the subsidiary and all associated non-controlling interests and other components out of equity. Any profit or loss is recognised in the income statement. Every retained share in the former subsidiary is measured at fair value at the time that control is lost.

•	Equity-accounted investments

Equity-accounted investments consist of shares in joint ventures.

A joint venture is a company over which OeKB Group exercises joint control through an agreement. These are recognised according to the equity method, and are initially measured at the cost of acquisition including transaction costs. After initial recognition, the consolidated financial statements contain the share in the overall net gain or loss of the equity-accounted investments up to the point in time at which the significant influence or joint control ends. The relevant share of the total comprehensive income is recognised in the income statement in the item “Share of profit or loss of equity-accounted investments”. Dividends received are recognised as a reduction of the net book value measured according to the equity method (asset swap). The possible need for impairment is reviewed and recognised annually on the basis of planning projections.

•	Transactions eliminated during consolidation

Internal receivables and payables and all recognised income and expenses from internal transactions within the Group are eliminated during the preparation of the consolidated financial statements. Unrealised gains from transactions with equity-accounted investments are written off against the Group’s share in the company in question. Unrealised losses are eliminated in the same manner as unrealised gains, but only if there is no evidence of impairment.

B – Foreign currency translation

Transactions in foreign currencies are translated into the functional currency at the spot rate on the date of the transaction.

Monetary assets and debts denominated in a foreign currency on the reporting date are translated into the functional currency at the reference exchange rates published by the European Central Bank for the reporting date.

Indicative exchange rates at 31 December 2019

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.5995	AUD	0.8508	GBP	9.8638	NOK	10.4468	SEK
1.4598	CAD	8.7473	HKD	1.6653	NZD	6.6843	TRY
1.0854	CHF	7.4395	HRK	4.2568	PLN	1.1234	USD
25.4080	CZK	330.5300	HUF	4.7830	RON	15.7773	ZAR
7.4715	DKK	121.9400	JPY	69.9563	RUB

Indicative exchange rates at 31 December 2018

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.6220	AUD	0.8945	GBP	9.9483	NOK	10.2548	SEK
1.5605	CAD	8.9675	HKD	1.7056	NZD	6.0588	TRY
1.1269	CHF	7.4125	HRK	4.3014	PLN	1.1450	USD
25.7240	CZK	320.9800	HUF	4.6635	RON	16.4594	ZAR
7.4673	DKK	125.8500	JPY	79.7153	RUB

Non-monetary assets and debts that are measured at fair value in a foreign currency are translated at the rate valid on the date that the fair value is determined. Non-monetary items measured at the cost of acquisition or production in a foreign currency are translated at the exchange rate on the date of the transaction.

Currency translation differences are generally recognised in the profit or loss for the period.

C – Net interest income

•	Effective interest method

Interest income and interest expenses of financial instruments measured at amortised cost are recognised through profit or loss using the effective interest method. The effective interest rate is calculated on the basis of the estimated future cash flows (incl. transaction costs) over the expected term of a financial asset or financial liability. When calculating the effective interest rate for financial assets that were not impaired at the time of acquisition, OeKB Group estimates the future cash flows taking all contractual provisions of the financial instrument but not expected credit losses (credit risks) into account. For financial assets that were impaired at the time of acquisition, a credit-adjusted effective interest rate is calculated using estimated future cash flows including expected credit losses (credit risks).

The calculation of the effective interest rate includes the transaction costs and the paid or received fees, which are an integral part of the effective interest rate. The transaction costs include additional costs that are directly related to the purchase or issue of a financial asset or financial liability.

•	Amortised cost

The amortised cost of a financial asset or financial liability is the amount at which the financial asset or financial liability was measured upon initial recognition less repayments and plus or less the accumulated amortisation using the effective interest method, adjusted for any loan loss provisions.

The gross book value of a financial asset is the amortised cost of the financial asset before adjustment for loan loss provisions.

•	Calculation of the “Interest income and expenses calculated using the effective interest method”

In this case, the effective interest rate is applied to the gross book value of the asset (when the asset is not impaired) or to the amortised cost of the debt.

For financial assets whose credit rating was not impaired upon initial recognition but is impaired on the reporting date (level 3), the interest income is calculated using the effective interest rate based on the amortised cost (net basis). If the credit rating of the asset is no longer impaired, the interest income is again calculated using the gross basis.

For financial assets already impaired at the time of acquisition, the interest income is calculated by applying the credit-adjusted effective interest rate to the amortised cost of the asset. The calculation of the interest income does not revert to the gross basis, even when the credit risk of the asset improves.

See Note 37 for information about when the credit rating of assets is impaired.

•	Presentation on the income statement

The interest income and expenses for financial assets and financial liabilities calculated using the effective interest method are shown on the income statement under “Interest income and expenses calculated using the effective interest method”.

The other interest income and expenses shown on the income statement include interest from financial assets and financial liabilities designated at fair value (FV option) and those that must be measured at fair value through profit or loss (FVTPL). The other interest income also includes budget underruns from other negative interest, and the other interest expenses losses from other negative interest.

•	Charged interest and the Export Financing Scheme interest rate stabilisation provision

If interest charged under the EFS leads to surpluses, these are transferred to the EFS interest rate stabilisation provision according to the resolutions of the governing bodies of OeKB (allocation to the EFS interest rate stabilisation provision). Measures taken to reduce the effective refinancing rate in the scheme are charged against the EFS interest rate stabilisation provision (use of the interest rate stabilisation provision). The interest allocation and use through the EFS interest rate stabilisation provision is recognised accordingly in the items “Interest income calculated using the effective interest method” and “Other interest income” (see Note 7 or 25).

•	Guarantee fees pursuant to § 1(2) AFFG

The guarantee fees pursuant to § 1(2) AFFG are directly related to the debt securities issued by OeKB. The expenses are calculated for each guarantee and period and recognised under “Interest expenses calculated using the effective interest method”. If the FV option is applied to guaranteed financial liabilities, the guarantee fees are calculated for the period in question and reported in the item “Other interest expenses”.

D – Net fee and commission income

Fee and commission income and expenses, which are an integral part of the effective interest rate of a financial asset or financial liability, are included in the effective interest rate and are thus presented in the interest income. If a loan commitment is not expected to result in the payout of a loan, the associated loan commitment fee is recognised through profit or loss.

Fee and commission income is recognised in the period in which the associated service is rendered. Fee and commission expenses are recognised as an expense when the service is received.

The guarantee fees paid to the Republic of Austria pursuant to § 9 AusfFG in connection with the financing arrangements provided by the development bank are directly related to the individual financial assets and are reported under the fee and commission expenses (see Note 8).

E – Current income from investments in other unconsolidated companies

Dividend income is recognised at the time of the decision to pay the dividend.

F – Net gain or loss on financial instruments measured at fair value through profit or loss (FVTPL)

The net gain or loss on financial instruments pertains to

•	derivative financial instruments and guarantees pursuant to § 1(2b) AFFG that are held for hedging purposes,

•	financial assets that must be measured at FVTPL, and

•	financial assets and financial liabilities to which the FV option has been applied.

This item contains the changes in the fair value and all currency translation differences.

G – Income taxes

The tax expenses consist of actual and deferred taxes. Actual taxes and deferred taxes are recognised on the income statement unless they are related to a business combination or to an item recognised directly in equity or in other comprehensive income. Interest and penalties on income taxes, including on uncertain tax positions, are recognised according to IAS 37.

•	Actual taxes

Actual taxes pertain to the expected tax obligation or tax receivable on the taxable income for the financial year or to the tax loss, both based on the tax rates that apply on the reporting date or that will soon apply, plus all changes to the tax obligations for previous years. The amount of the expected tax obligation or tax receivable represents the best estimate taking tax uncertainties into account, if any apply. Actual tax obligations also include all tax obligations resulting from resolutions to disburse dividends.

Actual tax assets and obligations are only offset according to the provisions of IAS 12.71 ff.

•	Deferred taxes

Deferred taxes are recognised for temporary differences between the book values of the assets and debts for group accounting purposes and the amounts used for tax purposes. Deferred taxes are not recognised for

•

temporary differences arising during the initial recognition of assets or liabilities from transactions not involving business combinations and that have no impact on the earnings before taxes or the taxable income;

•

temporary differences related to shares in subsidiaries, associated companies, and joint ventures, provided that OeKB Group is in a position to control the timing of the elimination of the temporary differences and it is probable that these will not be eliminated in the foreseeable future;

•	taxable temporary differences arising during the initial recognition of goodwill.

There are no deferred tax assets for as of yet unused tax losses.

Unrecognised deferred tax assets are reevaluated on every reporting date and are recognised to the extent that it is probable that future taxable income will permit the realisation of these deferred tax assets.

Deferred taxes are measured on the basis of the tax rates that are expected to apply to temporary differences once they are reversed, using the tax rates that apply or are announced on the reporting date.

The measurement of deferred taxes reflects the tax consequences expected by OeKB Group based on the manner of the realisation of the net book values of the assets and the repayment of the debts at the reporting date.

Deferred tax assets and deferred tax obligations are offset when the requirements for this according to IAS 12.74 ff are met.

H – Financial assets and financial liabilities

H1 – Initial recognition

OeKB Group recognises the cash and cash equivalents, loans and advances to banks and customers, deposits from banks and customers, and debt securities issued for the first time upon their origination. All other financial instruments (including the purchase of financial assets) are initially recognised on the trade date, i.e. on the date on which OeKB Group becomes a contractual party to the instrument. A financial asset and financial liability are initially recognised at their fair value. If an instrument must be measured at amortised cost, it is initially recognised at the fair value plus transaction costs.

The current income from the financial assets measured at amortised cost is recognised under “Interest income calculated using the effective interest method”. All other current income (except for current income from investments in other unconsolidated companies) is recognised under “Other interest income”. If losses are incurred from negative interest, these are recognised under “Losses from negative interest calculated using the effective interest method” and “Losses from other negative interest” in interest expenses. OeKB Group holds no financial assets for trading purposes as in the previous year.

The current expenses from the financial liabilities measured at amortised cost are recognised under “Interest expenses calculated using the effective interest method”. All other current expenses are recognised under “Other interest expenses”. If budget underruns are incurred from negative interest, these are recognised under “Budget underruns from negative interest calculated using the effective interest method” and “Budget underruns from other negative interest” in interest income.

H2 – Classification of financial assets

Upon initial recognition, a financial asset is classified as at amortised cost (AC), at fair value through other comprehensive income (FVOCI), or at fair value through profit or loss (FVTPL). This classification is made on the basis of

•	the business model of OeKB Group for managing financial assets and

•	the characteristics of the contractual payment flows of the financial asset.

A financial asset must be measured at amortised cost when the following conditions are met:

•	The financial asset is held under a business model with the objective of holding these assets to receive the contractual payment flows, and

•	The contractual provisions of the asset lead to payment flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

A financial asset is measured at FVOCI when the following conditions are met:

•	The financial asset is held under a business model with the objective of receiving the contractual payment flows as well as of selling the assets, and

•	The contractual provisions of the asset lead to payment flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

A financial asset that is neither measured at AC nor at FVOCI must be measured at fair value through profit or loss (FVTPL).

Equity instruments must generally be measured at fair value through profit or loss. Equity instruments not held for trading purposes may also be measured at fair value through other comprehensive income. OeKB Group elected to exercise this option for all of the equity instruments it holds because they are strategic, long-term investments in other unconsolidated companies. All changes in the fair value of these equity instruments are recognised in other comprehensive income, and these cumulatively recognised value changes cannot be recycled to the income statement. Only dividend income from these equity instruments is recognised on the income statement in the item “Income from investments in other unconsolidated companies”.

A financial asset can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch.

Business model

OeKB Group assesses the objective of a business model under which an asset is held at the portfolio level on the basis of the manner in which the instrument is managed and how information is reported to management. The information that is taken into account includes:

•

the specified strategy and objectives for the portfolio. Especially whether the strategy aims to generate interest income, maintain a certain interest rate profile, adapt the duration of the financial assets to the term of the associated financial liabilities, or to realise the payment flows through the sale of the assets;

•	how the performance of the portfolio is assessed and reported to management;

•	the risks that influence the net gain or loss of the business model and how these risks are managed;

•	whether the management remuneration is based on the change in the fair value of the managed assets or the received payment flows; and

•

the frequency, volume, and timing of sales in previous periods and the reasons for such sales and the expectations for future selling activity. Information about selling activity is not considered in isolation, however, but as part of an overall assessment of how the express goal of OeKB Group is achieved and how the payment flows are realised.

Assessment as to whether contractual payment flows consist solely of principal and interest payments

For the purposes of this assessment, the principal is defined as the fair value of the financial asset upon initial recognition. Interest is defined as consideration for the fair value of the money and for the credit risk relating to the outstanding principal sum over a specific period of time and for other fundamental credit risks and costs (such as liquidity risk and administrative costs) plus the profit margin.

In assessing whether the contractual payment flows consist solely of repayment and interest, OeKB Group takes all contractual provisions of the instrument into account. This includes an assessment of whether the financial asset includes contractual provisions that could change the timing or amount of the agreed payment flows in such a manner that they no longer meet this requirement.

Reclassification

Financial assets are not reclassified after their initial recognition except during the period after OeKB Group changed its business model for the management of financial assets. No reclassifications took place during the current or previous year.

Classification of financial liabilities

Upon initial recognition, financial liabilities are generally classified as at amortised cost, except for financial guarantees and loan commitments.

A financial liability can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch. For the liabilities measured at fair value, IFRS 9 stipulates that the part of the measurement that pertains to the own credit risk must be recognised in other comprehensive income. Because all results from the fair value measurement of financial instruments that fall under the Export Financing Scheme are reconciled under “EFS interest rate stabilisation provision”, this approach would lead to an accounting mismatch. For this reason, the exception allowed under IFRS 9.5.7.7 and IFRS 9.5.7.8 is used and the entire result from fair value measurement is still recognised through profit or loss on the income statement.

Derecognition of a financial asset

OeKB Group derecognises a financial asset when its contractual entitlement to the payment flows from the financial asset expires, or when it transfers the rights to receive the contractual payment flows into a transaction under which all risks and opportunities associated with the ownership of the financial asset are materially transferred.

When derecognising a financial asset, the difference between the net book value of the asset and the amount of received consideration (including a newly acquired asset less a new liability) plus any accumulated profit or loss, if such is recognised in OCI, is recognised on the income statement.

Any accumulated profit or loss that is recognised in OCI for equity instruments designated at FVOCI (investments in other unconsolidated companies) is not recognised on the income statement when such instruments are derecognised.

All rights and obligations arising from or retained for each share of transferred financial assets that qualifies for derecognition will be recognised as a separate asset or liability upon this transfer.

OeKB Group conducts transactions under which assets are transferred but all material risks and opportunities of the transferred assets remain with OeKB Group (such as repurchase transactions). In these cases, the transferred assets are not derecognised.

Derecognition of a financial liability

OeKB Group decrecognises a financial liability when its contractual obligations have been fulfilled or waived or have expired.

Modification of financial assets

When the contractual terms of a financial asset are changed, OeKB Group assesses whether the payment flows of the modified asset differ. If the difference is material, the original financial asset is derecognised and a new financial asset is recognised at fair value.

When the payment flows of the modified assets measured at amortised cost do not differ materially, the change does not lead to the derecognition of the financial asset. In this case, OeKB Group recalculates the gross book value of the financial asset and recognises the amount resulting from the change in the gross book value on the income statement as a modification profit or loss. If such a change is made due to financial difficulties of the borrower, the profit or loss is reported together with the impairment.

Modification of financial liabilities

OeKB Group derecognises a financial liability when its terms are changed and the payment flows of the modified liability are materially different. In this case, a new financial liability is recognised at fair value based on the changed terms. The difference between the net book value of the derecognised financial liability and the new financial liability with modified conditions is recognised on the income statement. The materiality of modifications is also evaluated for financial liabilities, and modifications that are deemed not to be material do not lead to the derecognition of the corresponding liability. Any modification gains or losses are recognised in the income statement.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are only offset and the resulting net amount reported on the balance sheet when OeKB Group has an enforceable entitlement to offset the amounts and intends to fulfil them on a net basis or to simultaneously realise the asset and pay the debt.

Income and expenses are only reported on a net basis when this is permitted by IFRS or these gains and losses result from a group of similar transactions (such as the net credit risk provisions).

H3 - Measuring the fair value

The fair value (FV) is the price at which a financial asset can be sold or a financial liability can be transferred between market participants at arm’s length terms on the reporting date.

A number of accounting methods and disclosures require the determination of the fair values of financial assets and financial liabilities (debts). A valuation team consisting of members of the Accounting and Financial Control, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised. Significant valuation results are reported to the Audit Committee.

OeKB Group uses market data that can be observed on active markets when possible to determine the fair values of financial assets or financial liabilities. A market is considered to be active when transactions for the financial asset or financial liability occur with sufficient frequency and volume to continuously provide price information.

When there is no listed price on an active market, OeKB Group uses valuation methods that maximise the use of relevant observable inputs and minimise the use of non-observable inputs. The selected valuation technique takes into account all factors that market participants would consider in determining a price for a transaction.

When a financial asset or financial liability that is measured at fair value has a bid rate and ask rate, the financial asset is measured at the bid rate and the financial liability at the ask rate.

Reclassifications between levels in the fair value hierarchy are recognised at the end of the reporting period in which the change occurred. No reclassifications took place during the current year (as in the previous year).

H4 – Impairment

OeKB Group recognises impairment charges for the expected credit loss (ECL) for the following financial instruments that are not measured at FVTPL:

•	financial assets that are debt instruments;

•	outstanding guarantee commitments;

•	loan commitments.

No impairment charges are recognised for the financial instruments classified as investments in other unconsolidated companies.

OeKB Group measures the impairment in the amount of the ECL calculated over the lifetime of the financial instruments, except for the following financial instruments for which a 12-month ECL is calculated:

•	debt instruments that have a low level of credit risk at the reporting date;

•	financial instruments for which the credit risk has not risen substantially since initial recognition.

OeKB Group considers a bond to have a low credit risk when its credit risk rating is equivalent to the generally recognised definition of investment grade.

The 12-month ECL is the portion of the ECL resulting from a default event of a financial instrument that is possible in the next 12 months after the reporting date. The lifetime ECL corresponds to the overall expectation of default.

Determining the ECL

The ECL is a probability-weighted estimation of the credit losses. It is calculated as follows:

•

Financial assets that are not impaired on the reporting date: as the present value of all expected defaults (i.e. the difference between the contractually owed payment flows and the payment flows that OeKB Group expects to receive from the financial instruments);

•

Financial assets that are impaired on the reporting date or that had a rating below investment grade upon initial recognition: as the difference between the net book value and the present value of the estimated future payment flows;

•

Unused loan commitments/credit facilities: as the present value of the difference between the contractual payment flows owed to OeKB Group when the payout of the credit amount is demanded and the payment flows that OeKB Group expects from the financial instruments;

•	Financial guarantees: the expected payments less the amounts that OeKB Group is expected to retain.

Restructured financial assets

When the terms of a financial asset are renegotiated or amended or when a financial asset is replaced with a new asset because of financial difficulties of the borrower, an evaluation is conducted to determine whether the financial asset is to be derecognised. The ECL is then calculated as follows:

•

If the expected restructuring does not lead to the derecognition of the existing asset, the expected payment flows from the modified financial asset are included in the calculation of the defaults from the existing asset.

•

If the expected restructuring leads to the derecognition of the existing asset, the expected fair value of the new asset is used as the derecognition value of the existing financial asset at the time of its retirement. The nominal lost payments from the existing financial asset are included in the calculation of this amount and are discounted with the original effective interest rate on the reporting date starting at the expected time of derecognition.

Impaired financial assets

OeKB Group assesses every financial asset recognised at amortised cost on the reporting date to identify any impairment. A financial asset is considered to be impaired when one or more events have occurred that have a negative impact on the estimated future payment flows of the financial asset.

OeKB Group employs a rating assessment system and an internal borrower assessment process for the purposes of credit risk management. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s) and on internal credit assessments. Credit ratings are monitored on an ongoing basis.

The majority of loans and advances to banks and customers is assigned to the EFS described in Note 1. No losses have been incurred in this business model since its inception.

The criteria that a financial asset is impaired consists of the following observable data:

•	substantial financial difficulties of the borrower or issuer;

•	a contractual violation such as a default or an event in the past;

•	the restructuring of a loan by OeKB Group;

•	it is likely that the borrower will file for bankruptcy or undergo some other form of financial reorganisation (i.e. restructruring measures);

•	the loss of an active market for an item of collateral because of financial difficulties.

A loan that is renegotiated because of a worsening in borrower status is usually classified as credit-impaired unless there is evidence that the risk of receiving no contractual payment flows has diminished substantially and there are no further indications of impairment. The rating of a loan that is 30 days or more past due is also considered to be impaired, though this presumption can be refuted.

OeKB Group deviates from this practice when assessing whether an investment in government bonds is creditworthy and observes the following external factors:

•	The rating assessment of the market is reflected in the bond yields.

•	Rating assessments of the rating agencies.

•	The ability of the country to access the capital markets for the issue of new debt instruments.

•	The probability that debts will be restructured leads to voluntary or mandatory haircuts and thus losses for the creditors.

•

The international support mechanisms that give this country the necessary assistance as the lender of last resort, and the intention of governments and agencies to make use of these mechanisms as stated in public declarations. This includes an assessment of the effect of these mechanisms and of whether the country has the ability and political intention to meet the required criteria.

Presentation of the impairment charges for expected credit losses on the balance sheet

•	Financial assets measured at amortised cost: as a deduction from the gross book value of the assets;

•	Loan commitments and open credit facilities, financial guarantees: generally as a provision;

•

When a financial instrument contains a drawn and also an undrawn component and OeKB Group cannot calculate the ECL of the loan commitment component separately from the drawn component: reporting of a combined impairment charge for both components. The total amount is reported as a deduction from the gross book value of the drawn component. If the total of the impairment losses exceeds the gross book value of a financial instrument, the excess portion of the impairment losses is reported in the provisions.

Write-offs

Loans and bonds are (partially or fully) derecognised when there are no realistic prospects of recovery. This is generally the case when OeKB Group determines that the borrower has no assets or income sources that can generate sufficient payment flows to repay the outstanding amounts. Retired financial assets may still be subject to enforcement measures that can generate repayments to OeKB Group. Such repayments are recognised on the income statement on the date of receipt.

H5 - Designation at fair value on the income statement (FVTPL) – fair value option

Financial assets

OeKB Group designated certain financial assets for recognition at FVTPL upon initial recognition because these financial assets are transactions underlying contracts with derivative financial instruments. For this reason, they are measured at fair value through profit or loss (FVTPL) in the income statement to avoid an accounting mismatch.

Financial liabilities

In those cases where financial liabilities are hedged against interest or currency risks at the time of acquisition, the financial liability is designated at fair value to avoid an accounting mismatch. The net profits or losses from the fair value measurement are recognised on the income statement in the same manner as the hedging instruments.

I – Cash and cash equivalents

This item consists of cash on hand in Euros and claims against central banks (deposits) that are payable on demand. This means unlimited availability without prior notice or availability with a period of notice of no more than one business day or 24 hours. The required minimum reserves are also reported in this item. The item is recognised at amortised cost.

J – Loans and advances to banks and customers

The balance sheet items “Loans and advances to banks” and “Loans and advances to customers” contain:

•

Loans at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument;

•

Loans and advances that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

The majority of the loans and advances to banks and a part of the loans and advances to customers that are assigned to the EFS and the development bank are subject to guarantees from the Republic of Austria pursuant to the AusFG (see also Note 1).

The majority of the loans and advances to customers relating to tourism financing and promotion are covered by guarantees from Austrian commercial banks. The remainder of these loans and advances to customers are secured by mortgages or by the Republic of Austria.

K – Other financial assets

The balance sheet item “Other financial assets” contains:

•

Debt instruments measured at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

•

Debt and equity instruments that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

•

Equity instruments (investments in unconsolidated companies and investments in other unconsolidated companies) that are measured at FVOCI, with changes being recognised in other comprehensive income (no recycling through the income statement), and current income (dividend payments) are recognised in “Current income from investments in other unconsolidated companies” on the income statement.

L – Hedging instruments

General

Derivative financial instruments and the guarantees pursuant to § 1(2b) AFFG (see Note 1) are used to hedge market risks. These instruments primarily protect future cash flows against changes in interest rates and foreign exchange rates. The derivatives involved are mostly OTC interest rate swaps and OTC cross-currency interest rate swaps, which are employed as hedging instruments for loans and advances to banks, other financial assets, and debt securities issued.

Hedged financial assets and financial liabilities are measured at fair value through profit or loss to prevent an accounting mismatch. This means that the fluctuations in the value of the hedging instruments and the hedged financial assets and financial liabilities are recognised directly on the income statement (net gain or loss on financial instruments measured at fair value through profit or loss). No derivative financial instruments are held for trading purposes.

The hedge accounting provisions were not applied at OeKB Group in the financial year or in the previous year.

Derivative financial instruments

The fair value of derivative financial instruments is calculated using recognised methods. Derivatives are recognised at the trade date. Derivative financial instruments are recognised at their present values in a separate asset and liability item.

Credit exposures arising from fluctuations in value are secured with collateral. As required by the EMIR (Regulation [EU] No. 648/2012), the clearing of interest rate swaps has been shifted to a central counterparty (LCH – London Clearing House) since the fourth quarter of 2016.

Guarantees pursuant to § 1(2b) AFFG

Guarantees of the Republic of Austria pursuant to § 1(2b) AFFG (Federal Law Gazette No. 216/1981 as amended) that serve as hedges against exchange rate risks in the EFS (see also Note 1) are measured at fair value and are reported in a separate asset item because of their unique nature (based on the legal regulations).

M – Property, equipment, and intangible assets

Property and equipment

Property and equipment comprises land and buildings used by the Group and fixtures, fittings, and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations.

Purchased software that is an integral part of the functionality of the associated system is capitalised as part of this system.

Property and equipment are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. A gain or loss from the retirement of property or equipment is recognised in the “Other operating income” on the income statement.

Subsequent expenses are only capitalised when it is likely that the future economic benefit of the expenses will flow to OeKB Group. Ongoing repairs and maintenance are recognised as expenses.

The equipment depreciation rates are calculated so that the cost of acquisition or production less the estimated residual value will be written off over the estimated useful life on a straight-line basis. Depreciation is not recognised on properties.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

The estimated useful lives of the key equipment items for the current and comparison period are as follows:

• Buildings	40 years
• Fixtures, fittings, and equipment	3 to 10 years
• IT hardware	3 to 5 years

Intangible assets

Software purchased by OeKB Group is recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. Costs for internally produced software are not capitalised.

Subsequent expenditures for software are only capitalised when they increase the future economic benefits of the asset in question. All other expenditures are recognised as expenses.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

Software is written off over the estimated useful life on a straight-line basis once its use begins. The estimated useful life of software for the current and comparison period is three to five years. The new loan management system that was developed specifically for the purposes of ÖHT is being measured on the basis of a useful life of 6 years.

N – Deposits from banks and customers

The items “Deposits from banks” and “Deposits from customers” include:

•	liabilities from cash and deposit accounts,

•	money market business,

•	repurchase agreements,

•	borrowing.

These financial liabilities are measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

OeKB Group engages in no traditional deposit-taking business and thus offers no savings accounts. This means that all accounts held by OeKB Group are related to the settlement of or holding of collateral for underlying transactions as described in Note 1.

O – Debt securities issued

Debt securities issued are generally measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

Debt securities issued are in most cases hedged against interest rate and currency risks upon origination. To avoid an accounting mismatch, these hedged debt securities issued are designated at FVTPL and the net profit or loss from measurement is recognised on the income statement in the same manner as the hedging instruments.

The majority of the debt securities issued at the reporting date feature guarantees pursuant to § 1(2a) and (2b) AFFG of the Republic of Austria (as in the previous year).

P – Provisions

Non-current employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19.

The obligations under defined-benefit plans are measured using the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the beneficiary employees. The method differentiates between interest costs (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs and therefore in the operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified into the income statement.

The calculation of the defined-benefit obligation involves actuarial assumptions regarding discount rates, salary growth rates, and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined-benefit obligation (DBO) is recognised at its value at the balance sheet date. There are no plan assets (i.e. assets held by a fund against which to offset the DBO).

The pension obligations relate to both defined-benefit and defined-contribution plans. Defined-benefit plans consist of obligations for current and future pensions.

For a small number of senior managers, the Group still maintains defined-benefit plans that are generally based on length of service and on salary level. These defined-benefit pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by Pagler & Pagler for employees are used as the biometric basis for the calculations.

Principal assumptions are the rate of salary increases taking into the changes in the collective bargaining agreement and periodic and extraordinary increases into account as well as the retirement age according to the ASVG transitional provisions pursuant to the Budget Implementation Act 2003.

Principal assumptions

	2019	2018
Discount rate	1.02%	1.95%
Salary trend (for termination benefits and pensions)	1.00%	1.25%
Pension trend (for pensions)	2.25%	2.25%

Rate of salary increases	3.25%	3.50%

Retirement age
Women	65 years	65 years
Men	65 years	65 years

OeKB Group offers most of its eligible employees the opportunity to participate in defined-contribution plans. OeKB Group is obligated to transfer a set percentage of the annual salaries to the pension institution (pension fund). Defined-contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

Other provisions

Other provisions are formed when:

•	OeKB Group has a legal or real obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are formed in the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

Q – Earnings per share

The calculation of the undiluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares.

The calculation of the diluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares after correction for all potential dilution effects from potential ordinary shares.

Note 3 Determining fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair values of financial assets and liabilities. A valuation team consisting of members of the Accounting & Financial Control, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the Executive Board.

OeKB Group maintains an established control framework for the determination of the fair values. Responsibility for measuring financial instruments at fair value is separate from the trading units. Specific controls cover:

•	verification of the observable prices;

•	validation and calibration of the valuation models;

•	review and approval process for new models and changes to existing models.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the valuation team reviews the inputs obtained from the third parties. This review includes

•	whether the values obtained from a broker or price information service are generally recognised by OeKB Group;

•

the understanding of the determination of the fair value; to what extent this represents actual market transactions and whether the fair value represents a listed price for an identical instrument on an active market;

•	the understanding of how prices for similar instruments were used to measure the fair value and how these prices were adapted to account for the features of the instrument being measured;

•	if a number of price quotes were received for the same financial instrument, that the fair value was determined on the basis of these quotes.

This supports the conclusion that such measurements meet the IFRS requirements, including the level in the fair value hierarchy to which these measurements are to be assigned.

Significant valuation results are reported to the Audit Committee.

OeKB Group uses available market data when possible to determine the fair values of assets and liabilities. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilites.

•

Level 2: Valuation parameters other than quoted prices considered in Level 1 that can be observed for the asset or the liability directly (i.e. a price) or indirectly (i.e. a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities that are not based on observable market data.

For items repayable on demand, the fair value equals the net book value; this applies expecially cash and cash equivalents.

The relevant market prices and interest rates observed at the balance sheet date and obtained from widely accepted external sources are used as far as possible as an initial parameter for determining the fair value of loans and advances to banks and customers, deposits from banks and customers as well as debt securities issued. The present value of the discounted contractual payment flows is calculated using this data. Financial instruments that are measured in this manner are assigned to Level 2 in the IFRS 13 fair value hierarchy.

•

The majority of the loans of the EFS in the items “Loans and advances to banks” and “Loans and advances to customers” are subject to AusfFG guarantees from the Republic of Austria (see also Note 1). Because of the guarantees, the claims are subject to uniform conditions depending on the time at which they were concluded. These uniform interest rates, which are published on the OeKB web site, are derived from OeKB’s credit spreads. OeKB’s credit spreads are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. In the valuation of these assets, the contractually agreed cash flows are therefore discounted using a yield curve that is observable on the market and adjusted by the credit spreads of the Republic of Austria.

•

The majority of the “Loans and advances to customers” that relate to tourism financing are subject to guarantees from Austrian banks or guarantees from the Republic of Austria pursuant to the AusfFG (see also Note 1). Mortgages are in place for a small portion of the loans with an especially low level of default risk.

The guarantees received has a material effect on the credit rating of the borrowers, for which reason a yield curve that is based on the credit spreads of the guarantor and that can be observed on the market is used to discount the contractually agreed cash flows when measuring the fair value of these receivables. For measuring the fair value of loans with mortgage collateral, a yield curve that is based on the credit spreads of the Republic of Austria and that can be observed on the market is used to discount the contractually agreed cash flows. This approach is in line with the business practices for loan extension, which apply stringent requirements to the acceptance of mortgage collateral and which are reflected in low customer default risk. This extremely low credit risk is approximated by using the credit spreads of the Republic of Austria.

A margin of 72 bp is added to the applied yield curves for these loans and is derived from the administrative expenses for tourism financing.

•

A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of payables to banks and customers and of debt securities issued that are related to the EFS. For this, the credit spreads observable for OeKB on the market at the valuation date are taken into account. A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of payables to banks and customers that are related to tourism financing. For this, the credit spreads derived from ÖHT and observable on the market at the valuation date are taken into account.

Other financial assets that do not fall under the hold-to-collect business model and do not meet the SPPI criterion are recognised at the fair value determined on the basis of quoted market prices or, in the case of the special purpose fund units, on the basis of the net asset values calculated in accordance with the Investment Fund Act (InvFG). The special purpose fund was launched solely for OeKB (though the current fund rules permit other investors to purchase units with the permission of OeKB), and is managed by OeKB as the current sole investor on the basis of a look-through approach in accordance with the investment guidelines. The fund portfolio consists primarily of financial instruments whose fair values are based on quoted prices. For this reason, the calculated value of the special purpose fund corresponds to its fair value. These financial instruments are assigned to Level 1 in the IFRS 13 fair value hierarchy.

Investments were also made in a private equity fund that focuses on equity investments in African emerging countries. The fair value of this fund is determined according to the IPEV valuation standards and stems primarily from valuation methods based on market price, which are assigned to Level 3. The valuation is based largely on EBITDA and P/E multipliers derived from a group of listed and comparable companies. The measurement methods used take into account company-specific information and conditions, as well as any applicable discounts for impaired marketability and control. Thus, the fair value depends largely on input factors, multipliers, and corresponding income statement figures.

Derivative financial instruments held solely for hedging purposes are measured using a standard model. This model is based on the discounted cash flow method. Under this model, the fair value is determined by discounting the contractually agreed payment flows by the current swap curve including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Fair values at specific future points in time; calculated using a Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimate of the expected recovery in the case of counterparty default or own default.

The CVA value adjustment at the reporting date was € 0.4 million (2018: € 1.1 million), the DVA value adjustment was € 0.2 million (2018: € 0.3 million).

The fair value of the guarantees pursuant to § 1(2b) AFFG (see also Note 1) is based on all future interest and principal cash flows of the debt securities issued with rate guarantees (ultimate obligations = after derivative financial instruments), which are issued in the currency of the financing and translated into Euros at the rate guaranteed by the AFFG (taking the AFFG rate guarantee into account) as well as at the forward FX rate (without taking the AFFG rate guarantee into account). The difference between the euro amounts taking the AFFG rate guarantee into account and the euro amounts without taking the AFFG guarantee into account is calculated on a daily basis for each ultimate obligation and represents the potential rate difference that is covered by the guarantee of the Republic of Austria (future decisions for the application of existing exchange rates to new liabilities are handled as new agreements). The fair value of the guarantee is calculated by discounting the previously calculated time series of the potential rate differences taking the refinancing spreads of the Republic of Austria into account for negative rate differences and the refinancing curve of OeKB for positive rate differences and is recognised in the item “Guarantees pursuant to § 1 (2b) AFFG”. The CVA value adjustment for the guarantees pursuant to § 1(2b) AFFG was € 0.1 million (2018: € 0.1 million) and the DVA value adjustment € 29.2 million as of the reporting date (2018: € 40.8 million).

Financial instruments falling neither under Level 1 nor Level 2 must be assigned to a separate category (Level 3) within which the fair value is determined using special quantitative and qualitative information. OeKB Group recognises its investments in other unconsolidated companies at their fair values. The fair value of CEESEG AG was determined using the discounted cash flow method. The parameters used to determine the fair value and the sensitivity can be found in Note 17.

The following table shows the financial instruments that are measured at fair value as at the reporting date broken down by fair value hierarchy level and the fair values of the financial instruments that are not measured at fair value. The amounts are based on the figures reported on the balance sheet.

Fair value hierarchy 2019

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	16	1,399,128	1,399,128	—	1,399,128	—
Bonds and other fixed-income securities		2,062,878	2,062,878	2,062,878	—	—
Equity shares and other variable-income securities		519,337	519,337	517,656	—	1,681
Investments in other unconsolidated companies		35,222	35,222	—	—	35,222

Other financial assets	17	2,617,437	2,617,437	2,580,534	—	36,903
Derivative financial instruments	18	684,120	684,120	—	684,120	—
Guarantees pursuant to § 1(2b) AFFG	18	4,930,431	4,930,431	—	4,930,431	—

Financial assets not measured at fair value
Cash and cash equivalents	15, 28	809,838	809,838	—	809,838	—
Loans and advances to banks	16	20,849,643	21,167,331	—	21,167,331	—
Loans and advances to customers	16	1,544,519	1,629,337	—	1,629,337	—
Other financial assets	17	349,552	357,631	357,631	—	—

Financial liabilities measured at fair value
Debt securities issued	22	21,086,003	21,086,003	—	21,086,003	—
Derivative financial instruments	18	545,116	545,116	—	545,116	—

Financial liabilities not measured at fair value
Deposits from banks	21	1,706,105	1,718,908	—	1,718,908	—
Deposits from customers	21	748,829	749,034	—	749,034	—
Debt securities issued	22	6,836,410	7,399,266	—	7,399,266	—

Fair value hierarchy 2018

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	16	708,427	708,427	—	708,427	—
Bonds and other fixed-income securities		2,195,862	2,195,862	2,195,862	—	—
Equity shares and other variable-income securities		525,924	525,924	525,924	—	—
Investments in other unconsolidated companies		34,799	34,799	—	—	34,799

Other financial assets	17	2,756,585	2,756,585	2,721,786	—	34,799
Derivative financial instruments	18	598,100	598,100	—	598,100	—
Guarantees pursuant to § 1(2b) AFFG	18	4,521,338	4,521,338	—	4,521,338	—

Financial assets not measured at fair value
Cash and cash equivalents	15, 28	323,412	323,412	—	323,412	—
Loans and advances to banks	16	18,834,760	19,174,255	—	19,174,255	—
Loans and advances to customers	16	467,898	525,562	—	525,562	—
Other financial assets	17	332,134	335,417	335,417	—	—

Financial liabilities measured at fair value
Debt securities issued	22	18,997,765	18,997,765	—	18,997,765	—
Derivative financial instruments	18	439,815	439,815	—	439,815	—

Financial liabilities not measured at fair value
Deposits from banks	21	527,221	528,172	—	528,172	—
Deposits from customers	21	704,596	704,831	—	704,831	—
Debt securities issued	22	5,522,974	6,068,156	—	6,068,156	—

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the business year.

Note 4 Acquisition of Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H.

Description of the transaction

OeKB acquired 68.75% of the shares and voting rights in Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (ÖHT) from the previous owners UniCredit Bank Austria AG (50%) and Erste Bank der österreichischen Sparkassen AG (18.75%) on 25 April 2019, and thus assumed control of ÖHT. ÖHT handles the tourism promotion measures of the federal government on behalf of the Federal Ministry for Agriculture, Regions and Tourism.

For OeKB, the acquisition of the majority stake in ÖHT strengthens its position in implementing government promotion activities and also expands the business model of the OeKB bank group. Thus, this acquisition also serves to secure the business model over the long term. It also creates synergy effects relating to the refinancing possibilities of the Export Financing Scheme that OeKB and ÖHT can leverage in future. The goal is for ÖHT as a special-purpose bank to remain an innovative and reliable partner in the handling of commercial tourism promotion measures and in developing new promotion and financing instruments for the tourism industry.

Between the closing and 31 December 2019, ÖHT contributed net interest income of € 5.8 million, net fee and commission income of € 1.9 million, and a profit of € 3.0 million to the consolidated result. If the acquisition had taken place on 1 January 2019, the consolidated net interest income and the consolidated net fee and commission income would have come to € 96.2 million (plus € 1.2 million) and € 40.1 million (plus € 0.8 million), respectively, and the consolidated profit for the year to € 51.9 million (plus € 0.5 million). In determining these amounts, it was assumed that the preliminary adjustments to the fair values made at the time of the acquisition would have also applied in the event of acquisition on 1 January 2019.

Paid consideration

The fair values that apply for each main category of consideration as at the time of acquisition are shown in the following table:

€ thousand
Purchase price for 68.75% of the shares, paid in cash	24,242
Purchase price for tier 2 capital claims, paid in cash	4,690
Potential purchase price reduction (contingent consideration)	(100)
Termination of a previous relationship *	43,124

Total consideration paid according to IFRS 3	71,956

*

This is a contractual relationship between OeKB and ÖHT (see also “Termination of a previous relationship”) that existed before the closing of the acquisition. Thus, there is a corresponding position of the same amount in ÖHT. This resulted in no payments during the acquisition.

Purchase price paid in cash and purchase price for tier 2 capital claims

The purchase price of € 24.2 million was paid in cash. The acquisition also included the transfer of tier 2 capital claims, for which a total of € 4.7 million was paid in cash. The two transactions are combined for accounting purposes.

Potential purchase price reduction (contingent consideration)

The purchase contract includes a potential purchase price adjustment to the benefit of OeKB of no more than € 1.0 million, which is classified as contingent consideration. This purchase price adjustment will be invoked on the basis of the loss of the basis for the current business of ÖHT due to

•

the termination of the contract entitling ÖHT to act as the settlement agent for the tourism promotion measures of the federal government at the end of the contract term, at which point ÖHT would have no basis to continue its activity as a settlement agent for the tourism promotion measures of the federal government. The current contract ends on 31 December 2020. The contract will be extended by one year in the event of automatic prolongation. An extraordinary termination before the expiration of the contract or immediately afterwards is not take into account.

•

For this, the termination of the contractual relationship may not be due to circumstances for which ÖHT and/or OeKB are directly or indirectly responsible. This includes the failure to participate in the proceedings for and/or to submit an offer for the award of a new contract for the handling of the tourism promotion measures.

During initial consolidation, the risk of this potential purchase price adjustment taking effect was deemed to be low and the assigned value was € 0.1 million. At present, there are no direct indications that it is likely to take effect, and the strategic orientations include no changes that could increase this likelihood.

Termination of a previous relationship

At the time of acquisition, there was already a contractual relationship between ÖHT and OeKB in the form of financing extended by OeKB to ÖHT. This relationship is now classified as an intragroup transaction and was settled in the accounts by way of the acquisition. The fair value at the time of acquisition was used to settle the contractual relationship. This resulted in earnings in the consolidated financial statements of OeKB in the amount of € 0.1 million. These earnings, which consist of the profit from the fulfilment of the difference between the book value and fair value, was recognised as other operating income.

Negative goodwill

The breakdown of the purchase price on the basis of the fair values was as follows at the time of acquisition:

€ thousand
Paid consideration	71,956
Non-controlling interests measured as the proportionate net assets	11,350
Identifiable net assets at fair value	(83,738)

Negative goodwill (lucky buy)	(432)

The negative difference (lucky buy) that arose during the acquisition resulted from the fact that the purchase price was at the lower end of the valuation ranges and that the remeasurement, especially of the property, led to an increase in the hidden reserves contained in the acquired assets and to a corresponding increase in value. The earnings in the amount of € 0.4 million are recognised in the other operating income.

Identified acquired assets and assumed liabilities

The fair values of the identifiable assets and liabilities of ÖHT were as follows at the time of acquisition:

€ thousand
Assets
Cash and cash equivalents	3
Loans and advances to banks	3,373
Loans and advances to customers	1,034,785
Other financial assets	1,290
Property, equipment, and intangible assets	9,586
Deferred tax assets	630
Other assets	3,008

Liabilities
Deposits from banks	888,373
Deposits from customers	72,220
Provisions	4,448
Current tax liabilities	328
Other liabilities	3,568

Identifiable net assets at fair value	83,738
Termination of a previous relationship	(43,124)
Tier 2 capital liability	(4,294)

Net assets	36,320

The fair value and gross amount of the loans and advances to customers came to € 1,034.8 million at the time of acquisition. An unrecoverable claim in the amount of € 0.2 million was written off entirely at the time of acquisition.

The fair value and gross amount of the loans and advances to banks came to € 3.4 million at the time of acquisition. There were no unrecoverable claims at the time of acquisition.

There were no contingent liabilities for which a provision was to be formed at fair value under certain circumstances at the time of acquisition.

Costs associated with the business combination

OeKB Group incurred costs of € 0.4 million for legal advice and due diligence in connection with the business combination. The majority of these costs were incurred in previous years and were recognised in other operating expenses. Due to the determination according to IAS 12.39, no deferred taxes were applied to this amount.

Non-controlling interests in the acquired company

Raiffeisen ÖHT Beteiligungs GmbH still holds 31.25% of the shares. OeKB holds no shares in this entity or its owner directly or indirectly. The non-controlling interests in the acquired company are measured as the proportionate net assets and came to € 11.4 million at the time of acquisition.

Note 5 Segment information

The activities of OeKB Group are presented by business segment in the following. The delineation of these four segments – Export Services, Capital Market Services, Tourism Services (since business year 2019), and Other Services – is based on the business model, the internal control structure, and the additional internal financial reporting to the Executive Board as the chief operating decision-making body. The definition of these segments is regularly reviewed to allocate resources to the segments and judge their performance. Key figures are profit for the year (in all segments), net interest income in Export Services and Tourism Services, and net fee and commission income in Capital Market Services.

The Export Services segment covers the Export Financing Scheme of OeKB, the business activities of Oesterreichische Entwicklungsbank AG, and the administration of guarantees of the Republic of Austria by OeKB as authorised agent pursuant to the Export Guarantees Act. Due to the legal basis for the EFS, the regional focus of OeKB Group’s business activities lies in Austria. If foreign banks fulfil the EFS criteria, they are eligible to participate in the EFS. To be eligible for financing, the goods deliveries or services in question must result in a direct or indirect improvement to Austria’s current account. For a regional breakdown, see Note 37.

The Capital Market Services segment covers all services of Oesterreichische Kontrollbank AG for the capital market (securities data, point of contact for the fund capital gains tax reporting service, notification office pursuant to the KMG, office for the issue of government bonds) and clearing services for the energy market as well as the operations of the interests in OeKB CSD GmbH and CCP.A. The current income from the investments in other unconsolidated companies is assigned to the segment when the activities of the companies in question also fall under this segment.

The Tourism Services segment contains the business activities (promotion and financing for the tourism and leisure industry) of Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. These business activities are limited to Austrian companies.

The Other Services segment consists of the proprietary trading portfolio, the income from rental, and the income from the investments in other unconsolidated companies that cannot be assigned to a different segment. The segment also contains the private credit insurance activities of OeKB Group.

As in the previous year, in the Export Services segment was again an important customer of OeKB Group. This important customer accounted for € 37.7 million (2018: € 49.4 million) in interest income.

Segment performance

Results by business segment in 2019

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	350,420	(125)	13,367	3,038	366,700
Interest expenses	(263,349)	(81)	(7,477)	(759)	(271,665)

Net interest income	87,070	(207)	5,890	2,279	95,035
Fee and commission income	19,284	33,601	3,224	760	56,869
Fee and commission expenses	(14,672)	(1,538)	(1,302)	(122)	(17,634)

Net fee and commission income	4,612	32,063	1,922	638	39,235
Net credit risk provisions	(243)	—	(700)	(11)	(954)
Net gain or loss on financial instruments measured at fair value through profit or loss	(395)	—	40	9,887	9,533
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(10)	—	—	328	318
Current income from investments in other unconsolidated companies	—	1,701	—	200	1,901
Share of profit or loss of equity-accounted investments, net of tax	—	54	—	4,936	4,990
Administrative expenses	(53,467)	(26,298)	(4,886)	(4,335)	(88,986)
Other operating income	(943)	399	1,046	5,283	5,785

Profit before tax	36,625	7,714	3,312	19,206	66,857
Income tax	(9,588)	(1,586)	(632)	(3,605)	(15,412)

Profit of the reportable segments	27,037	6,128	2,680	15,600	51,446
Attributable to owners of the parent	27,037	6,128	1,747	15,600	50,512
Attributable to non-controlling interests	—	—	933	—	933
Segment assets	31,600,184	31,377	1,032,887	687,874	33,352,322
Segment liabilities	31,206,162	4,349	918,488	415,780	32,544,779

The profit of the reportable segments is identical to the profit reported on the income statement.

Results by business segment in 2018

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest income	202,257	(80)	4,531	206,708
Interest expenses	(127,682)	(0)	807	(126,876)

Net interest income	74,575	(80)	5,337	79,832
Fee and commission income	19,120	34,318	625	54,062
Fee and commission expenses	(12,007)	(1,699)	(105)	(13,811)

Net fee and commission income	7,113	32,619	520	40,252
Net credit risk provisions	0	—	106	106
Net gain or loss on financial instruments measured at fair value through profit or loss	(1,059)	(1)	(9,971)	(11,031)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(5)	—	320	315
Current income from investments in other unconsolidated companies	—	2,204	223	2,427
Share of profit or loss of equity-accounted investments, net of tax	—	391	5,318	5,709
Administrative expenses	(50,625)	(25,922)	(6,007)	(82,553)
Other operating income	(870)	994	5,795	5,920

Profit before tax	29,129	10,205	1,642	40,977
Income tax	(8,863)	(1,791)	1,810	(8,845)

Profit of the reportable segments	20,266	8,414	3,452	32,132
Attributable to owners of the parent	20,266	8,414	3,452	32,132
Segment assets	27,705,954	25,868	982,492	28,714,314
Segment liabilities	27,600,813	1,926	320,906	27,923,646

The profit of the reportable segments is identical to the profit reported on the income statement.

Amounts charged for intersegmental services represent services rendered, which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary because the consolidation items are assigned directly to the segments.

Notes on the consolidated statement of comprehensive income of OeKB Group

Note 6 Consolidated statement of comprehensive income

Income and expenses are essentially recognised as they accrue.

Gains and losses are influenced by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate fluctuation, and derecognition.

Note 7 Net interest income

€ thousand	Amortised cost 2019	Fair value option 2019	FVTPL 2019	Total 2019	Amortised cost 2018	Fair value option 2018	FVTPL 2018	Total 2018
Money market instruments	10,821	—	—	10,821	2,572	—	—	2,572
Credit operations	146,634	18,547	—	165,181	152,805	8,412	—	161,218
Securities	2,209	—	9,554	11,763	2,057	—	9,676	11,734
Debt securities issued	6,185	104,160	—	110,345	2,305	108,552	—	110,857
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	70,897	(1,328)	(979)	68,590	47,446	13,585	(198)	60,833

Interest income	236,746	121,379	8,575	366,700	207,185	130,549	9,478	347,213
Money market instruments	(5,764)	—	—	(5,764)	(3,294)	—	—	(3,294)
Credit operations	(23,161)	(3,009)	—	(26,170)	(13,330)	(2,987)	—	(16,317)
Securities	—	(4,703)	—	(4,703)	—	(4,026)	—	(4,026)
Debt securities issued	(94,520)	(45,904)	—	(140,423)	(92,220)	(56,597)	—	(148,817)
Guarantee fees relating to debt securities issued for guarantees pursuant to § 1(2) AFFG (see Note 1)	(26,842)	(67,763)	—	(94,605)	(27,987)	(66,940)	—	(94,926)

Interest expenses	(150,286)	(121,379)	—	(271,665)	(136,831)	(130,549)	—	(267,381)

Net interest income	86,459	—	8,575	95,035	70,354	—	9,478	79,832

Note 8 Net fee and commission income

€ thousand	2019	2018
Income from credit operations	4,646	2,766
Expenses from credit operations	(15,232)	(11,760)

Credit operations	(10,586)	(8,994)
Income from securities services	30,858	31,234
Expenses from securities services	(1,810)	(1,941)

Securities services	29,048	29,293
Income from export guarantees	16,073	14,767
Expenses from export guarantees	(478)	—

Export guarantees	15,595	14,767
Income from energy clearing	2,489	2,451
Expenses from energy clearing	—	—

Energy clearing	2,489	2,451
Income from other services	2,802	2,844
Expenses from other services	(114)	(109)

Other services	2,688	2,735

Net fee and commission income	39,235	40,252
Of which income	56,869	54,062
Of which expenses	(17,634)	(13,811)

The fee and commission income from credit operations results primarily from the activities of the development bank, the servicing of the development aid loans of the Republic of Austria, and the servicing of the ERP loans through ÖHT. Fee and commission expenses from credit operations result primarily from the guarantee fees paid to the Republic of Austria pursuant to the AusfFG in connection with the operations of the development bank and the financing of tourism. The Republic of Austria assumes the default risk for these transactions under these guarantees. The income and expenses stem entirely from financial instruments that are measured at amortised cost.

The net fee and commission income from securities services results from the services rendered by OeKB Group for the Austrian capital market. These services pertain primarily to securities account management and the acquisition of securities transactions as well as the servicing of government bond auctions, the management of the technical infrastructure for legally required reporting relating to securities, the assignment of ISIN codes for Austrian securities, and the securities data service for master and maturity data.

The guarantee activities represent primarily services of the export guarantees activities provided by OeKB on behalf of the Republic of Austria (see also Note 1). The processing fees charged by OeKB are based on the guarantee fees collected for the Republic of Austria. The processing fee is recognised on an accrual basis. The guarantee business of OeKB Group also includes services related to the administration of federal government guarantees in connection with tourism financing arrangements.

OeKB offers energy clearing services in connection with credit rating services, financial clearing, and risk management as a central and independent provider.

The net fee and commission income from the other services operations are primarily the result of collected account management fees and the remuneration for the fiduciary services relating to the development aid measures of the Republic of Austria (see also Note 34).

Note 9 Net gain or loss on financial instruments measured at fair value through profit or loss

Net gain or loss from the fair value measurement of financial instruments in 2019

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2019
Change in the fair value of the
Loans and advances to banks	28,728	—	—	28,728	—	—	28,728
Other financial assets	(1,760)	—	—	(1,760)	9,464	9,464	7,704
Derivative financial instruments	—	—	(44,423)	(44,423)	—	—	(44,423)
Guarantees pursuant to § 1(2b) AFFG	—	—	237,753	237,753	—	—	237,753
Debt securities issued	(284,131)	—	—	(284,131)	—	—	(284,131)

Change in the fair value	(257,163)	—	193,330	(63,833)	9,464	9,464	(54,369)
Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	257,163	—	(193,330)	63,833	—	—	63,833

Net gain or loss from fair value measurement	—	—	—	—	9,464	9,464	9,464
Net gain or loss from foreign exchange differences	—	—	—	—	—	69	69
Net gain or loss from fair value measurement	—	—	—	—	—	9,464	9,464

Net gain or loss on financial instruments	—	—	—	—	—	9,533	9,533

The share of the changes in the fair value of loans and advances to banks that stems from changes in the credit spreads came to minus € 4.5 million in the period (2018: € 2.5 million) and to minus € 11.5 million in total (2018: minus € 7.0 million). There is no default risk for these claims because of the extensive guarantees provided by the Republic of Austria (see Note 1).

The share of the changes in the fair value of debt securities issued that stems from changes in the credit spreads came to minus € 16.8 million in the period (2018: minus € 8.7 million) and to minus € 41.4 million in total (2018: minus € 24.6 million).

Net gain or loss from foreign exchange differences on financial instruments in 2019

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2019
Gains from foreign exchange differences	188,673	149,738	338,411
Losses from foreign exchange differences	(359,439)	(149,669)	(509,108)

Subtotal	(170,766)	69	(170,697)
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	171,340	—	171,340

Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	(574)	—	(574)

Net gain or loss from foreign exchange differences	0	69	69

The result from foreign exchange differences arose predominantly from the changes in the USD and CHF exchange rates. Because the exchange rates are hedged with guarantees pursuant to § 1(2b) AFFG, they are largely offset through the foreign exchange differences.

Net gain or loss from the fair value measurement of financial instruments in 2018

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2018
Change in the fair value of the
Loans and advances to banks	(2,355)	—	—	(2,355)	—	—	(2,355)
Other financial assets	(23,360)	—	—	(23,360)	(10,810)	(10,810)	(34,170)
Derivative financial instruments	—	—	153,638	153,638	—	—	153,638
Guarantees pursuant to § 1(2b) AFFG	—	—	(133,245)	(133,245)	—	—	(133,245)
Debt securities issued	(19,139)	—	—	(19,139)	—	—	(19,139)

Change in the fair value	(44,854)	—	20,393	(24,461)	(10,810)	(10,810)	(35,272)
Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	44,854	—	(20,393)	24,461	—	—	24,461

Net gain or loss from fair value measurement	—	—	—	—	(10,810)	(10,810)	(10,810)
Net gain or loss from foreign exchange differences	—	—	—	(556)	—	336	(221)
Net gain or loss from fair value measurement	—	—	—	—	—	(10,810)	(10,810)

Net gain or loss on financial instruments	—	—	—	(556)	—	(10,475)	(11,031)

Net gain or loss from foreign exchange differences on financial instruments in 2018

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2018
Gains from foreign exchange differences *	97,356	96,969	194,325
Losses from foreign exchange differences *	(656,755)	(96,634)	(101,668)

Subtotal	(559,398)	336	92,657
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	558,842	—	558,842

Net gain or loss from foreign exchange differences	(556)	336	651,499

*	The assignments were adjusted for the previous year.

Note 10 Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss

The gains from the disposal of financial instruments of € 0.3 million (2018: € 0.3 million) stems primarily from income from loans and advances that were impaired upon acquisition but that generated higher returns than expected upon redemption.

Note 11 Administrative expenses

€ thousand	2019	2018
Salaries	(41,383)	(38,833)
Social security costs	(9,830)	(9,074)
Pension and other employee benefit costs	(8,182)	(5,975)

Staff costs	(59,395)	(53,883)
Other administrative expenses	(23,331)	(22,906)
Depreciation, amortisation and impairment of property, equipment, and intangible assets	(6,261)	(5,765)

Administrative expenses	(88,986)	(82,553)

The increase in salaries is primarily the result of the increase in the headcount due to the acquisition of the majority stake in ÖHT. The increase in other administrative expenses resulted from higher project expenses relating to digitalisation projects (document, customer, and data management).

Expenses for the auditor and affiliated companies

€ thousand	2019	2018
Audit of the consolidated and annual financial statements	(384)	(461)
Audit-related activities	(254)	(368)

Expenses for the auditor	(638)	(829)
Tax consulting	(55)	(115)
Other consulting	(117)	(86)

Expenses for companies affiliated with the auditor	(172)	(201)

The expenses for audit-related activities pertain to the issuance activities of OeKB. The increase in other consulting expenses resulted primarily from enforcement consulting.

Note 12 Other operating income

The item „Other operating income“ relates largely to service fees received by OeKB for providing outsourced services (such as accounting and financial control, information technology, human resources, and other services) and income from the rental of business space. Other operating income is also generated through the administration of funding programmes in the tourism field by ÖHT. The negative difference (lucky buy) that arose during the acquisition of ÖHT is also reported in this item (see also Note 4). The other operating expenses relate mainly to the bank stability tax paid to the Republic of Austria.

Note 13 Income taxes

Income taxes are recognised and calculated in accordance with IAS 12. Current income tax assets and liabilities are determined on the basis of the local tax rates. Deferred taxes are calculated using the liability concept. Under this approach, the book values of the assets and liabilities in the IFRS balance sheet are compared with the respective values that are relevant for the taxation of the respective group company. Differences in these values lead to temporary differences that are recognised as deferred tax assets or liabilities (see also Note 24).

Tax recognised in profit or loss

€ thousand	2019	2018
Current year	(11,829)	(6,920)
Adjustment for previous years	12	(48)

Total current tax expenses	(11,817)	(6,968)
Change in recognised deductible temporary differences	(3,417)	(1,876)

Net deferred taxes/tax income	(3,417)	(1,876)

Income tax	(15,234)	(8,845)
Other taxes	(178)	—

Total	(15,412)	(8,845)

Tax recognised in other comprehensive income

€ thousand	2019	2018
Actuarial gains/losses on defined benefit plans	4,207	2,116
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (available for sale)	(62)	(277)

Total	4,145	1,839

Change in deferred taxes

€ thousand	2019	2018
Assumed in the course of a business combination	630	—
Change in deferred taxes on the income statement	(3,417)	(1,876)
Change in deferred taxes in other comprehensive income	4,145	2,027

Total	1,358	151

The actual taxes are calculated on the tax base for the financial year at the local tax rates applicable to the respective group company.

The taxation at the standard local rates is reconciled with the reported actual income taxes in the table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors including interpretations of tax law and previous experience.

Effective tax rate reconciliation

€ thousand	2019		2018
Profit before tax	66,857	100.0%	40,977	100.0%
Tax expenses at the domestic tax rate of the company	(16,714)	-25.0%	(10,244)	-25.0%
Non-deductible expenses	(433)	-0.6%	(561)	-1.4%
Tax-exempt income	1,695	2.5%	2,034	5.0%
Change in recognised deductible temporary differences	291	0.4%	1	0.0%
Ineligible input taxes	(85)	-0.1%	(27)	-0.1%
Income tax payments for previous years	12	0.0%	(48)	-0.1%

Total	(15,234)	-22.8%	(8,845)	-21.6%

Notes on the consolidated balance sheet of OeKB Group

Note 14 Financial instruments

Classification of financial assets and financial liabilities

The following tables show a breakdown of the financial assets and financial liabilities by category according to IFRS 9.

Financial instruments by IFRS 9 category at 31 December 2019

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	15	809,838	—	—	—	809,838
Loans and advances to banks	16	20,849,643	—	—	1,399,128	22,248,771
Loans and advances to customers	16	1,544,519	—	—	—	1,544,519
Other financial assets	17	349,552	35,222	519,337	2,062,878	2,966,988
Derivative financial instruments	18	—	—	684,120	—	684,120
Guarantees pursuant to § 1(2b) AFFG	18	—	—	4,930,431	—	4,930,431

Total		23,553,552	35,222	6,133,888	3,462,006	33,184,667
Liabilities
Deposits from banks	21	1,706,105	—	—	—	1,706,105
Deposits from customers	21	748,829	—	—	—	748,829
Debt securities issued	22	6,836,410	—	—	21,086,003	27,922,413
Derivative financial instruments	18	—	—	545,116	—	545,116

Total		9,291,344	—	545,116	21,086,003	30,922,463

Financial instruments by IFRS 9 category at 31 December 2018

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	15	323,412	—	—	—	323,412
Loans and advances to banks	16	18,834,760	—	—	708,427	19,543,187
Loans and advances to customers	16	467,898	—	—	—	467,898
Other financial assets	17	332,134	34,799	525,924	2,195,862	3,088,719
Derivative financial instruments	18	—	—	598,100	—	598,100
Guarantees pursuant to § 1(2b) AFFG	18	—	—	4,521,338	—	4,521,338

Total		19,958,204	34,799	5,645,362	2,904,290	28,542,654
Liabilities
Deposits from banks	21	527,221	—	—	—	527,221
Deposits from customers	21	704,596	—	—	—	704,596
Debt securities issued	22	5,522,974	—	—	18,997,765	24,520,740
Derivative financial instruments	18	—	—	439,815	—	439,815

Total		6,754,791	—	439,815	18,997,765	26,192,372

The methods and results of the ECL calculation are explained in Note 37.

Note 15 Cash and cash equivalents

The recognition and measurement principles are shown in Note 2.

€ thousand	31 Dec 2019	31 Dec 2018
Balances at central banks	809,835	323,412
Cash	3	—

Cash and cash equivalents	809,838	323,412

The minimum reserves amounted to € 38.1 million as at 31 December 2019 (31 Dec 2018: € 40.0 million) and are included in the balances at central banks.

Note 16 Loans and advances to banks and customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 14. The breakdown by rating category is presented in Note 37.

Loans and advances to banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
Domestic banks	18,101	4,874	19,110,807	17,800,743	19,128,908	17,805,617
Foreign banks	296,734	199,779	2,823,129	1,537,792	3,119,863	1,737,571

Loans and advances to banks	314,834	204,652	21,933,937	19,338,535	22,248,771	19,543,187

Loans and advances to customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
States or government-affiliated organisations	2,245	1,703	153,381	185,930	155,626	187,633
Other	1,022,850	2,389	366,044	277,877	1,388,893	280,265

Loans and advances to customers	1,025,095	4,091	519,424	463,807	1,544,519	467,898

The other domestic loans and advances to customers increased by € 1,034.8 million in financial year 2019 due to the initial consolidation of ÖHT (see also Note 4).

Note 17 Other financial assets

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 14.

€ thousand	31 Dec 2019	31 Dec 2018
Treasury bills and similar securities	1,507,608	1,610,378
Fixed-income securities from public-sector issuers	1,513	1,513
Bonds	903,309	916,106

Bonds and other fixed-income securities	2,412,429	2,527,997
Of which listed bonds	2,412,429	2,527,997
Investment certificates	519,337	525,924

Equity shares and other variable-income securities	519,337	525,924
Of which listed equity shares and other variable-income securities	144	154
Investments in unconsolidated subsidiaries	5,628	5,576
Investments in other unconsolidated companies	29,594	29,223

Subtotal	35,222	34,799

Total other financial assets	2,966,988	3,088,719

Of the bonds and other fixed-income securities, € 304.4 million will come due in the following year (2018 for 2019: € 271.7 million).

The other financial assets (investment certificates) include units in a private equity fund in the amount of € 1.7 million (2018: € 1.4 million). As the fair value is particularly dependent on unobservable parameters, a change in these parameters may lead to different valuation results. Parameters that reflect the actual market conditions at the reporting date were used for the recognition. Changes in the applied EBITDA and P/E multipliers were primarily assessed to determine possible effects. A decrease (increase) in these market multipliers would cause lower (higher) fair values. This private equity fund is secured by a guarantee from the Republic of Austria, which means that potential losses of value are covered.

The investments in other unconsolidated companies include CEESEG Aktiengesellschaft (CEESEG) at € 26.7 million (2018: € 26.1 million). CEESEG is a holding company with shares in Wiener Börse AG, Vienna, (the Vienna Stock Exchange) and Burza cenných papírů Praha, a.s., Prague (the Prague Stock Exchange). The recognised value of CEESEG is based on a valuation conducted on 31 December 2019 using the discounted cash flow method. The most important assumptions in the valuation were:

	2019		2018
	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Free cash flows	4 years	4 years	4 years	4 years
WACC	7.43%	9.03%	8.14%	8.89%

Sensitivity analyses

	2019		2018
€ thousand	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Change in WACC (WACC increases)	1.00%	1.00%	1.00%	1.00%
Change in the total value (fair value) of CEESEG		(39,100)		(37,800)
Effect on the fair value of OeKB Group in CEESEG		(2,581)		(2,495)

Details about the individual interests in investments other than subsidiaries can be found in Note 38.

Note 18 Hedging instruments

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 14.

Derivative financial instruments

	2019			2018
€ thousand	Nominal amount	Fair value positive	Fair value negative	Nominal amount	Fair value positive	Fair value negative
Interest rate derivatives
Interest rate swaps	21,120,894	392,037	254,945	22,396,438	185,171	289,611

Currency derivatives
Currency swaps	20,302,243	292,082	290,171	19,127,105	412,929	150,204

Total	41,423,137	684,120	545,116	41,523,543	598,100	439,815

The changes in the fair values of currency derivatives are primarily the result of the movements in the exchange rates to the US dollar and Swiss franc.

Information on global netting arrangements

Derivative financial instruments are agreed in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). The amounts owed under such an agreement are generally settled and paid on an individual transaction basis. In certain cases, for example if a credit event occurs, all outstanding transactions under the agreement are terminated, the termination value is determined, and a single net amount is paid to settle all transactions.

In addition, this net amount is calculated daily as per the ISDA contract and is furnished to or received from the given business partner as collateral. Therefore, the default risk is limited to the performance of one to two days (calculation of the previous day’s value and transfer of the difference to the previous collateral).

The ISDA agreements do not fulfil the criteria for netting on the balance sheet. This is due to the fact that no legal claim to the netting of the covered amounts because the right to netting is enforceable only in the case of certain future events such as a credit event.

The following table shows the book values of the derivative financial instruments covered by the reported agreements.

Global netting agreements

	2019			2018
€ thousand	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives - Interest rate swaps	392,037	(79,289)	312,749	185,171	(94,104)	91,067
Currency derivatives - Currency swaps	292,082	(223,371)	68,711	412,929	(219,649)	193,280

Total	684,120	(302,660)	381,460	598,100	(313,754)	284,347
Derivative financial instruments with negative fair value
Interest rate derivatives - Interest rate swaps	254,945	(103,428)	151,517	289,611	(169,654)	119,958
Currency derivatives - Currency swaps	290,171	(199,232)	90,939	150,204	(144,100)	6,103

Total	545,116	(302,660)	242,456	439,815	(313,754)	126,061

Guarantees pursuant to § 1(2b) AFFG

€ thousand	31 Dec 2019	31 Dec 2018
Fair value at the beginning of the period	4,521,338	4,095,741
Change resulting from foreign exchange differences	171,340	(558,842)
Change resulting from fair value measurement	237,753	984,440

Net profit for the period	409,093	425,597

Fair value at the end of the period	4,930,431	4,521,338

The change from foreign exchange differences results primarily from the exchange rate of the Euro to the US dollar and Swiss franc (see the indicative exchange rates on the reporting dates – Note 2) as well as from a reduction of the positions in Swiss francs.

Note 19 Composition of the net profit or loss of equity-accounted investments

Equity-accounted investments

€ thousand	2019	2018
OeKB EH Beteiligungs- und Management AG, Vienna	61,636	61,679
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	6,101	6,247

Equity-accounted investments	67,738	67,927

Net profit or loss of equity-accounted investments

Income statement

€ thousand	2019	2018
OeKB EH Beteiligungs- und Management AG, Vienna	4,936	5,318
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	54	391

Share of profit or loss of equity-accounted investments, net of tax	4,990	5,709

Other comprehensive income

€ thousand	2019	2018
OeKB EH Beteiligungs- und Management AG, Vienna	(298)	315
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	—	—

Equity-accounted investments - Share of other comprehensive income	(298)	315

Net profit

€ thousand	2019	2018
OeKB EH Beteiligungs- und Management AG, Vienna	4,637	5,633
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	54	391

Net profit for the period	4,691	6,024

There are no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2019	2018
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is an unlisted holding company. It is the sole owner of Acredia Versicherung AG. It offers a complete range of credit insurance to Austrian businesses.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesellschaft, Hamburg, and is included in the consolidated financial statements according to the equity method. OeKB does not have the power of decision through voting rights or other rights that would allow it to influence the returns from the affiliated company.

Insurance contracts are accounted for according to IFRS 4 taking into account the provisions of the Insurance Supervision Act (VAG). In accordance with IFRS 4, the claims equalisation reserve under the VAG (after deduction of deferred taxes) is reported in IFRS equity. The company exercises the option to apply IFRS 9 together with IFRS 17.

€ thousand	2019	2018
Earned premiums	23,934	24,776
Actuarial result	8,011	10,911
Profit before tax	11,871	12,855
Of which depreciation and amortisation	(344)	(754)
Of which interest income	751	677
Of which interest expense	(69)	—
Profit for the year	9,678	10,428
Other comprehensive income	(585)	617

Total comprehensive income for the year	9,093	11,045
Current assets	30,852	51,017
Of which cash and cash equivalents	17,036	16,520
Non-current assets	151,502	126,448
Current liabilities	18,711	18,963
Non-current liabilities	42,786	37,562

Equity	120,857	120,940
Proportionate share of equity at the beginning of the period	61,679	60,986
Proportionate share of total comprehensive income for the period	4,637	5,633
Dividend payments received	(4,680)	(4,940)

Proportionate share of equity at the end of the period	61,636	61,679

CCP Austria Abwicklungsstelle für

Börsengeschäfte GmbH, Vienna, Austria

Capital Market Services segment	2019	2018
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP.A is operated as a joint venture with Wiener Börse AG, Vienna, and is recognised in the consolidated financial statements according to the equity method.

CCP.A is not a listed company. It acts as the clearing agent for the Vienna Stock Exchange and as the central counter-party for all trades concluded on the Vienna Stock Exchange. CCP Austria was licensed pursuant to Art. 14(1) of Regulation (EU) No. 648/2012 (European Market Infrastructure Regulation, EMIR) in 2014.

€ thousand	2019	2018
Revenue	3,545	3,901
Operating profit	207	776
Profit before tax	145	869
Of which depreciation and amortisation	(214)	(215)
Of which interest income	176	138
Of which interest expense	(238)	(45)
Profit/loss for the year	108	782
Other comprehensive income	—	—

Total comprehensive income for the year	108	782
Current assets	52,438	46,122
Of which cash and cash equivalents	51,961	45,506
Non-current assets	214	428
Current liabilities	40,449	34,056
Non-current liabilities	—	—

Equity	12,203	12,494
Proportionate share of equity at the beginning of the period	6,247	5,856
Proportionate share of total comprehensive income for the period	54	391
Dividend payments received	(200)	—

Proportionate share of equity at the end of the period	6,101	6,247

Note 20 Property, equipment, and intangible assets

Non-current assets in 2019

	Costs
€ thousand	31 Dec 2018	First-time application of IFRS 16	1 Jan 2019	Additions	Assumed in the course of a business combination	Transfers	Disposals	31 Dec 2019
Land and buildings	74,418	—	74,418	20	7,491	—	(10)	81,919
Rights of use buildings	—	8,463	8,463	—	—	—	—	8,463
Fixtures, fittings, and equipment	13,449	—	13,449	1,412	106	—	(798)	14,169
Rights of use vehicle fleet	—	137	137	—	16	—	—	153

Property and equipment	87,867	8,600	96,467	1,432	7,613	—	(808)	104,704
Software	7,251	—	7,251	1,064	1,456	219	(83)	9,907
Advanced payments on software	250	—	250	463	—	(219)	—	494
Customer relationships	—	—	—	—	517	—	—	517

Intangible assets	7,501	—	7,501	1,527	1,973	—	(83)	10,918

Total	95,368	8,600	103,968	2,959	9,586	—	(891)	115,622

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2018	Additions	Disposals	31 Dec 2019	31 Dec 2018	31 Dec 2019
Land and buildings	66,874	2,432	10	69,316	7,544	12,603
Rights of use buildings	—	948	—	948	—	7,515
Fixtures, fittings, and equipment	9,135	1,584	(753)	9,966	4,314	4,203
Rights of use vehicle fleet	—	75	—	75	—	78

Property and equipment	76,009	5,039	(743)	80,305	11,858	24,399
Software	5,527	1,136	43	6,706	1,724	3,201
Advanced payments on software	—	—	—	—	250	494
Customer relationships	—	86	—	86	—	431

Intangible assets	5,527	1,222	43	6,792	1,974	4,126

Total	81,536	6,261	(700)	87,097	13,832	28,525

Non-current assets in 2018

	Costs					Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2017	Additions	Transerfs	Disposals	31 Dec 2018	31 Dec 2017	Additions	Disposals	31 Dec 2018	31 Dec 2017	31 Dec 2018
Land and buildings	73,977	—	441	—	74,418	63,415	3,459	—	66,874	10,563	7,544
Fixtures, fittings, and equipment	13,322	1,324	—	(1,197)	13,449	8,784	1,542	(1,191)	9,135	4,537	4,314
Assets under construction	—	441	(441)	—	—	—	—	—	—	—	—

Property and equipment	87,299	1,765	—	(1,197)	87,867	72,199	5,001	(1,191)	76,009	15,100	11,858
Software	6,510	514	398	(171)	7,251	4,908	763	(144)	5,527	1,602	1,724
Advanced payments on software	198	450	(398)	—	250	—	—	—	—	198	250

Intangible assets	6,708	964	—	(171)	7,501	4,908	763	(144)	5,527	1,800	1,974

Total	94,007	2,729	—	(1,368)	95,368	77,108	5,764	(1,335)	81,536	16,900	13,832

The increase in property and buildings resulted from the property at Parkring 12a due to the acquisition of the majority stake in ÖHT during the financial year. The value of the property itself was € 6.4 million (2018: € 4.4 million).

The rise in intangible assets also resulted primarily from assets from the acquisition of the majority stake in ÖHT, with a value of € 0.5 million being recognised for existing customer relationships in accordance with IFRS 3.

There were no additions from capitalised interest in the current financial year or the previous year. There were no writeups or transfers in the accumulated amortisation and depreciation in the current financial year or previous year.

Lease liabilities in the amount of € 7.6 million (recognition in “Other liabilities”) are connected to the rights of use pursuant to IFRS 16 mentioned above. The interest expense for lease liabilities totalled € 0.2 thousand in the financial year. The expenses for current lease liabilities (the accounting option is not being exercised) came to € 28.9 thousand in the financial year.

Note 21 Deposits from banks and customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 14.

Deposits from banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
Domestic banks	136,294	111,454	689,407	0	825,701	111,454
Foreign banks	483,664	72,201	396,739	343,566	880,403	415,767

Total	619,958	183,655	1,086,146	343,566	1,706,105	527,221

Deposits from customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
States or government-affiliated organisations	674,753	624,238	86	854	674,840	625,092
Others	48,226	52,728	25,764	26,776	73,990	79,504

Total	722,979	676,966	25,850	27,630	748,829	704,596

The increase in payables to banks is primarily the result of the initial consolidation of ÖHT in the amount of € 888.4 million during the financial year (see note 4).

Note 22 Debt securities issued

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 14.

€ thousand	Net book value		Of which listed
	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
Bonds issued	22,300,103	20,146,195	22,300,103	20,146,195
Other debt securities issued	5,622,310	4,374,545	—	—

Total	27,922,413	24,520,740	22,300,103	20,146,195

The amount repayable on maturity for debt securities issued that are measured at fair value option was € 20,680.5 million (2018: € 18,893.4 million).

Of the debt securities issued, € 9,857.9 million will come due in the following year (2018 for 2019: € 8,067.7 million).

The other debt securities issued contain subordinated liabilities in the amount of € 2.0 million (2018: zero).

Note 23 Provisions

Changes in provisions

€ thousand	Start of period	Assumed in the course of a business combination	Use	Release	Addition	End of the period
Non-current employee benefit provisions	134,389	4,131	(6,286)	—	22,391	154,625
Other provisions	16,580	317	(9,998)	(207)	725	7,417

Total provisions 2019	150,969	4,448	(16,284)	(207)	23,116	162,042

Total provisions 2018	145,508	—	(15,669)	(810)	21,941	150,969

Changes in non-current employee benefit provisions

€ thousand	Pension	Termination benefits	Total 2019	Total 2018
Present value of defined-benefit obligations (DBO) = employee benefit provisions at 1 January	107,495	26,894	134,389	128,474
Assumed in the course of a business combination	2,578	1,553	4,131	—
Service cost	1,641	1,276	2,917	1,179
Interest cost	2,095	551	2,646	2,262
Payments	(5,450)	(836)	(6,286)	(5,989)
Actuarial gain/loss	15,888	940	16,828	8,464
Of which actuarial gain/loss arising from changes in parameters	15,612	843	16,455	7,159
Of which actuarial gain/loss arising from experience adjustments	276	97	373	1,304
DBO at 31 December	124,247	30,378	154,625	134,389

Employee benefit provisions at 31 December	124,247	30,378	154,625	134,389

Historical information on defined-benefit obligations

€ thousand	2014	2015	2016	2017	2018
Pension provisions	104,160	103,841	106,136	105,306	107,495
Termination benefit provisions	26,939	26,262	25,229	23,168	26,894

Non-current employee benefit provisions	131,099	130,103	131,365	128,474	134,389

The pension obligations for most of the staff have been transferred to a pension fund under a defined-contribution plan. In connection with this plan, contributions of € 1.1 million were paid to the pension fund in 2019 (2018: € 1.0 million).

Staff costs also included the contributions of € 0.3 million to the termination benefit fund (2018: € 0.3 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It shows the respective absolute amount of the provision recognised at 31 December 2019 when a single assumption is varied at a time. The other assumptions are unchanged in each case.

Sensitivity analyses – Changes in expenses (-)/earnings (+)

€ thousand	Pensions	Termination benefits	Total 2019	Total 2018
Increase in the discount rate by 0.50%	8,135	1,529	9,664	8,144
Decrease in the discount rate by 0.50%	(9,088)	(1,654)	(10,742)	(9,058)
Increase in expected salary growth by 0.50%	(440)	(1,601)	(2,041)	(1,869)
Decrease in expected salary growth by 0.50%	419	1,498	1,917	1,724
Increase in the pension trend by 0.50%	(8,225)	—	(8,225)	(6,911)
Decrease in the pension trend by 0.50%	7,497	—	7,497	6,281
Increase in life expectancy by 10% (corresponds to 1 year)	(7,537)	—	(7,537)	(5,912)

The sensitivity analysis was performed by an independent actuary using the projected unit credit method.

Maturity profile of the non-current employee benefit provisions

	Pensions		Termination benefits
€ thousand	DBO 31 Dec 2019	DBO 31 Dec 2018	DBO 31 Dec 2019	DBO 31 Dec 2018
1 year	5,616	5,237	1,199	1,248
2 to 3 years	10,687	9,677	2,618	1,884
4 to 5 years	10,381	8,790	4,285	4,211
Over 5 years	97,563	83,791	22,276	19,551

Total	124,247	107,495	30,378	26,894
Duration	14.1 years	13.6 years	10.6 years	10.8 years

Other provisions

€ thousand	2019	2018
Staff-related provisions	7,252	11,794
Legal and consulting expenses	—	570
IT projects	—	108
Other provisions	165	4,108

Total	7,417	16,580

Note 24 Tax assets and tax liabilities

Tax assets and liabilities each include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies (see also Note 13).

OeKB Group has no (unused) loss carryforwards.

Deferred taxes

	Deferred tax assets		Deferred tax liabilities
€ thousand	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
Loans and advances to banks	—	1,398	8,057	—
Loans and advances to customers	—	725	2,270	—
Other financial assets	—	—	61,322	62,813
Derivative financial instruments	136,279	109,954	171,030	149,525
Guarantees pursuant to § 1(2b) AFFG	—	—	1,232,608	1,130,335
Property, equipment, and intangible assets	—	—	1,672	—
Other assets	498	—	—	—
Deposits from banks	8,451	—	—	—
Debt securities issued	1,237,139	1,120,988	—	—
Provisions	22,906	18,085	—	—
Other liabilities	—	—	323	213
EFS interest rate stabilisation provision	131,358	149,726	—	—

Total	1,536,631	1,400,876	1,477,282	1,342,886

Tax settlement	(1,477,282)	(1,342,886)	(1,477,282)	(1,342,886)

Tax claims (liabilities), net	59,349	57,991

€ thousand	2019	2018
Change	1,358	151
Of which assumed in the course of a business combination	630	—
Of which in the income statement	(3,417)	(1,876)
Of which in the net other comprehensive income	4,145	2,027

Unrecognised deferred taxes payable

As in the previous year, there were no deferred taxes payable for temporary differences relating to shares in subsidiaries and joint ventures on 31 December 2019.

Note 25 EFS interest rate stabilisation provision

The EFS interest rate stabilisation provision is formed for the Export Financing Scheme. The provision is based on the actual obligation regarding the use of surpluses from the Export Financing Scheme. This obligation arises from the rules for the fixing of interest rates in the Export Financing Scheme, which specify fixed margins for OeKB, and from a directive from the Austrian Ministry of Finance on the use of surpluses from the scheme (see also Note 1).

The additions to and utilisation of the EFS interest rate stabilisation provision result from the net interest income from the Export Financing Scheme less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the refinancing of the scheme. The net effects from the measurement of the derivative financial instruments, guarantees pursuant to § 1(2b) AFFG, and the receivables and payables of the EFS are also included in this item. In accordance with the associated decisions, the provision is used to stabilise the terms of export financing loans.

Change in the EFS interest rate stabilisation provision

€ thousand	2019	2018
At the beginning of the period	1,553,218	1,638,577
Effect from first-time application of IFRS 9 (from credit risk)	—	(81)
At the beginning of the period	1,553,218	1,638,496
Release/allocation from the net interest income	(68,590)	(60,833)
Release/allocation from the net credit risk provisions	(31)	16
Release/allocation from the net gain or loss on financial instruments measured at fair value through profit or loss	(63,259)	(24,461)
Release/allocation from the net other operating income (note 4)	124	—

Change in the EFS interest rate stabilisation provision	(131,756)	(85,278)

At the end of the period	1,421,462	1,553,218

Note 26 Capital management

Equity disclosures

The subscribed capital of € 130.0 million (2018: € 130.0 million) is divided into 880,000 no-par value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder.

The capital reserve remained unchanged at € 3.3 million and is restricted pursuant to § 229(4) UGB.

The retained earnings attributable to owners of the parent increased by € 17.8 million to € 680.9 million (2018: € 663.1 million). The retained earnings contain an amount of € 10.6 million (2018: € 10.6 million) as a legal reserve pursuant to § 229(4) UGB.

The IAS 19 reserve is the result of actuarial gains and losses on defined-benefit pension plans and increased by minus € 12.8 million to minus € 37.5 million in annual comparison. The FVOCI reserve results from the fair value measurement of investments in other unconsolidated companies and came to € 19.1 million.

The Executive Board will propose to the 74th Annual General Meeting on 27 May 2020 that the profit available for distribution reported in Oesterreichische Kontrollbank AG’s financial statements for the year 2019 in the amount of € 32.9 million be used to pay a dividend of € 22.75 per share plus a bonus of € 14.43 per share. In total, the proposed dividend will be € 32.7 million. This represents approximately 25% of the participating share capital for 2019. After payment of the compensation to the Supervisory Board members, the remaining balance is to be carried forward.

The dividend payment for the 2018 financial year, which was made in May 2019, amounted to € 22.75 per share plus a bonus of € 14.43 per share or a total of € 32.7 million. The return on assets pursuant to § 64(1)19 BWG attributable to the owners of the parent was 0.1% in 2019 (2018: 0.1%).

Capital management

Pursuant to § 3(1)7 BWG, Regulation (EU) No. 575/2013 and § 39(3) and (4) BWG do not apply to transactions of Oesterreichische Kontrollbank Aktiengesellschaft related to export promotion under the Export Guarantees Act and the Export Financing Guarantees Act. Pursuant to § 3(2)1 BWG, the following legal provisions also do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) BWG. Pursuant to § 3(1)11 BWG, the provisions of the BWG and Regulation (EU) No. 575/2013 do not apply to the business activities of ÖHT (though § 5[1]1 to 4a and 6 to 14, §§ 39 to 39b, §§ 40 to 42, § 65, §§ 69 to 73a, and §§ 98 to 99e BWG do apply).

The bank group pursuant to § 30 BWG consists of Oesterreichische Kontrollbank AG, OeKB CSD GmbH, Oester-reichische Entwicklungsbank AG, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. The strategy of OeKB Group aims to maintain a stable capital base over the long term. There were no material changes in capital management. The Group satisfied the capital requirements of the national supervisory authority at all times during the reporting period.

The minimum regulatory capital requirement for credit risk is determined in accordance with the provisions of Regulation (EU) No. 575/2013. The capital required to be held for operational risk is determined according to the Basic Indicator Approach. The credit risk is significantly lower due to the exemptions from the supervisory regulations described above. The bank group does not hold a trading book. At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both metrics are monitored.

OeKB is the parent institution of the OeKB bank group for the purposes of § 30 BWG. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No. 575/2013 showed the following composition and development:

€ thousand	2019	2018
Risk-weighted assets (standardised approach to credit risk)	643,450	557,088

Total risk exposure amount (total regulatory capital requirement/8%)	960,000	877,213
Minimum regulatory capital requirement for
Credit risk	51,476	44,567
Foreign exchange risk	4,294	5,258
Operational risk (Basic Indicator Approach)	21,030	20,352

Total regulatory capital requirement	76,800	70,177
Consolidated regulatory capital pursuant to Part 2 CRR
Paid-up share capital	130,000	130,000
Reserves*	624,447	626,544
Less deductions
Intangible assets	(4,125)	(1,974)

Common equity tier 1 capital	750,322	754,570

Tier 1 capital	750,322	754,570

Available regulatory capital pursuant to Part 2 CRR	750,322	754,570
Surplus regulatory capital	673,522	684,393
Consolidated capital adequacy ratio (regulatory capital as a percentage of total risk-weighted assets)	78.2%	86.0%
Consolidated tier 1 ratio	78.2%	86.0%
Cover ratio (regulatory capital as a percentage of the capital requirement)	977.0%	1,075.2%

*

Pursuant to Art. 26(2) CRR, earnings for the year are included in common equity tier 1 only after the official adoption of the final annual financial results. The dedicated reserve for technical assistance is deducted from the reserves.

This results in the following ratios pursuant to Art. 92(1) lit. a to c of Regulation (EU) No. 575/2013 at the reporting date, which are compared with the minimum ratios for the Group:

Minimum ratios pursuant to Article 92 of Regulation (EU) No. 575/2013

	2019		2018
In %	Minimum ratio	Actual ratio	Minimum ratio	Actual ratio
Core tier 1 ratio	7.372	78.200	6.376	86.020
Tier 1 ratio	8.872	78.200	7.876	86.020
Total capital ratio	10.872	78.200	9.876	86.020

Calculation of the actual ratio

Core tier 1 ratio =	Common equity tier 1 capital pursuant to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Tier 1 ratio =	Tier 1 capital pursuant to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Total capital ratio =	Available regulatory capital pursuant to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Minimum ratio for OeKB Group

In %	2019	2018
Core tier 1 ratio pursuant to Art. 92(1) lit. a of Regulation (EU) No. 575/2013	4.500	4.500
Capital conservation buffer pursuant to § 23 BWG in conjunction with § 103q line 11 BWG	2.500	1.875
Anti-cyclical capital buffer pursuant to § 23a BWG in conjunction with § 103q line 11 BWG	0.372	0.001
Core tier 1 ratio pursuant to Art. 92(1) lit. a of Regulation (EU) No. 575/2013 including buffer requirements	7.372	6.376
Tier 1 ratio pursuant to Art. 92(1) lit. b of Regulation (EU) No. 575/2013 including buffer requirements	8.872	7.876
Total capital ratio pursuant to Art. 92(1) lit. c of Regulation (EU) No. 575/2013 including buffer requirements	10.872	9.876

The required ratios result from Art. 92(1) of Regulation (EU) No. 575/2013, the additional capital buffer requirements of the BWG, and the capital buffer regulation of the FMA.

Other disclosures and risk report

Note 27 Revenue

OeKB Group primarily generates revenue from contracts with customers from the sale of banking services (fee and commission income). Other income sources (other revenue) are revenue from assigned staff and service agreements. The following table shows a breakdown of the revenue from contracts with customers by the most important types of service and of the other revenue by the time of realisation. The table also shows the assignment of the broken down revenue to the reportable segments of OeKB Group. The Tourism Services segment was created during the financial year due to the initial consolidation of ÖHT.

Revenue flows

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2019	Export Services	Capital Market Services	Other Services	2018
Income from
Credit operations	2,858	—	1,788	—	4,646	2,766	—	—	2,766
Securities services	—	30,858	—	—	30,858	—	31,234	—	31,234
Export guarantees	14,636	—	1,437	—	16,073	14,767	—	—	14,767
Energy clearing	39	2,451	—	—	2,489	45	2,406	—	2,451
Other services	1,750	292	—	760	2,802	1,542	677	625	2,844

Revenue from contracts with customers	19,284	33,601	3,224	760	56,869	19,120	34,318	625	54,062
Assigned staff	—	7	—	344	351	—	10	1,006	1,016
Billed services	152	654	528	1,705	3,039	175	650	1,973	2,798

Other revenue	152	661	528	2,049	3,390	175	660	2,979	3,814

Total revenue	19,436	34,262	3,752	2,809	60,259	19,294	34,978	3,603	57,876

Services rendered at a specific point in time	5,862	16,801	—	13	22,676	4,630	16,662	12	21,304
Services rendered over a period of time	13,574	17,461	3,752	2,795	37,583	14,664	18,316	3,592	36,572

Total revenue	19,436	34,262	3,752	2,809	60,259	19,294	34,978	3,603	57,876

The “Other liabilities” contain deferred liabilities relating to revenue from contracts with customers in the amount of € 10.1 million (2018: € 8.3 million). These liabilities pertain mostly to fees and commissions already received in relation to export guarantees. These fees are recorded over a specific period of time in the cases where the terms of the guarantees from the Republic of Austria to be managed by OeKB Group are greater than 1 year.

The revenues recognised in financial year 2019 from fees and commissions received in previous periods came to € 1.6 million (2018: € 1.7 million).

As permitted by IFRS 15, no disclosures are made about remaining service obligations that have an expected residual term of 1 year or less as at 31 December 2019.

Note 28 Information regarding the consolidated statement of cash flows

The consolidated statement of cash flows shows the state and development of the cash and cash equivalents of OeKB Group. The reported cash position consists largely of cash and balances at central banks and corresponds to the item cash and cash equivalents on the balance sheet. The Group has additional liquidity reserves (see Note 36), but these are not included in the definition of cash and cash equivalents. This additional liquidity buffer is formed in the EFS and is only used in stress scenarios. The reported cash and cash equivalents are denominated exclusively in Euros.

The cash flow from operating activities include the changes in loans and advances to banks and customers, the changes in deposits from banks and customers, and the changes in debt securities issued. In net cash from operating activities, all income and expense components are adjusted for non-cash items, especially depreciation, amortisation, and impairment; changes in provisions and loan loss provisions; deferred taxes; and unrealised currency translation gains and losses; as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains are incurred primarily in connection with the issue of long- and short-term debt securities issued for the EFS. The exchange rate risks are mostly covered by the guarantees pursuant to § 1(2b) AFFG. OeKB Group thus does not bear any exchange rate risk from the Export Financing Scheme. Fluctuations in exchange rates have little or no impact on cash and cash equivalents held or due in foreign currency.

The cash flow from investing activities reflects changes in the other financial assets in the investment portfolio, in the property, equipment, and intangible assets. The cash flow from financing activities reflects changes in equity transactions with the owners.

Reconciliation of the changes in equity to the cash flows from financing activities

€ thousand	Notes	Retained earnings 2019	Non-controlling interests 2019	Net cash from financing activities 2019	Retained earnings 2018	Non-controlling interests 2018	Net cash from financing activities 2018
Balance sheet at 31 Dec 2017		—	—	—	667,531	—	—
Effect from first-time application of IFRS 9		—	—	—	(4,266)	—	—

Balance sheet at 1 Jan		663,104	—	—	663,265	—	—
Dividends paid	26	(32,718)	(469)	(33,187)	(32,858)	—	(32,858)

Total change in cash flows from financing activities		(32,718)	(469)	(33,187)	(32,858)	—	(32,858)
Transfer due to a disposal in the investments in other unconsolidated companies		—	—	—	565	—	—
Profit for the year		50,513	933	—	32,132	—	—
Balance sheet at 31 Dec		680,899	—	—	663,104	—	—

Most important developments during the financial year

The cash flow from operating activities in the amount of € 427.8 million (2018: € 21.8 million) changed by € 406.0 million compared with the previous year. The change is due to higher earnings (before taxes) as well as primarily the change of loans and advances to banks and customers, the change in the deposits from banks, and the change in the debt securities issued. The payments for the purchase of loans and advances to banks and customers exceeded the repayments from redemptions by € 3,749.1 million (2018: € 2,301.1 million). Corresponding to the loans and advances to banks and customers, proceeds from deposits from banks and customers and debt securities issued rose by € 4,203.0 million (2018: € 2,316.4 million).

The cash flow from investing activities in the amount of € 91.8 million (2018: minus € 89.7 million) changed by € 181.5 million compared with the previous year. Proceeds exceeded payments in the business year, primarily due to the reduction of the liquidity buffer in the EFS.

Note 29 Analysis of remaining maturities

Remaining maturities pursuant to § 64(1) BWG at 31 December 2019

€ thousand	Repayable on demand	Up to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
Loans and advances to banks	17,855	2,016,521	6,495,528	9,583,340	4,135,527	22,248,771
Loans and advances to customers	8,563	56,680	195,107	724,803	559,366	1,544,519
Other financial assets	329,478	39,328	281,404	1,320,598	996,180	2,966,988

Total	355,896	2,112,529	6,972,039	11,628,741	5,691,073	26,760,278
Deposits from banks	169,458	670,943	166,065	501,505	198,134	1,706,105
Deposits from customers	659,462	2,943	20,667	50,041	15,716	748,829
Debt securities issued	—	6,593,716	3,264,168	15,453,573	2,610,956	27,922,413

Total	828,920	7,267,602	3,450,900	16,005,119	2,824,806	30,377,347

Remaining maturities pursuant to § 64(1) BWG at 31 December 2018

€ thousand	Repayable on demand	Up to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
Loans and advances to banks	204,639	484,104	6,306,779	8,414,826	4,132,839	19,543,187
Loans and advances to customers	1,756	11,833	55,907	237,243	161,159	467,898
Other financial assets	557,663	190,520	101,845	1,107,009	1,131,682	3,088,719

Total	764,058	686,457	6,464,532	9,759,078	5,425,680	23,099,805
Deposits from banks	480,685	335	46,201	—	—	527,221
Deposits from customers	648,770	902	5,400	44,023	5,501	704,596
Debt securities issued	—	4,323,702	3,735,611	12,322,491	4,138,936	24,520,740

Total	1,129,455	4,324,939	3,787,212	12,366,514	4,144,437	25,752,557

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment.

Note 30 Subordinated assets

The balance sheet contains no subordinated assets as in the previous year.

Note 31 Assets pledged as collateral

€ thousand	2019	2018
Collateral for credit risks in derivative financial instruments
Collateral pledged	294,479	108,480
Collateral received	450,643	297,030

The change in the assets and liabilities pledged as collateral is due to the changes in the collateral furnished and received pursuant to ISDA contracts with derivatives partners (see Note 18).

Note 32 Contingent liabilities and other off-balance sheet commitments

The contingent liabilities not reported on the balance sheet in the amount of € 295.4 million (2018: € 66.3 million) pertain to guarantees issued by OeEB in the amount of € 57.2 million (2018: € 66.3 million) that are in turn backed by guarantees from the Republic of Austria pursuant to the AusfFG and, for the first time in the financial year, guarantees issued by ÖHT in the amount of € 238.3 million that are backed by an indemnity from the Republic of Austria. Information about the undrawn credit facilities and commitments to lend is provided in Note 37.

Note 33 Other off-balance sheet commitments

Pursuant to § 2(3) ESAEG, the fully consolidated companies of OeKB Group are required to guarantee a proportionate amount of deposits under the deposit insurance system operated by the Vienna-based Einlagensicherung AUSTRIA Ges.mb.H. OeKB, OeEB, OeKB CSD, and ÖHT are members of this institution.

Note 34 Fiduciary assets and liabilities

Off-balance sheet fiduciary transactions amounted to € 135.8 million (2018: € 130.9 million). The fiduciary transactions for the Republic of Austria pertain mostly to the operations of the development bank that were entered into under the advisory programme and the “Holdings financed by federal funds” according to § 3 of the contract pursuant to § 9(1) AusfFG, as well as to the fiduciary account of the federal government.

Off-balance sheet fiduciary transactions amounted to € 467.6 million. The fiduciary transactions under the ERP fund pertain largely to the business activities of Österreichische Hotel- und Tourismusbank that were commenced under the aws erp tourism programme (legal basis: ERP Fund Act, general provisions for the aws erp programme, Regulation [EU] No. 651/2014 Article 14 and Article 17, and Regulation [EU] No. 1407/2013).

Note 35 Supplementary disclosures on assets and liabilities pursuant to the BWG

Supplementary disclosures pursuant to § 43 and § 64 BWG

€ thousand	31 Dec 2019		31 Dec 2018
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	3,673,544	24,315,713	2,507,033	18,029,801
Issued or originated outside Austria	4,110,538	28,509,531	2,711,518	20,626,744

Note 36 Financial risk management

Overview and special features of OeKB Group

In significant business segments, the OeKB bank group (corresponds to OeKB Group) acts as a contractor to the Republic of Austria. It engages in no retail or deposit-taking business. As the parent company, OeKB is a special-purpose bank for capital and energy market services, and the Austrian export industry. The bank subsidiary Oester-reichische Entwicklungsbank AG supplements the Export Services, and the bank subsidiary OeKB CSD GmbH the Capital Market Services. Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., which finances investment projects in the Austrian tourism and leisure industry, is managed as the separate Tourism Services segment.

Risk management and risk controlling are key processes that are integral to the business strategy and are designed to ensure the lasting stability and profitability of the company and the entire bank group. Each risk exposure is accepted after careful consideration and must conform with the risk policy and strategy defined by the Executive Board. The policy and strategy are intended to ensure a stable return on equity on the basis of a conservative approach to business and operational risks. The risk policy and strategy set out the risk management principles, the risk appetite, and the principles for the measurement, control, and limitation of the defined risk categories.

The Export Financing Scheme represents the great majority of the balance sheet (see also Note 1).

The risks of the Export Financing Scheme that is administered for the Republic of Austria are mitigated by extensive collateral and guarantees, especially from the Austrian government. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customer access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in refinancing operations (creditor guarantees) and the government guarantees for exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are highly important for the business model. OeKB Group is not subject to the liquidity regulations (LCR, NSFR) or European and national provisions for the banking union (such as the BRRD). Further exemptions exist regarding export guarantees (i.e. the EFS), in particular the exemption from the CRR (Regulation [EU] No. 575/2013). These exemptions apply to OeKB as the parent company of OeKB Group as well as to the fully consolidated banking subsidiary Oesterreichische Entwicklungsbank AG. Similar exceptions apply to the Group member bank OeKB CSD GmbH, which is authorised as a central depository under the CSD Regulation (see § 3[1]12 BWG) and for Österreichische Hotel- und Tourismusbank GmbH (see § 3[1]11 BWG), the majority of which was acquired in 2019.

OeKB as the parent bank runs the Internal Capital Adequacy Assessment Process (ICAAP) pursuant to § 39a(1) BWG on a consolidated basis as the Group ICAAP. The majority stake that was acquired in ÖHT in 2019 was integrated into the Group ICAAP based on the figures from the subsidiary’s solo ICAAP. As data integration improves, ÖHT is to be gradually integrated on an individual transaction basis in the future, and risk budgets are also to be allocated.

Because of the special importance of the Export Financing Scheme and based on the management principles of OeKB Group, the EFS is treated as a separate investment risk entity (part of credit risk) in the Group ICAAP. For this purpose, a separate risk coverage calculation is performed for the EFS. The EFS poses no risks for the OeKB Group so long as it can bear its own risks. Any risk exceeding the Export Financing Scheme’s risk coverage capital would become part of the Group’s credit risk. For details, see “ICAAP EFS and its integration in the Group ICAAP”.

The following contents of this note specify the risk management objectives, policies, and processes of OeKB Group with regard to market, credit, and business risk as well as with regard to operational and liquidity risk.

Aside from the sub-ICAAP for the EFS (see above) and the allocation of risk budgets for the bank subsidiaries, no other risk capital is assigned to the individual segments of OeKB Group. Because of the far-reaching exceptions (see above), risk management is not conducted according to the CRR regulations for the most part, but according to the pillar 2 concepts of ICAAP and ILAAP.

Risk management framework

The Executive Board bears overall responsibility for the establishment of an adequate, functional, and holistic risk management system that covers all material operational and business risks of OeKB bank group. It meets this obligation by enacting suitable organisational measures as well as by providing a suitable guideline structure.

Guideline structure

One central guideline of the risk management framework is the risk policy and strategy of OeKB Group, which the Executive Board formulates and adopts in coordination with the Chief Risk Officer (CRO) and in consultation with the Risk Committee on an annual basis in line with the business strategy.

The Risk Policy and Strategy sets out the risk management principles, the key features of the risk management organisation, the risk appetite, and the principles for the measurement, control, and limitation of the defined risk categories. In this manner, the Executive Board ensures the uniform management of risks throughout the bank group.

Each risk exposure that is accepted must conform with the Risk Policy and Strategy of OeKB Group. This is the foundation for a comprehensive system of internal guidelines for the management of group risks.

This guideline framework has a cascading structure. The policies and guidelines adopted by the Executive Board form the uppermost level. Along with the risk policy and strategy, this includes the Code of Conduct, in which behavioural standards as well as a complaint handling system are defined, a risk adequate remuneration policy, and the Fit & Proper Policy. The downstream organisational units (for example the Risk Management Committee) that are responsible for risk management create more detailed, concrete guidelines as needed on the basis of these executive policies and guidelines. The work instructions, standard operating procedures, and method and process documentation that are derived from the adopted guidelines and policies form the bottom level and are generally under the responsibility of the department heads. The policies and guidelines apply to the entire bank group or to the individual company depending on their individual purposes and content.

Organisation

Given OeKB Group’s key business activities and its specific business and risk structure, the Bank has adopted a clear functional organisation for its risk management process with well defined roles. In line with proportionality rules, there is no separation between risk origination and risk oversight in the Executive Board.

The Risk Management Committee (RMC) plays a central role in risk management, and the majority of the committee members are appointed by the risk-controlling units. The function of the Risk Management Committee consists of strategic risk management and risk controlling in accordance with the valid risk policy and risk strategy. The Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and decides what action to take based on the risk reports. The Risk Management Committee set up a Non-Financial Risk Committee (NFRC) as a sub-committee in 2019 to enhance its ability to control non-financial risks, especially operational and ICT (information and communication technology) risks. As part of overall bank risk management, the RMC proposes limits to the Executive Board based on the risk coverage calculation as well as procedures for risk monitoring. The RMC also adopts guidelines to implement the principles set forth in the risk policy and strategy, including the ICAAP manual and the liquidity risk management manual.

The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer (CRO), supported by the Financial Risk Manager, the Operational Risk Manager, and the Chief Information Security Officer (CISO). The CRO reports directly to the Executive Board and, once a year, to the Risk Committee of the Supervisory Board. The CRO directs the Risk Controlling department, which is responsible for the measurement and assessment of financial risks, operating-level financial risk controlling including monitoring the internal limits, and the practical implementation of the Internal Capital Adequacy Assessment Process.

The standards for the Operational Risk Management are implemented in OeKB’s business operations by the “Organisation, Construction, Environmental Issues, and Security” department with the exception of information security matters, which are the responsibility of the CISO. The activities relating to Operational Risk Management and Information Security and those coming under the remit of the Internal Control System Officer are subject to ongoing coordination.

An adequate organisational structure for preventing money laundering and for ensuring compliance complement the governance framework. The internal outsourcing policy was adapted to the EBA Guidelines on Outsourcing Arrangements and an Outsourcing Officer was appointed in 2019.

Risk management is supplemented by the Internal Control System (ICS), which ensures compliance with guidelines and risk-mitigation measures. An Internal Control System Officer was nominated to ensure that the ICS complies with the legal requirements and to implement and continuously refine the ICS guideline enacted by the Executive Board. Largely automated IT general controls and audits conducted by the Internal Audit department ensure its effectiveness.

Internal Audit and Group Internal Audit serve as a third line of defence and conduct regular audits on the organisational units involved in the risk management processes and on the employed procedures.

The Supervisory Board oversees all risk management arrangements at OeKB and receives quarterly reports on OeKB Group’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee pursuant to § 39d BWG, which convened for two meetings in 2019. The Audit Committee of the Supervisory Board also monitors the effectiveness of the Internal Control System. The Supervisory Board has also set up a Nomination Committee and a Remuneration Committee.

OeKB Group has implemented a comprehensive and risk-oriented reporting and limit system to ensure that the senior management responsible for managing and monitoring financial and operational risks are informed adequately and in good time. This reporting includes the quarterly risk reports by the Executive Board to the Supervisory Board and annual coordination and consultation within the Risk Committee of the Supervisory Board pursuant to § 39d BWG.

As part of the operational risk management strategy, organisational structures have been defined for various emergency and crisis scenarios.

Internal Capital Adequacy Assessment Process (ICAAP)

Risk appetite and approaches to risk control

The ICAAP is conducted at the group level and serves to ensure the maintenance of the defined bank-specific level of capital adequacy and forms an integral part of the management process as a controlling and measurement tool. The risk appetite is set annually by the Executive Board in coordination with the Risk Committee of the Supervisory Board.

The process accounts for the going concern approach and the gone concern approach. The key difference between the two approaches lies in the definition of the economic capital available to cover risk and the choice of the confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern approach).

Risk coverage calculation and limitation

The risk coverage calculation is performed quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. In the risk coverage calculation, the economic capital requirement is compared with the risk coverage capital (internal or business capital). This is done in consideration of different coverage objectives and approaches (going concern and gone concern).

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated on the basis of a one-year horizon at the confidence levels defined in the steering principles.

The risk coverage calculation especially takes all defined material risk categories into account, namely credit risk, market risk, operational risk, and business risk. Credit risks are measured using the credit value at risk (CVaR) approach and market risks using the VaR approach. Business risk is determined on the basis of a statistical analysis of empirical target deviations in the operating profit.

Based on the results of the risk coverage calculation and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risk for OeKB Group as a whole as well as risk budgets for the bank subsidiaries. Compliance with these limits and risk budgets is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board on a quarterly basis. There is no steering of individual business divisions or segments in the economic capital within OeKB Group, as this is of limited relevance; a separate ICAAP is conducted for the EFS.

Additional operational limits are also in place in key areas. These also cover the monitoring of risk concentrations.

In the risk coverage calculation, concentrations of risk between risk types are taken into consideration by determining the aggregate risk by adding up the individual type-specific risk capital amounts and thus assuming a perfectly positive correlation.

The measurement of operational risk is based on the Basic Indicator Approach expanded by a distribution for scaling to the respective confidence level of the specific approach.

The following table shows the high risk-bearing capability of OeKB Group in the going concern and gone concern approach. The increase in the economic capital can primarily be attributed to the acquisition of the majority stake in ÖHT.

Risk coverage calculation for OeKB Group

	31 Dec 2019		31 Dec 2018
		Available risk		Available risk
€ thousand	Economic capital	coverage capital	Economic capital	coverage capital
Going Concern	85,274	696,448	66,677	686,474
Gone Concern	126,598	856,731	87,955	846,057

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers and multivariate market-specific tests. To assess the sustainability of the risk-bearing capacity under adverse market conditions, input parameters such as volatilities, correlations, and probabilities of default are subject to stress on the basis of a macroeconomic scenario and then evaluated on the basis of this risk-bearing capacity.

Comparison of risk pursuant to ICAAP with minimum regulatory capital requirements pursuant to Art. 92 of Regulation (EU) No. 575/2013

	Value at Risk pursuant to ICAAP (confidence level 99.98%)		Regulatory capital requirement purs. to Reg. (EU) No. 575/2013 (see Note 26)
€ thousand	31 Dec 2019	31 Dec 2018	31 Dec 2019	31 Dec 2018
Credit risk	71,096	33,100	51,476	44,567
Commodity and foreign exchange risk	5,607	10,679	4,295	5,258
Other market risk in the banking book	15,387	14,090	—	—
Other risks	6,028	4,188	—	—
Operational risk	28,481	25,896	21,030	20,352

The most significant change pertains to the credit risk in the ICAAP, which increased substantially due to the acquisition of the majority stake in ÖHT. As a result, the risk in the ICAAP also exceeds the regulatory capital requirement pursuant to CRR (ÖHT is not subject to CRR). The risk reduction in the item “Commodity and foreign exchange risk” resulted primarily from changes in the investment portfolio.

Market risk – banking book

Market risk is the risk of losses due to changes in market parameters. OeKB distinguished between specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, OeKB Group’s market risks relate only to banking book positions.

The risk amounts for market risk are assessed in the Group ICAAP (see previous table) using the value at risk (VaR) concept to estimate maximum potential losses within a single year (holding period). According to the steering principles, the calculation is carried out at the two confidence levels of 99.9% and 99.98% by means of Monte Carlo simulations. The exchange rate risk is included in the item “Commodity and foreign exchange risk” and amounted to € 3.6 million (31 December 2018: € 4.6 million).

The volatilities and correlations needed for the Monte Carlo simulation are derived on the basis of a three-year historical reference period and a one-year current reference period. The higher of the VaR values calculated in this manner is used in the risk coverage calculation. This ensures that the calculated level of risk reacts rapidly to rising volatility and correlations, and that the calculated value is not misleadingly low in phases of very low volatility and correlations.

The market risk limit is set by the Executive Board based on the proposal of the Risk Management Committee. This is managed in operational terms on the basis of these requirements by the Treasury department, which administers the proprietary portfolio that makes the most significant VaR contribution. This proprietary portfolio consists of bonds held directly as well as of a special purpose fund. The value at risk is calculated on an overall basis by including the fund metrics in the risk calculation, and covers equity and exchange rate risks as well as general and specific interest rate risks.

The effects of extreme market changes are also determined by means of stress tests, which also serve to assess the plausibility of the VaR values. These tests comprise both the determination of the value at risk under stress conditions (such as credit migration and correlations) and multivariate stress tests based on specific historical scenarios (such as Black Monday, 11 September, and the 2007/08 financial crisis). The effects of interest rate shifts and twists as defined by the EBA Guidelines on interest rate risk in the banking book are also calculated in present-value and the outlier tests are performed pursuant to the listed EBA Guidelines on a quarterly basis.

Credit risk

OeKB Group differentiates between the following types of credit risk: counterparty risk/default risk, investment risk, and concentration risk.

OeKB Group engages in no material credit operations outside of the EFS and the tourism financing. The overall low credit risks of the bank group compared with the risk coverage capital therefore stem primarily from the proprietary portfolio (bonds) and non-consolidated companies.

Credit risks are assessed using the credit value at risk (CVaR). This is the difference between absolute VaR at a given confidence level (for example 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of a Vasicek distribution assuming a one-year holding period. The CVaR amounted to € 71.1 million as at 31 December 2019 (31 December 2018: € 33.1 million).

Concentration risks are low because of the broad diversification of the proprietary portfolio and in terms of counter-parties and sectors of industry. The major loan limits must also be followed in this, and reports are submitted regularly to the RMC and the Executive Board. ÖHT’s concentration on the tourism and leisure industry in Austria is inherent to the company’s business model, so loans are only provided under stringent collateral requirements.

The credit risk limits are set by the Executive Board according to the proposal of the RMC, which is based on the risk coverage calculation; compliance is monitored by the RCO. Credit derivatives are not used.

The creditworthiness of counterparties is assessed using a clear rating and mapping system. This rating is based on a detailed 22-part internal master scale that differentiates between sovereign and other counterparties in the very good rating segment in assessing the probability of default. The PDs are derived taking migration risks into account. This rating and mapping system is adopted by the RMC and is reviewed annually by the RCO.

EFS ICAAP and its integration in the Group ICAAP

The EFS, which OeKB manages as an agent of the Republic of Austria, accounts for the vast majority of the total assets and is managed as a separate accounting entity from the other business activities. In line with OeKB Group’s steering principles, OeKB performs a separate risk coverage calculation for the EFS. Risks within the EFS that are not covered by the guarantees from the Republic of Austria (guarantees and avals according to AusfFG and AFFG) are evaluated and compared with the EFS interest rate stabilisation provision pursuant to UGB, which serves as risk coverage capital for the EFS.

This interest rate stabilisation provision results from surpluses generated in the EFS, which are to be retained in the EFS in accordance with the decree of the Ministry of Finance from 1968 (non-interest liability). As the tax office only treats the EFS interest rate stabilisation provision as a “deductible debt item” if the funds are used to lower the effective refinancing interest rate, a tax provision is added to the economic capital for credit risk when calculating the risk-bearing capacity.

The EFS is taken into account as investment risk within OeKB Group’s Internal Capital Adequacy Assessment Process (ICAAP). Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB Group’s credit risk and is included in the calculation of risk coverage for OeKB Group.

The EFS has always had an unimpaired risk-bearing capacity to date, and there has never been a spillover of risks.

The most substantial risk types by far are credit and interest rate risk. Other relevant risk positions are CVA risk in connection with swap transactions and the refinancing risk.

Credit risk in the Export Financing Scheme

OeKB Group’s credit exposure consists primarily of financial instruments in the Export Financing Scheme (loans and advances to banks and customers). These loans are extended according to strict principles and high collateral requirements (mainly by guarantees of the Republic of Austria). To secure credit risks in connection with derivative financial instruments, collateral agreements are concluded with all counterparties. Credit derivatives are not used.

The extensive collateral and guarantees provided by the Republic of Austria result in a high level of risk concentration vis-à-vis the Republic of Austria, which is not measured due to the high quality of the collateral.

Credit risks above and beyond this are assessed using the credit value at risk (CVaR). This is the difference between absolute VaR at a given confidence level (99.9% in the going concern approach and 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of a Monte Carlo simulation assuming a one-year holding period.

In addition to the risk concentration vis-à-vis the Republic of Austria, there are also significant concentrations vis-à-vis banks and other guarantors. These concentrations are inherent to the business model, and scope for diversification in this regard is limited. Due to the use of the Monte Carlo simulation, the calculated CVaR contains both business partner concentration risks as well as concentrations relating to guarantors and the probability of impairment as based on their credit ratings and correlation with the borrowers.

Credit risk is managed on the basis of the risk coverage calculation and the limits defined on this basis, and in day-to-day operations through a business partner limit system in which business partners and guarantors as well as combinations thereof are assigned limits. The concrete limits are assigned by the Executive Board based on the recommendations of the Credit Committee. Compliance is monitored by the Risk Controlling department.

See Note 37 for rating assignments and impairment calculations.

Market risk in the Export Financing Scheme

In accordance with the primary steering principle, market risk is measured by means of the earnings at risk (EaR) and includes interest rate risks and, to the extent not guaranteed by the Republic of Austria, a limited level of exchange rate risks. As is the case for the measurement of credit risk, market risk is measured by means of a Monte Carlo simulation with the confidence levels specified above and a planning period of one year.

The Treasury department is responsible for the operational management of market risk based on the requirements from the EFS ICAAP and, in particular, in coordination with the Asset Liability Management Committee (ALCO), to which the Treasury department submits regular reports. The ALCO, which includes the Executive Board, is also responsible for defining the EFS asset rates and for designing the EFS products.

The effects of interest rate shifts and twists as defined by the EBA Guidelines on interest rate risk in the banking book are also calculated in present-value and net-result terms on a quarterly basis and are reported to the Risk Management Committee and the Executive Board (see Note 37).

Business risk

OeKB Group primarily understands business risks to mean declines in profits caused by unexpected changes in business volume or margins or unexpected operating costs and expenses. Unexpected refers to deviations from the Group’s planning. To the extent that they have materialised in the past, these risks also include business model risks and strategic risks arising from business policy decisions and changes in economic or legal conditions as well as reputation risks as negative consequences of stakeholder perceptions.

Business risk is initially determined on a quantitative basis and then subject to expert review so that concrete limits can be set annually by the Risk Management Committee. As this risk category is a profit risk, it is accounted for in the risk coverage calculation by being deducted from the risk coverage capital.

Aside from quantitative inclusion in the ICAAP, the Group is aware of the relevance of these risks in particular in its role as a special-purpose bank group, due to the high importance of the Export Financing Scheme, and in light of the associated legal exceptions. The active monitoring of legislative changes, stakeholder dialogue, adherence to a conservative risk policy, and a proactive reputation policy (including a Code of Conduct) are central factors in mitigating these risks.

Other risks in the ICAAP

Model risks and risks from risk types that are not separately measured are taken into account in the risk coverage calculation by the application of percentage surcharges to the determined economic capital.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a special-purpose bank group and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These concentrations are inherent to the business model and scope for diversification in this regard is limited.

Inter-concentration risks that arise from interdependences between different risk types are factored into the Group ICAAP as well as into the EFS ICAAP by aggregating the economic capital values for each risk type (credit risk, market risk, etc.). Multivariate stress tests are also performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group as most of its assets stem from the Export Financing Scheme. The EFS exposure is secured by the guarantees of the Republic of Austria to a large extent, and the debt financing is part of the business model.

Non-financial risks and operational risks

Unlike market and credit risks, for example, non-financial risks can only be managed through key figures to a limited extent, so the definition of the risk appetite and the management of these risks primarily occur on a qualitative basis. In 2019, the RMC established the Non-Financial Risk Committee (NFRC) as a sub-committee in order to keep pace with the diversity and increasing relevance of these risks.

OeKB Group includes the following risks in this category: systemic risk, business model risk, strategic risk, reputation and conduct risk, compliance risk, and operational risk.

Standards, rules, and processes are derived from the risk policy and documented in manuals. This also includes emergency management manuals, contingency plans, and crisis scenarios, all of which are reviewed annually. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the central loss incident database, in which near losses are also documented, helps to ensure the continuous optimisation of operational risks.

In order to complete the tasks outlined above, the Executive Board has appointed an Operational Risk Manager who reports to the RMC and coordinates group-wide implementation.

Given the high importance of information security, the Group has a separate Information Security Officer. Legal risks are minimised through continuous monitoring by the respective business segments and the Legal & Compliance department, and by the appointment of Compliance Officers pursuant to the WAG and § 39(6) BWG.

Operational risk is dictated by the corporate culture and the behaviour of each individual more strongly than market risk and credit risk. With this in mind, the Executive Board has established a Code of Conduct with rules, as such as for corruption prevention, the whistle-blower system, and the complaint handling system.

Regular checks conducted by Internal Audit and Group Internal Audit and an effective internal control system contribute to the further mitigation of operational risks.

Operational risk is the risk of losses resulting from the inadequacy or failure of internal processes, people, or systems or from external events including legal risks. The economic capital requirement for the Group ICAAP is determined by scaling the regulatory capital requirement according to the Basic Indicator Approach to the respective confidence level.

Liquidity risk (ILAAP)

OeKB bank group differentiates between the following types of liquidity risk:

•	the risk of not being able to fully meet present or future payment obligations as they fall due;

•	refinancing risk, in other words the risk that funding can only be obtained at unfavourable market terms; and

•	market liquidity risk, in other words the risk that assets can only be sold at a discount.

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The Executive Board defines the principles for liquidity risk management and the risk appetite in the Risk Policy and Strategy that is coordinated with the Supervisory Board’s Risk Committee on an annual basis. This refers to liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of at least one month and a target survival period of at least two months have been set for OeKB Group.

The goal of the liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing on the international financial markets as OeKB’s excellent standing for decades as an issuer for decades coupled with the high diversification of its financial instruments, markets, and maturities, and most importantly of all the Austrian government guarantee protecting the lenders pursuant to § 1(2a) AFFG combine to facilitate market access for the Group even when markets are under special stress. The processes used to measure and manage liquidity risk are documented in the liquidity risk management manual that is adopted by the RMC.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk coverage calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was over six months in 2019. OeKB Group defines the survival period as that period for which the current liquidity buffer is sufficient under an assumed combination of simultaneous idiosyncratic and systemic stresses to meet all payment obligations without having to raise additional capital on the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period, the survival period is thus the time available to take any strategic corrective action necessary. A liquidity contingency plan is in place for crisis situations.

OeKB Group’s survival period

Days	2019	2018
Annual average	203	214
Yearly maximum	290	345
Yearly minimum	101	134

The unencumbered liquidity buffer of OeKB Group has the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair value 2019	Fair value 2018
Cash and cash equivalents	809,838	323,412
Less minimum reserves	(38,083)	(40,045)

Cash and cash equivalents at central banks	771,755	283,367
Securities deposited at the central bank	6,876,112	7,108,270
Treasury bills and similar securities eligible for rediscounting	861,615	945,861
Bonds from other issuers eligible for rediscounting	23,151	17,675

Total	8,532,632	8,355,173

Daily liquidity is ensured on the basis of the needs and coverage calculation, and long-term liquidity is assessed on the basis of the gap analysis. Operational liquidity management is handled by the Treasury department, which reports to the ALCO. Compliance with the survival period requirements is monitored by the Risk Controlling department and reported to the RMC.

OeKB does not manage its liquidity according to the liquidity coverage ratio (LCR) or net stable funding ratio (NSFR). Pursuant to § 3(2)1 BWG, the following legal provisions do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) BWG.

Note 37 Details on the risk types

Credit risk

The maximum credit risk essentially encompasses all of OeKB Group’s assets (with the exception of property, equipment, and intangible assets). The maximum credit risk is significantly reduced by the extensive guarantees and sureties, primarily from the Republic of Austria.

Credit rating and country breakdown

The distribution of OeKB Group’s financial instruments measured at amortised cost across rating categories was as shown in the table below. Guaranteed assets are assigned to the rating category of the guarantor in the amount of the guarantee.

Credit quality of the financial instruments at amortised cost

€ thousand	Impairment over 12 months	Impairment over contract term – rating not impaired	Impairment over contract term – rating impaired	Impairment over contract term – rating already impaired at time of acquisition/ origination	Carrying amount 2019	Carrying amount 2018
Loans and advances to banks
Rating category 1 (AAA/AA)	19,515,154	64,607	472	—	19,580,233	18,187,292
Rating category 2 (A)	971,112	—	—	—	971,112	312,361
Rating category 3 (BBB)	297,870	—	—	—	297,870	334,989
Rating category 4 (BB)	8	—	—	—	8	7
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	420	—	—	—	420	110

Total	20,784,564	64,607	472	—	20,849,643	18,834,760
Loans and advances to customers
Rating category 1 (AAA/AA)	438,742	7,601	9,467	151,966	607,776	464,201
Rating category 2 (A)	377,769	18,444	—	—	396,213	—
Rating category 3 (BBB)	466,039	2,829	1,163	—	470,032	2,320
Rating category 4 (BB)	42,910	652	—	11	43,573	20
Rating category 5 (B)	18,039	358	—	—	18,397	—
Rating category 6 (CCC or lower)	5,449	1,676	—	1,403	8,529	1,357

Total	1,348,948	31,561	10,630	153,381	1,544,519	467,898
Other financial assets (at amortised cost)
Rating category 1 (AAA/AA)	147,392	—	—	—	147,392	243,028
Rating category 2 (A)	120,990	—	—	—	120,990	56,484
Rating category 3 (BBB)	55,014	—	—	—	55,014	32,622
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	7,184	—	—	—	7,184	—
Rating category 6 (CCC or lower)	18,971	—	—	—	18,971	—

Total	349,552	—	—	—	349,552	332,134

					Value 2019	Value 2018
Credit facilities and commitments to lend
Rating category 1 (AAA/AA)	3,819,575	2,624	—	—	3,822,199	3,372,427
Rating category 2 (A)	32,140	656	—	—	32,796	47,326
Rating category 3 (BBB)	36,030	—	—	—	36,030	30,647
Rating category 4 (BB)	4,256	—	—	—	4,256	—
Rating category 5 (B)	314	—	—	—	314	—
Rating category 6 (CCC or lower)	2,640	—	—	—	2,640	—

Total	3,894,954	3,280	—	—	3,898,234	3,450,401

Credit risk concentrations

The following table shows the geographical breakdown of the loans and advances to banks and loans and advances to customers.

Portfolio breakdown by country after recognition of collateral

	Loans and advances to banks		Loans and advances to customers		Total per country
€ thousand	2019	2018	2019	2018	2019	2018
Austria	19,863,915	18,003,187	1,539,607	466,552	21,403,522	18,469,739
Finland	597,604	234,370	—	—	597,604	234,370
Denmark	473,628	—	—	—	473,628	—
France	385,001	189,464	—	—	385,001	189,464
Italy	326,788	370,496	—	—	326,788	370,496
Other countries	601,835	745,670	4,912	1,346	606,747	747,015

Total	22,248,771	19,543,187	1,544,519	467,898	23,793,290	20,011,085

Guarantees from national governments have been issued for 89.8% (2018: 98.8%) of the loans and advances to banks and customers. The decline in this rate can be attributed to the acquisition of the majority stake in ÖHT.

Determining the expected credit loss (ECL)

The following shows the material input factors, assumptions, and techniques employed by the OeKB Group to calculate impairment charges according to IFRS 9 (expected credit loss model). Because of the business model of OeKB Group and its special credit risk situation, the ECL values calculated according to the IFRS 9 are of limited informational value and do not correspond to the actual credit losses expected by the bank.

Definition significant increase in credit risk

The assessment of the significant increase in credit risk is a central aspect of the ECL model. In the event of a significant increase in credit risk, the impairment value must not be the 12-month ECL, but the lifetime ECL (except for instruments to which the low credit risk exemption can be applied).

As the OeKB Group uses the low credit risk exemption, the 12-month ECL is generally used.

The lifetime ECL is used in the following cases:

•

For financial instruments whose rating is not or is no longer in the investment grade range, an impairment in the amount of the lifetime expected loss is applied when the credit risk increases significantly at the same time (based on quantitative or qualitative characteristics).

•	Financial instruments that were impaired upon first-time recognition (POCI = purchased or originated credit impaired) are always recognised at their lifetime expected loss.

Significance criteria

An increase in credit risk is significant when the probability of default (PD) increases significantly. The assessment is conducted quantitatively on the basis of the aggregated probabilities of default (PDs) for the (expected) term of the instrument. For OeKB Group the significance criterion for assignment to stage 2 is a change in the lifetime PD, with the change in the default risk being neutralised over the course of time in the comparison. The change in the lifetime PD is determined by comparing the lifetime PD on the reporting date with the expected lifetime PD on the reporting date.

The thresholds for assessing the significance of the change in the default risk are defined relative to the risk of default upon initial recognition, and more than 250% increase in the lifetime PD is seen as significant.

In addition to the quantitative definition, OeKB Group also uses qualitative information to assess a significant change in the default risk. This especially includes significant changes in external market indicators (such as credit spreads) and actual or anticipated significant changes in external credit ratings of a financial instrument or borrower. When such marked developments occur, the significance is assessed on a case-by-case basis. A borrower being past due by more than 30 days is also an indicator that can be refuted in individual cases.

Collateral is not taken into account when assessing the default risk (except collateral included in the security rating).

Low credit risk exemption

According to IFRS 9, the credit risk can be considered to be low when the rating is equivalent to an investment grade rating. The OeKB Group applies this low credit risk exemption. A non-significant increase is generally assumed when the financial instrument in question has a low default risk (before accounting for collateral) on the reporting date.

The OeKB Group defines the credit rating categories 1 to 10 on the internal master rating scale as low default risk. Level 10 corresponds to an S&P rating of BBB-; this means that the classes 1 to 10 correspond to the market’s typical definition of investment grade.

Justification for the use of the low credit risk exemption

OeKB Group is purely a group of special-purpose banks with special, legally mandated tasks for the capital market, the export services, and in the tourism services segment since the acquisition of the majority stake in ÖHT (see Note 1). The majority of the total assets result from the Export Financing Scheme and is governed by special laws (AFFG and AusfFG). Exemptions from the CRR and CRD apply to all activities relating to export (financing) promotion (and to the entire bank group without limitations at the European level), and the subsidiaries are not banks for the purposes of the CRR. The EFS is a self-sustaining promotion system; credit losses do not reduce equity but are posted against the interest rate stabilisation provision or are directly covered by a guarantee from the Republic of Austria (see Note 1). Decades of operational experience have shown no or only minor losses from the portfolios to date.

In line with the EBA Guidelines, OeKB Group regularly monitors the development of credit ratings and reserves the right to take individual financial instruments out of the low credit risk exemption based on an assessment (30-days past due or a different qualitative trigger). This means that the low credit risk exemption is only applied to financial instruments that are of investment grade and that have no qualitative indicators for stage 2.

Contracts with modified conditions

There are many different reasons why conditions in customer contracts are changed after the fact, even when the business partner’s credit rating has not worsened, such as changed market conditions or early repayments. The main reason in OeKB Group is development loans used to finance projects in developing and emerging countries. Because projects take different courses, it is normal here to make changes to the times of payout and repayment.

As explained in Note 2, the previous contract is terminated and a new financial asset recognised at fair value when substantial contract amendments are made. In cases of minor changes, the difference in the fair value of the contract before and after the amendment is recognised on the income statement.

When significant changes are made, the date of the initial recognition of the new financial asset is also used as the original credit risk for the future calculation of the change in the credit risk, while the original credit risk upon the conclusion of the original contract is still used in the case of minor changes.

In rare cases, contract conditions can be changed in response to financial difficulties of the borrower so as to maximise the future interest and principal payments from this business partner (forbearance).

Such financial difficulties are also a qualitative indicator for borrower default (see also “Definition of default” below), and the 12-month ECL can only then be used again after a longer period of consistent contract fulfilment and based on further evidence that the financial difficulties have been overcome.

Calculation of the expected credit loss

The three key parameters for calculating the ECL are the

•	probability of default (PD)

•	loss given default (LGD)

•	exposure at default (EAD).

The derivation of these three parameters is explained below.

Probability of default

Credit rating classification

OeKB Group classifies every credit exposure and assigns every borrower and every financial instrument to a credit rating category on the internal master rating scale based on external ratings from qualified agencies and internal credit assessments. A probability of default is assigned to every rating level and increases exponentially from level to level. These one-year probabilities of default are used for risk management in the sense of the Basel requirements and must therefore be adapted accordingly for use in the ECL calculation.

PIT and FLI adjustments

In the first step, monthly aggregated probabilities of default are determined out to the maximum maturity in the portfolio using conditional probabilities (Bayes’ theorem) in line with the one-year through the cycle PDs used in risk management. The use of the Bayesian scalar approach ensures that the PD values are between 0 and 1.

According to IFRS 9, the PD must not only be estimated for a point in time (PIT), but must also take forward looking information (FLI) into account. This means that OeKB Group adapts the PIT probabilities of default to account for expected future developments in the next step.

Portfolio-specific models that allow a multi-year (up to three years) projection of the portfolio PDs by way of relevant macroeconomic indicators are created for these FLI adjustments. These adjustments are applied to the PIT PDs and continued on a tapering basis after the end of the forecasting period to calculate the FLI PDs. The FLI models consist of a multilinear regression of quarterly data over a period typically lasting 10 or more years. The dependent variable is the average probability of default for the portfolio, usually calculated as a share-weighted value. A set of independent variables is selected for each portfolio in collaboration with economic experts and added to the regression. Different compositions are then tested from this set in the regression, with the variants taking into account relative and absolute changes as well as time-delayed effects. The model is selected taking the calculated coefficient of determination and the distribution characteristics of the unexplained variation into account. In the final step, the FLI adjustments are estimated from projections for the macroeconomic parameters using the regression coefficients.

No PIT or FLI adjustments are applied to the EAD or LGD values.

Definition of default

OeKB Group uses default indicator definitions that are oriented towards Art. 178 CRR. These especially include debtors being past due by more than 90 days, the initiation of bankruptcy/restructuring proceedings against the debtor, and other crisis-related restructuring measures that lead to concessions to the debtor. There may also be other indicators that point to a potential default (such as information about the default of the debtor with other creditors) in individual cases. These must be assessed on a case-by-case basis and are also taken into account in the period from the balance sheet to the preparation of the balance sheet.

Loss given default (LGD) and application of collateral

The loss given default is another central parameter in calculating the ECL. It indicates the amount of the loss in the event of borrower or financial instrument default, in which case fungible collateral must be taken into account.

Because of its business model, OeKB Group does not have sufficient data to derive a statistically significant LGD model, either for a 12-month LGD or for a lifetime LGD.

Therefore, the following approach has been selected based on the ICAAP of OeKB Group and the values indicated in the CRR:

•	LGD for assets politically and economically guaranteed by the Republic of Austria: 0%

•	LGD of 3.25% for reverse repurchase agreements and 10% for loans with mortgage collateral (ÖHT) based on the risk management (ICAAP).

•

LGD for other financial transactions: 65% (see Art. 161 CRR: senior exposures 45% and subordinated 75%). Note: There are no subordinated exposures at this time; because of the business model and the material portfolios (EFS, bond portfolio), it seems appropriate to apply a higher value than specified in the CRR based on the wide variation in the empirical estimations of LGDs and the comparatively high LGDs found in the literature for bonds.

No collateral is taken into account by way of LGD aside from the cases listed above. Other collateral is not taken into account in the loss given default, but in the PD (multiple default).

The calculation of these multiple default PDs takes the number of collateral items into account. This means that this represents the probability that not only the borrower will default, but also the guarantors at the same time, with the correlation between the borrower and the guarantors being taken into account. This means that the joint probability of default is a cumulative bivariate or trivariate distribution function depending on whether there is one item of collateral or two items of collateral.

Collateral is not taken into account in the PD as part of the staging process, but is only used to calculate the ECLs (for the one-year ECL and the lifetime ECL).

Expected exposure at default (EAD)

The EAD represents the expected gross book value at the time of default. The EADs are modelled on the basis of a monthly observation calculated from the contractual cash flows plus accrued interest according to the effective interest method.

Product-specific credit conversion factors are estimated for undrawn facilities and loan commitments based on empirical experience with degrees of utilisation.

Impairment requirement according to the ECL calculation

Impairment charge according to the ECL method

€ thousand	31 Dec 2019	1 Jan 2019	Changes	Of which assigned to the EFS	Of which not assigned to the EFS
Loans and advances to banks	84	54	31	31	—
Loans and advances to customers	746	147	599	—	599
Other financial assets	231	119	112	(0)	113

Total	1,061	319	742	31	711

Because guarantees from the Republic of Austria have been issued for nearly all exposures, OeKB Group only has limited need for impairment charges.

The increase in the impairment charge in the financial year resulted from the acquisition of the majority stake in ÖHT (plus € 0.7 million). Additional effects result from the early rendering of the final payment on a POCI asset (minus € 0.1 million) as well as from other changes in the portfolio and the FLI models (plus € 0.1 million).

In addition to the impairment charge according to the ECL method, provisions were also formed for defaulted exposures (business activities of the development bank) in the amount of € 0.2 million, which brought the net credit risk provisions to € 1.0 million.

Market risk

Gap analysis

The following tables show the gap analysis for OeKB Group. The increase in the volume can be attributed primarily to the growth in the EFS and the acquisition of the majority stake in ÖHT.

Gap analysis at 31 December 2019

€ thousand	Up to 3 months	3 to 6 months	6 months to 1 year	1 to 5 years	More than 5 years	Carrying amount
Cash and cash equivalents	809,838	—	—	—	—	809,838
Loans and advances to banks	12,440,722	2,075,854	686,475	4,509,498	2,536,222	22,248,771
Loans and advances to customers	1,311,515	150,257	20,386	48,783	13,579	1,544,519
Bonds and other fixed-income securities	214,337	63,500	217,250	1,124,184	793,159	2,412,429

Total	14,776,411	2,289,611	924,111	5,682,464	3,342,960	27,015,557
Deposits from banks	(1,593,240)	(112,864)	—	—	—	(1,706,105)
Deposits from customers	(665,262)	(27,643)	(7,717)	(38,385)	(9,821)	(748,829)
Debt securities issued	(8,282,969)	(1,097,643)	(5,120,479)	(11,216,966)	(2,204,356)	(27,922,413)

Total	(10,541,472)	(1,238,151)	(5,128,196)	(11,255,351)	(2,214,177)	(30,377,347)
Gap before derivative financial instruments	4,234,939	1,051,460	(4,204,085)	(5,572,887)	1,128,783
Effect of derivative financial instruments	(8,924,842)	308,476	654,486	8,428,290	(466,411)

Total	(4,689,902)	1,359,936	(3,549,598)	2,855,403	662,371

Gap analysis at 31 December 2018

€ thousand	Up to 3 months	3 to 6 months	6 months to 1 year	1 to 5 years	More than 5 years	Carrying amount
Cash and cash equivalents	323,412	—	—	—	—	323,412
Loans and advances to banks	10,542,961	2,019,472	364,493	4,074,812	2,541,448	19,543,187
Loans and advances to customers	310,471	135,724	3,092	3,164	15,447	467,898
Bonds and other fixed-income securities	392,412	70,000	68,000	950,400	1,047,185	2,527,997

Total	11,569,256	2,225,196	435,585	5,028,376	3,604,080	22,862,493
Deposits from banks	(507,221)	(20,000)	—	—	—	(527,221)
Deposits from customers	(679,560)	(25,000)	—	(36)	—	(704,596)
Debt securities issued	(6,397,665)	(2,340,873)	(266,217)	(11,459,960)	(4,056,024)	(24,520,740)

Total	(7,584,446)	(2,385,873)	(266,217)	(11,459,996)	(4,056,024)	(25,752,557)
Gap before derivative financial instruments	3,984,810	(160,678)	169,368	(6,431,620)	(451,944)
Effect of derivative financial instruments	(7,657,618)	1,408,893	(79,124)	6,216,445	111,405

Total	(3,672,808)	1,248,215	90,244	(215,175)	(340,539)

General interest rate risk in the banking book

In addition to the stochastic interest rate risk calculation in the risk coverage calculation, interest rate risk is also regularly calculated using interest rate scenarios. The table dated 31 December 2019 also includes employee benefit provisions for the first time.

General interest rate risk in the banking book (IRRBB) at 31 December 2019

		Parallel shift		Short/long twist		Parallel shift of key currencies
						EUR	EUR	CHF	CHF
€ thousand	PV/NII	+50 BP	-50 BP	-/+25 BP	+/-25 BP	+25 BP	-25 BP	+25 BP	-25 BP
Interest rate sensitivities on a present value basis (excluding non-interest-bearing assets)
OeKB bank group	1,690,574	(25,564)	28,118	(284)	1,561	(55,662)	57,353	40,919	(41,755)
Of which EFS	656,443	(21,416)	21,595	632	(840)	(54,073)	55,019	40,920	(41,756)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB bank group	101,562	(8,114)	7,542	5,701	(5,862)	12,675	(12,825)	(16,704)	16,734
Of which EFS	10,099	(9,715)	8,686	6,212	(6,448)	11,975	(12,210)	(16,704)	16,734

General interest rate risk in the banking book (IRRBB) at 31 December 2018

		Parallel shift		Short/long twist		Parallel shift of key currencies
						EUR	EUR	CHF	CHF
€ thousand	PV/NII	+50 BP	-50 BP	-/+25 BP	+/-25 BP	+25 BP	-25 BP	+25 BP	-25 BP
Interest rate sensitivities on a present value basis (excluding non-interest-bearing assets)
OeKB bank group	1,819,352	(17,421)	16,314	2,471	(4,733)	(58,982)	59,948	48,980	(50,014)
Of which EFS	683,749	(6,481)	3,644	7,110	(10,409)	(54,103)	54,601	48,982	(50,015)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB bank group	92,694	(4,305)	2,912	426	(495)	15,497	(15,642)	(16,779)	16,809
Of which EFS	15,936	(6,403)	4,565	1,159	(1,388)	14,458	(14,777)	(16,781)	16,811

The outlier tests, which were mandatory for the first time as at 31 December 2019 pursuant to EBA Guideline 2018/02, came in below 2%, which is well below the stipulated early warning threshold of 15% for regulatory capital according to COREP. The flattener shock scenario was determined to be the highest interest rate risk.

Liquidity risk

The following table shows the maturity structure of the financial liabilities and financial assets. The interest and principal flows are assigned to the individual maturity bands based on the contractual maturities. Positions that are repayable on demand are assigned to the “Up to 1 month” maturity band. Revolving credit facilities are included with a constant degree of utilisation for liquidity purposes, as experience has shown that the degree of utilisation is generally stable. The commitments to lend contain future loan payouts where the capital flows are known but where the interest rate has not yet been set. For this reason, only capital flows are shown for these commitments to lend.

Maturity structure - as at 31 December 2019

€ thousand	Total outflows/inflows	Up to 1 month	1 month to 1 year	1 to 5 years	More than 5 years
Financial liabilities
Deposits from banks	(1,795,044)	(830,034)	(214,510)	(531,160)	(219,340)
Deposits from customers	(648,696)	(625,594)	(5,438)	(11,729)	(5,934)
Debt securities issued	(28,451,386)	(2,771,905)	(7,307,415)	(15,571,553)	(2,800,513)
Commitments to lend	—	(750)	(293,678)	(215,415)	509,844

Total	(30,895,127)	(4,228,284)	(7,821,041)	(16,329,858)	(2,515,944)
Derivative financial instruments
Outflows	(20,091,348)	(1,751,148)	(3,077,977)	(13,427,242)	(1,834,980)
Inflows	19,574,641	1,711,938	3,135,265	12,929,376	1,798,061

Total	(516,707)	(39,210)	57,289	(497,866)	(36,919)
Financial assets
Cash and cash equivalents	809,838	809,838	—	—	—
Loans and advances to banks	17,938,144	934,948	2,088,012	10,070,120	4,845,065
Loans and advances to customers	1,668,472	12,112	178,294	816,176	661,890
Bonds and other fixed-income securities	2,397,523	11,315	326,802	1,238,899	820,507

Total	22,813,977	1,768,212	2,593,107	12,125,195	6,327,463
Derivative financial instruments
Inflows	21,798,110	1,125,107	3,568,024	14,630,611	2,474,368
Outflows	(21,102,635)	(1,096,040)	(3,346,015)	(14,246,423)	(2,414,157)

Total	695,475	29,067	222,009	384,188	60,211
Guarantees purs. to § 1(2b) AFFG	4,895,495	522,430	852,315	3,020,078	500,673

Liquidity gap	(3,006,886)	(1,947,785)	(4,096,322)	(1,298,263)	4,335,483

Maturity structure - as at 31 December 2018

€ thousand	Total outflows/inflows	Up to 1 month	1 month to 1 year	1 to 5 years	More than 5 years
Financial liabilities
Deposits from banks	(528,367)	(480,960)	(533)	(46,873)	—
Deposits from customers	(718,872)	(148,359)	(7,904)	(533,313)	(29,295)
Debt securities issued	(43,609,208)	(1,817,985)	(6,716,627)	(13,620,158)	(21,454,438)
Commitments to lend	—	(31,000)	(122,241)	(186,181)	339,422

Total	(44,856,447)	(2,478,305)	(6,847,305)	(14,386,526)	(21,144,310)
Derivative financial instruments
Outflows	(19,389,692)	(661,864)	(2,947,779)	(12,779,887)	(3,000,162)
Inflows	18,992,306	660,527	2,900,227	12,451,123	2,980,429

Total	(397,386)	(1,337)	(47,552)	(328,764)	(19,733)
Financial assets
Cash and cash equivalents	323,412	323,412	—	—	—
Loans and advances to banks	15,180,293	167,067	1,256,394	8,954,268	4,802,564
Loans and advances to customers	549,030	4,667	40,908	243,610	259,846
Bonds and other fixed-income securities	2,539,984	9,271	303,834	1,145,167	1,081,712

Total	18,592,719	504,416	1,601,137	10,343,045	6,144,121
Derivative financial instruments
Inflows	36,761,019	369,060	5,465,469	11,214,464	19,712,026
Outflows	(17,852,471)	(342,017)	(4,820,660)	(9,979,358)	(2,710,436)

Total	18,908,548	27,043	644,809	1,235,106	17,001,590
Guarantees purs. to § 1(2b) AFFG	4,533,077	88,128	991,880	2,765,274	687,794

Liquidity gap	(3,219,489)	(1,860,055)	(3,657,031)	(371,865)	2,669,462

Note 38 Scope of consolidation

The following table shows all companies that are included in the financial statements of OeKB Group. In addition to the parent company Oesterreichische Kontrollbank AG, the following companies are fully consolidated: Oesterreichische Entwicklungsbank AG, Vienna, OeKB CSD GmbH, Vienna, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna.

The majority stake of 68.75% in Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. was acquired on 25 April 2019; Raiffeisen ÖHT Beteiligungs GmbH holds 31.25%.

Four companies were not consolidated (2018: 2) because they do not have a material influence on the asset, financial, or earnings position of the Group. The combined total assets of these four entities represent 0.02% of the Group’s consolidated total assets, and their combined profit for the year represents less than 0.16% of the Group’s consolidated profit for the year. AGCS Gas Clearing and Settlement AG, in which OeKB holds a 20% stake, was not recognised at the equity book value because its results do not have a material effect on the item “Share of profit or loss of equity-accounted investments, net of tax” or on the item “Equity-accounted investments”. The subsidiary is included in the investments in other unconsolidated companies at fair value (proportionate equity), as is the case with the other energy clearing companies.

Number of companies consolidated or held at cost

	31 Dec 2019	31 Dec 2018
Fully consolidated companies	3	2
Equity-accounted investments	2	2
Investments in unconsolidated subsidiaries (recognised at fair value)	4	2
Investments in other unconsolidated companies (recognised at fair value)	10	10

Total	19	16

Companies wholly or partly owned by OeKB

Company name and registered office	Banking Act Category		Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Segment structure [1]	Directly held	Indirectly held	In %	Reporting date of latest annual accounts	Balance sheet total as defined in the UGB, €‘000’	Equity as defined in sec. 224(3) UGB, €‘000’	Profit for the year, €‘000’	Share of OeKB Group at fair value €‘000’
Fully consolidated companies
Oesterreichische Ent- wicklungsbank AG, Vienna	CI	E	x		100.00%	31 Dec 2019	1,024,463	45,857	5,756
OeKB CSD GmbH, Vienna	CI	C	x		100.00%	31 Dec 2019	29,514	27,707	4,442
Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna	CI	T	x		68.75%	31 Dec 2019	1,018,494	35,165	2,858

Equity-accounted joint ventures
OeKB EH Beteiligungs- und Management AG, Vienna	OC	O	x		51.00%	31 Dec 2019	91,607	91,533	8,148	61,637
Acredia Versicherung AG, Vienna	OC	O		x	51.00%	31 Dec 2019	149,205	90,770	8,009	46,293
Acredia Services GmbH, Vienna	OC	O		x	51.00%	31 Dec 2019	13,730	12,138	2,273	6,190
Acredia Services D.O.O., Belgrade	OC	O		x	51.00%	31 Dec 2019	521	518	(18)	264
CCP Austria Abwicklungs- stelle für Börsengeschäfte GmbH, Vienna	OC	C	x		50.00%	31 Dec 2019	52,651	12,206	108	6,101

Unconsolidated subsidiaries (fair value measurement in other comprehensive income - OCI)
OeKB Business Services GmbH, Vienna	OC	O	x		100.00%	31 Dec 2019	954	910	75	910
OeKB Zentraleuropa Holding GmbH, Vienna	OC	O	x		100.00%	31 Dec 2019	4,541	4,541	—	4,541
Internationale Tourismus- Investment-Service GmbH, Vienna	OC	T	x		100.00%	31 Dec 2019	187	142	13	142
OeEB Impact GmbH, Vienna [2]	OC	E	x		100.00%		35	35		35

Company name and registered office	Banking Act Category		Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Segment structure [1]	Directly held	Indirectly held	In %	Reporting date of latest annual accounts	Balance sheet total as defined in the UGB, €‘000’	Equity as defined in sec. 224(3) UGB, €‘000’	Profit for the year, €‘000’	Share of OeKB Group at fair value €‘000’
Investments in other unconsolidated companies (fair value measurement in other comprehensive income - OCI)
AGCS Gas Clearing and Settlement AG, Vienna	OC	C	x		20.00%	31 Dec 2018	24,140	4,040	407	580
APCS Power Clearing and Settlement AG, Vienna	OC	C	x		17.00%	31 Dec 2018	33,895	3,538	469	827
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	C	x		18.50%	31 Dec 2018	4,662	3,084	2,284	565
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	C	x		12.60%	31 Dec 2018	543,880	5,956	381	705
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	C	x		8.06%	31 Dec 2018	7,181	2,562	144	198
CEESEG Aktiengesellschaft, Vienna	OC	C	x		6.60%	31 Dec 2018	372,330	372,063	21,474	26,689
Einlagensicherung AUSTRIA Ges.m.b.H., Vienna	OC	O	x		0.78%	31 Dec 2018	900	515	—	4
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H. in Liqui., Vienna	OC	O	x		0.50%	31 Dec 2018	2,713	77	—	0
European Financing Partners S.A., Luxembourg	OC	E	x		7.63%	31 Dec 2019	136,522	165	(5)	13
Interact Climate Change Facility S.A., Luxembourg	OC	E	x		7.69%	31 Dec 2019	201,160	159	11	12

[1]	E = Export Services, C = Capital Market Services, O = Other Services, T = Tourism Services
[2]	Newly founded in financial year 2019

No interests in investments other than subsidiaries and no interests in subsidiaries are listed on an exchange.

Note 39 Subsidiaries with non-controlling interests

The following table contains material disclosures about Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. It is the only company in OeKB Group with shares held by non-controlling interests, amounting to 31.25%.

Tourism Services segment in € thousand	2019	2019
Net interest income	5,770	—
Profit before tax	3,934	—
Profit net of tax	2,986	—
Other comprehensive income net of tax	(407)	—

Total comprehensive income	2,579	—

Total comprehensive income attributable to non-controlling interests	806	—
Current assets	6,511	6,384
Non-current assets	1,030,942	1,046,291
Current liabilities	8,951	8,344
Non-current liabilities	991,104	1,008,012

Net assets	37,398	36,319

Net assets attributable to non-controlling interests	11,687	11,350
Net cash from operating activities	1,037	—
Net cash from investing activities	463	—
Net cash from financing activities	(1,500)	—

Cash flow	0	—

Dividend payment to non-controlling interests	(469)	—

Note 40 Staff disclosures

During the financial year, the Group had an average of 442 full-time equivalents (2018: 410). The initial consolidation of ÖHT added 32 full-time equivalents to the group in the financial year.

Note 41 Officer’s compensation and loans

The following tables give details of the aggregate compensation of the Executive Board and Supervisory Board members. The remuneration of the Executive Board includes salaries, a variable component based on the success of the company, benefits in kind, and payments for defined-contribution benefits after the end of the employment relationship.

Remuneration of the members of the Executive Board

€ thousand	2019	2018
Current benefits	(773)	(923)
Expenses for benefits due after the end of the employment relationship (termination benefits and pensions)	(322)	(249)
Other non-current benefits	(770)	(798)

Total	(1,865)	(1,970)

Remuneration of former members of the Executive Board and the Supervisory Board

€ thousand	2019	2018
Former members of the Executive Board	(1,620)	(1,572)
Members of the Supervisory Board	(165)	(192)

No active member of the Executive Board has entitlements under defined-benefit plans.

OeKB Group does not offer share-based payment.

The members of the Executive Board and Supervisory Board did not receive any loans or guarantees from OeKB Group during the financial year, as in the previous year.

Note 42 Other related party transactions

As a specialis-purpose institution for export services and capital market services, OeKB engages in many transactions with its shareholders such as acting as the “Hausbank” under the EFS and as an issuer of securities. In addition to shareholders, OeKB Group also defines companies that are controlled by the Group but not consolidated and companies that are recognised in the consolidated financial statements according to the equity method as related parties (see following table). Individuals who are considered related parties include the members of the Executive Board and Supervisory Board of Oesterreichische Kontrollbank AG (see Note 43). All of the following transactions are conducted at arm’s length terms.

The majority of loans and advances to banks (financial instruments under the EFS) pertain to transactions with shareholders of OeKB. The share of interest income generated by credit transactions with shareholders in 2019 came to € 62.6 million or 45.0% (2018: € 81.2 million or 56.0%).

The other financial assets are bonds that were publicly issued by the shareholders of OeKB. The fee and commission income from the investments in other unconsolidated companies results primarily from services relating to energy clearing.

The payables to banks consist of loans extended by shareholders of OeKB to ÖHT to refinance the tourism financing measures.

Transactions between Oesterreichische Kontrollbank AG and fully consolidated subsidiaries are not disclosed in the consolidated financial statements because they are eliminated in the consolidation process.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions

	Owners of OeKB Group	Investments in unconsolidated subsidiaries and other interests	Equity-accounted investments	Owners of OeKB Group	Investments in unconsolidated subsidiaries and other interests	Equity-accounted investments
€ thousand	2019	2019	2019	2018	2018	2018
Other financial assets	30,682	142	—	18,477	—	—
Loans and advances to banks	14,363,905	—	—	13,596,793	—	—

Assets	14,394,587	142	—	13,615,270	—	—
Deposits from banks	756,125	—	—	35,382	—	—
Deposits from customers	—	21,955	22,463	—	23,541	26,478
Liabilities	756,125	21,955	22,463	35,382	23,541	26,478
Nominal amount of loan commitments, financial guarantees and other commitments	3,024,620	—	—	2,469,068	—	20,000
Interest income	62,611	2	90	81,180	—	—
Interest expenses	14,961	—	—	8,472	—	—
Income from investments	469	1,901	4,990	—	2,427	6,024
Fee and commission expenses	675	—	—	—	—	—
Fee and commission income	7,336	2,503	509	7,567	2,267	431
Administrative expense	26	204	—	—	—	—
Other operating income	1,571	314	1,875	1,343	308	2,659

There were no transactions with the members of the Executive Board or Supervisory Board, as in the previous year.

The following table shows the shareholder structure of OeKB.

Ownership structure of Oesterreichische Kontrollbank AG at 31 December 2019

Shareholders	Number of shares held	Shareholding in %
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	217,800	24.750%
UniCredit Bank Austria AG, Vienna	142,032	16.140%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	113,432	12.890%
Schoellerbank Aktiengesellschaft, Vienna	72,688	8.260%
AVZ GmbH, Vienna	72,600	8.250%
Raiffeisen Bank International AG, Vienna	71,456	8.120%
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	44,792	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH, Vienna	44,000	5.000%
Oberbank AG, Linz	34,224	3.889%
Beteiligungsholding 5000 GmbH, Innsbruck	26,888	3.055%
BKS Bank AG, Klagenfurt	26,888	3.055%
Volksbank Wien AG, Vienna	13,200	1.500%

Total shares	880,000	100.000%

Note 43 Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Helmut Bernkopf	1 Aug 2016	31 Jul 2023
Angelika Sommer-Hemetsberger	1 Jan 2014	31 Dec 2023

Members of the Supervisory Board

Term of office
Position	Name	from	to

Chairman	Robert Zadrazil	19 May 2009	AGM 2021

First Vice Chairman	Walter Rothensteiner	2 Aug 1995	AGM 2021

Second Vice Chairman	Willibald Cernko	29 May 2019	AGM 2022

Member	Ingo Bleier	29 May 2019	AGM 2020

Member	Rainer Borns	29 May 2018	AGM 2021

Member	Mary-Ann Hayes	29 May 2019	AGM 2024

Member	Dieter Hengl	25 May 2011	AGM 2021

Member	Gerda Holzinger-Burgstaller	29 May 2019	AGM 2020

Member	Peter Lennkh	18 May 2017	AGM 2022

Member	Herbert Messinger	18 Dec 2012	AGM 2021

Member	Herta Stockbauer	21 May 2014	AGM 2024

Member	Herbert Tempsch	29 May 2013	AGM 2023

Member	Susanne Wendler	18 May 2017	AGM 2022

Member	Robert Wieselmayer	19 May 2016	AGM 2021

Member	Franz Zwickl	20 May 1999	31 Dec 2019

Second Vice Chairman	Stefan Dörfler	18 May 2017	29 May 2019

Member	Reinhard Karl	29 May 2018	29 May 2019

Member	Jozef Sikela	12 May 2015	29 May 2019

AGM = Annual General Meeting

Employee representatives

Term of office
Position	Name	from	to

Chairman of the Staff Council	Martin Krull	14 Mar 2002	13 Mar 2023

Vice Chairwoman	Erna Scheriau	1 Apr 2001	13 Mar 2023

Member	Elisabeth Halys	1 Jul 2013	13 Mar 2023

Member	Ulrike Ritthaler	14 Mar 2014	13 Mar 2023

Member	Christoph Seper	14 Mar 2014	13 Mar 2023

Member	Markus Tichy	1 Jul 2011	13 Mar 2023

Audit Committee

Position	Name

Chairman	Walther Rothensteiner

Member	Robert Zadrazil

Member	Martin Krull

Working Committee

Position	Name

Chairman	Robert Zadrazil

Member	Walther Rothensteiner

Member	Martin Krull

Compensation Committee

Position	Name

Chairman	Robert Zadrazil

Member (since 29 May 2019)	Willibald Cernko

Member	Walther Rothensteiner

Member	Martin Krull

Member	Erna Scheriau

Member (until 29 May 2019)	Stefan Dörfler

Risk Committee

Position	Name

Chairwoman	Herta Stockbauer

Member	Robert Zadrazil

Member	Erna Scheriau

Nomination Committee

Position	Name

Chairman	Robert Zadrazil

Member	Walther Rothensteiner

Member	Martin Krull

Government commissioners

under § 76 of the Austrian Banking Act

Position	Name	Term of office since
Commissioner	Harald Waiglein	1 Jul 2012
Deputy Commissioner	Johann Kinast	1 Mar 2006

The above government commissioners are also representatives of the Austrian Minister of Finance under § 6 of the Export Financing Guarantees Act.

Government commissioners

under § 27 of the Articles of Association (supervision of bond cover pool)

Position	Name	Term of office since
Commissioner	Beate Schaffer	1 Nov 2013
Deputy Commissioner	Karl Flatz	1 Dec 2017

Note 44 Legal risks

As of the reporting date, there were no legal risks that would influence the asset, financial, and earnings position of OeKB Group.

Note 45 Events after the balance sheet date

There were no events that required reporting after the balance sheet date.

Note 46 Date of approval for publication

These financial statements will be submitted to the Supervisory Board for approval on 19 March 2020. Additional disclosures in accordance with Part 8 of Regulation (EU) No. 575/2013 (Disclosure Report, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 3 March 2020

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

HELMUT BERNKOPF	ANGELIKA SOMMER-HEMETSBERGER

Auditor’s Report

Report on the Consolidated Financial Statements

Audit Opinion

We have audited the consolidated financial statements of

Oesterreichische Kontrollbank Aktiengesellschaft,

Vienna, Austria

and its subsidiaries (the “Group”), which comprise the consolidated balance sheet as at 31 December 2019, and the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and the notes to the consolidated financial statements.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2019, and its consolidated financial performance and consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Sections 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

Basis for our Opinion

We conducted our audit in accordance with the EU Regulation 537/2014 (“AP Regulation”) and Austrian Standards on Auditing. These standards require the audit to be conducted in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the “Auditor´s Responsibilities” section of our report. We are independent of the audited Group in accordance with Austrian company and banking lawas well as professional regulations, and we have fulfilled our other responsibilities under those relevant ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, however, we do not provide a separate opinion thereon.

Loans and advances to banks of the Export Financing Scheme

Refer to Note 1 General Information of the Notes on page 20 et seqq.

Risk for the Financial Statements

As of 31 December 2019, loans and advances to banks of the Export Financing Scheme (EFS) amount to 22,249 mio EUR or 66.7% of the consolidated total assets.

The EFS of OeKB serves primarily as source of refinancing for domestic and foreign banks. This is provided that these banks meet OeKB’s credit rating criteria (“house bank status”) and, above all, the legal requirements for the assumption of federal liabilities in the form of guarantees with regard to the financed transactions including the fulfillment of the requirements for management of financing (collateral management).

Therefore, the main criteria for the valuation of loans and advances to banks of the EFS is OeKB’s assurance that both the legal and contractually-defined management criteria are met. To this end, the bank’s management has established processes and implemented manual and automated controls within its IT systems. The risk to the financial statements is that a failure in controls will increase management risk, which, in particular, may impact the valuation of loans and advances to banks of the EFS within the consolidated financial statements of the OeKB Group.

Our Response

We have indentified the processes over the legal and contractually-defined requirements in the respective operating departments and have analyzed whether the processes and their implemented controls are suitable for an adequate valuation of loans and advances to banks of the EFS, within the consolidated financial statements of OeKB Group.

In additon, we have tested the automated and manual key controls established in these areas and essential for the preparation of the financial statements, partly with the involvement of our IT specialists. In the course of our audit, we have tested their design, implementation and operating effectiveness, on a sample basis. In particular, we have focused on the following key controls:

1.

Implementation and compliance of manual controls with regard to legal requirements for the assumption of federal liabilities with regard to the financed transactions as well as for the management of these transactions;

2.	Automated reconciliation between the loan amount and the deposited liability;

3.	General IT controls for SAP, especially access restriction and change management.

Furthermore, we have reconciled the subledger with the general ledger regarding the loans and advances to banks in the EFS and analysed the development of the portfolio.

Determination of Fair Values of Financial Instruments without stock exchange quotations

Refer to Note 3 Determininig of fair value.

Risk for the Consolidated Financial Statements

The financial instruments in OeKB’s consolidated financial statements as at 31 December 2019 recognised and measured at fair value include financial assets of EUR 7,051 million (around 21.1% of consolidated total assets) and financial liabilities of EUR 21,631 million (around 64.9% of consolidated total assets).

The fair value measurement of financial instruments, for which no stock exchange or market prices are available, is performed using valuation models and their input factors. Both the selection of suitable models as well as parameters are based on assumptions that influence the valuation of the financial instruments. This represents a risk for the financial statements.

Our Response

As part of our audit procedures, we have identified and assessed the processes for determining fair values. We have tested key controls implemented by the bank in this area, in particular, design, implementation and, on a sample basis, their operating effectiveness.

In addition, we have evaluated the valuation models, the input factors as well as the assumptions and estimates in determining the fair values. On a sample basis, our valuation specialists assessed the appropriateness of the models used. We also tested samples of whether the valuation parameters used correspond to external sources or were used in the valuation models. For a selection of financial instruments, we recalculated the valuation and compared the result with the valuation in the consolidated financial statements of OeKB.

Finally, we have assessed whether the relevant disclosures in the notes to the consolidated financial statement are complete and appropriate.

Responsibilities of Management and the Audit Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Sections 245a UGB (Austrian Commercial Code) and 59a BWG and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Management is also responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibility

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement – whether due to fraud or error – and to issue an auditor’s report that includes our audit opinion. Reasonable assurance represents a high level of assurance, but provides no guarantee that an audit conducted in accordance with the AP Regulation and Austrian Standards on Auditing (and therefore ISAs), will always detect a material misstatement, if any. Misstatements may result from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the AP Regulation and Austrian Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit.

As part of an audit in accordance with the EU Regulation and Austrian Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit.

Moreover:

•

We identify and assess the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, we design and perform audit procedures responsive to those risks and obtain sufficient and appropriate audit evidence to serve as a basis for our audit opinion. The risk of not detecting material misstatements resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misprepresentations or override of internal control.

•

We obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	We evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

We conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our audit report to the respective note in the consolidated financial statements. If such disclosures are not appropriate, we will modify our audit opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

We evaluate the overall presentation, structure and content of the consolidated financial statements, including the notes, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

We obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•

We communicate with the audit committee regarding, amongst other matters, the planned scope and timing of our audit as well as significant findings, including any significant deficiencies in internal control that we identify during our audit.

•

We communicate to the audit committee that we have complied with the relevant professional requirements in respect of our independence, that we will report any relationships and other events that could reasonably affect our independence and, where appropriate, the related safeguards.

•

From the matters communicated with the audit committee, we determine those matters that were of most signify-cance in the audit i.e. key audit matters. We describe these key audit matters in our auditor’s report unless laws or other legal regulations preclude public disclosure about the matter or when in very rare cases, we determine that a matter should not be included in our audit report because the negative consequences of doing so would reasonably be expected to outweigh the public benefits of such communication.

Report on Other Legal Requirements

Group Management Report

In accordance with Austrian company law, the group management report is to be audited as to whether it is consistent with the consolidated financial statements and prepared with legal requirements.

Management is responsible for the preparation of the group management report in accordance with Austrian Company law.

We have conducted our audit in accordance with generally accepted standards on the audit of group management reports as applied in Austria.

Opinion

In our opinion, the management report is consistent with the financial statements and has been prepared in accordance with legal requirements.

Statement

Based on our knowledge gained in the course of the audit of the consolidated financial statements and our understanding of the Group and its environment, we did not note any material misstatements in the group management report.

Other Information

Management is responsible for other information. Other information is all information provided in the annual report, other than the consolidated financial statements, the group management report, and the auditor’s report.

Our opinion on the consolidated financial statements does not cover other information and we do not provide any assurance thereon.

In conjunction with our audit, it is our responsibility to read this other information and to assess whether, based on knowledge gained during our audit, it contains any material inconsistencies with the consolidated financial statements or any apparent material misstatement of fact. If we conclude that there is a material misstatement of fact in other information, we must report that fact. We have nothing to report in this regard.

Additional Information in accordance with Article 10 AP Regulation

At the Annual General Meeting dated 29 May 2018, we were elected as group auditors for the consolidated financial statements of the year ended 31 December 2019. We were appointed by the Supervisory Board on 12 June 2018.

Furthermore, at the Annual General Meeting dated 29 May 2019, we were elected as group auditors for the consolidated financial statements of the year ending 31 December 2020. We were appointed by the Supervisory Board on 7 June 2019.

We have been the Group’s auditors from the year ended 31 December 1995, without interruption.

We declare that our opinion expressed in the “Report on the Financial Statements” section of our report is consistent with our additional report to the audit committee, in accordance with Article 11 AP Regulation.

We declare that we have not provided any prohibited non-audit services (Article 5 Paragraph 1 AP Regulation) and that we have ensured our independence throughout the course of the audit, from the audited Company.

Engagement Partner

The engagement partner is Mr Wilhelm Kovsca.

Vienna, 3 March 2020

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed by

WILHELM KOVSCA
Wirtschaftsprüfer
Austrian Chartered Accountant

The consolidated financial statements, together with our auditor’s opinion, may only be published if the consolidated financial statements and the group management report are identical with the audited version attached to this report. Section 281 (1) of the Austrian Commercial Code (UGB) applies.

REPUBLIC OF AUSTRIA

MAP OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2018 was approximately 8,800,000, according to Statistik Austria estimates. From 2010 to 2018, Austria’s population increased by 5.6%. Vienna, the capital, had a population of 1.9 million in 2019.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2019. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Alexander Van der Bellen was elected Federal President on December 4, 2016 and assumed office on January 26, 2017. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on January 7, 2020 by a coalition of the Austrian People’s Party and the Austrian Green Party and is led by Sebastian Kurz of the Austrian People’s Party as Chancellor and Werner Kogler of the Austrian Green Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2008 Elections	2013 Elections	2017 Elections	2019 Elections	Composition since November 2019
Austrian People’s Party (ÖVP)	51	47	62	71	23
Social Democratic Party of Austria (SPÖ)	57	52	52	40	20
Freedom Party of Austria (FPÖ)	34	40	51	30	14
Austrian Green Party (Grüne)	20	24	—	26	4
The New Austria and Liberal Forum (NEOS)	—	9	10	15	—
Peter Pilz List (PILZ)	—	—	8	—	—
Team Frank Stronach (FRANK)	—	11	—	—	—
Alliance for the Future of Austria (BZÖ)	21	—	—	—	—
Without party affiliation	—	—	—	1	—
Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations, including:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the European Stability Mechanism (“ESM”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 28.5% of the gross value added at current prices in 2019. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. The service sector accounted for 70.0% of GDP in 2019, with tourism playing an important role, while agriculture and forestry produced 1.3% of gross value added.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2015 through 2019. The 2019 GDP at current prices totaled EUR 398.5 billion, representing a 3.3% increase over 2018. In 2019, real GDP (reference year 2015) totaled EUR 374,7 billion, representing a 1.6% increase over 2018. The increase in GDP in 2019 was driven by domestic demand.

GROSS DOMESTIC PRODUCT(1)

	2015	2016	2017	2018	2019	Percentage of 2019 total gross value added
	(Billions of euros at current prices)
Agriculture, forestry and fishing	3.9	4.0	4.5	4.4	4.5	1.3
Industry:
Mining and quarrying	1.1	1.0	1.1	1.2	1.1	0.3
Manufacturing	57.5	60.7	62.5	65.3	66.8	18.7
Electricity, gas and water supply, waste management	8.9	9.2	9.4	9.8	10.2	2.9
Construction	19.2	20.0	21.3	23.1	24.5	6.9

Total Industry	86.7	90.8	94.3	99.3	102.6	28.8
Service activities:
Wholesale and retail trade	37.5	37.9	38.1	40.0	40.8	11.4
Transportation and storage	17.4	17.9	18.7	19.6	20.2	5.7
Accommodation and food service activities	15.7	16.7	17.1	18.3	19.4	5.4
Information and communication	10.7	11.5	11.8	12.2	12.7	3.6
Financial and insurance activities	13.5	13.2	13.8	13.9	14.4	4.0
Real estate activities	29.9	31.0	32.6	34.0	35.5	10.0
Other business activities	29.2	30.7	32.5	33.8	35.2	9.9
Public administration(2)	53.7	55.9	57.6	59.5	61.5	17.3
Other service activities	8.8	9.0	9.3	9.5	9.8	2.8

Total service activities	216.5	223.9	231.6	240.9	249.5	70.0
Total gross value added	307.0	318.6	330.3	344.7	356.7	100.0

Taxes less subsidies on products	37.2	38.7	40.0	41.1	41.8

Gross domestic product Value	344.3	357.3	370.3	385.7	398.5

Volume(3)	344.3	351.4	360.1	368.9	374.7
Percentage change in gross domestic product over preceding year
Value	3.3	3.8	3.6	4.2	3.3
Volume(3)	1.0	2.1	2.5	2.4	1.6

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2015.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

These GDP results are based on the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2015 through 2019.

DOMESTIC EXPENDITURE(1)

	2015	2016	2017	2018	2019	Percentage of 2019 gross domestic product
	(Billions of euros at current prices)
Gross domestic product	344.3	357.3	370.3	385.7	398.5	100.0
Add: Imports	169.9	173.7	187.9	200.7	207.6	52.1

Total demand	514.1	531.0	558.2	586.4	606.1	152.1
Less: Exports	182.8	187.4	200.1	215.1	221.8	55.7
Total domestic demand	331.4	343.6	358.1	371.4	384.3	96.4
Domestic expenditure:
Consumption expenditure:
Households(2)	181.4	186.9	193.3	199.7	205.8	51.6
General government	68.0	70.3	72.2	74.5	77.0	19.3

Final consumption expenditure	249.4	257.2	265.5	274.2	282.8	71.0
Investment:
Machinery and equipment(3)	25.0	27.6	29.5	31.1	32.4	8.1
Construction	36.4	37.2	39.3	42.0	44.4	11.1
Other investment(4)	16.7	17.7	18.3	19.3	20.3	5.1

Gross fixed capital formation	78.1	82.5	87.1	92.4	97.0	24.3
Changes in inventories(5)	3.8	3.9	4.6	4.5	4.4	1.1

Gross capital formation	82.0	86.4	91.7	96.9	101.4	25.4
Statistical discrepancy	0.0	0.0	0.8	0.3	0.1	0.0
Gross domestic final expenditure	331.4	343.6	358.1	371.4	384.3	96.4

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including weapon systems.
(4)	Intellectual property products and cultivated biological resources.
(5)	Including acquisition less disposals of valuables.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2015 through 2019.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per person employed		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year
2015	100.0	+0.3	100.0	+2.0	100.0	-3.6	100.0	+0.8
2016	100.6	+0.6	102.3	+2.3	97.6	-2.4	101.0	+1.0
2017	101.4	+0.8	103.9	+1.6	102.2	+4.7	103.2	+2.2
2018	102.0	+0.6	106.7	+2.7	106.5	+4.2	105.4	+2.1
2019	102.3	+0.3	109.6	+2.8	106.4	±0.0	107.0	+1.5

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

Industry

In 2019, manufacturing accounted for 18.7 % of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s (27 countries) manufacturing output increased between 2010 and 2019 from 3.1% to 3.2%. The gross value added per employee was the fifth highest among the 28 member states of the European Union in 2017. In terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector in 2018, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and the basic metal products industry. The export intensity in Austrian manufacturing is high. In 2019, approximately 21.0% of exports went to non-European destination countries, primarily in Asia and the Americas, but the EU 27 countries remained the main destination for Austrian exports, capturing approximately 66.8% of Austrian exports. In 2019, R&D expenditures were above the European Union average, amounting to 3.2% of GDP.

In 2019, an average of 271,330 individuals was engaged in construction, representing 7.3% of Austria’s wage and salary earners. Construction accounted for 6.9% of gross value added in 2019.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union fostered competition within Austria’s financial services industry and led to a series of mergers and consolidations. Automatization and widespread use of internet banking has accelerated the pace of adjustment. Consequently, the number of banks declined from 923 in 2000 to 573 in 2019 and the number of branches was reduced by 1,035 units. In the first half of 2019, the total exposure of Austrian banks towards Central, Eastern and Southeastern Europe (“CESEE”) according to the Bank for International Settlements was at EUR 226 billion, which amounted to 57% of Austrian GDP. Figures for 2019 also showed a decline in operating profits (-9.4%). Moderate increases in net interest earnings and income from fees lifted revenues in 2019 but strong cost dynamics resulting from occupational pension plans more than compensated this improvement. In the first half of 2019, the profitability of Austrian banks (on a consolidated basis) in terms of their return on assets was 0.4%, which is about 81% above the European Union average. For the full year 2019, a value around 0.8% can be expected, roughly constant on a year to year basis. Consequently, Austrian banks successfully improved their consolidated tier 1 capital ratio (T1) towards 15.9% (in the third quarter of 2019, up from 15.5% in the third quarter of 2018).

The period of subdued growth in the insurance business softened during 2019. Total premium income improved by 2.1%. Despite healthy growth in the non-life business (+4.2%), low interest rates and high liquidity preference still led to a drop in the life insurance business (-2.2%). Given low yields on fixed income assets, private households still hesitate to tie substantial funds in life insurance policies with comparably long maturities and high termination costs in case of premature cancellation. Additionally, insurance companies fret about the consequences of guaranties embedded in classic life insurance contracts on their solvency capital requirement; this led to a further reduction of single premium payments by 4.6%. For the year 2019, profitability in the sector is not yet known, but the claims ratio in the non-life business was 61.8%, the lowest figure since 1978, indicating an improved technical result.

In 2019, financial and insurance activities contributed 4.0% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2015 through 2018.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2015	2016	2017	2018
	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	37,174	33,661	31,225	29,249
Natural gas	43,204	40,407	43,665	35,968
Coal, coke and lignite	4	0	0	0
Renewable energy(1)	431,222	450,392	453,684	436,472

Total(2)	511,605	524,460	528,573	501,689

Gross domestic consumption(3):
Electricity	190,785	192,461	189,649	194,590
Oil and oil products	501,764	512,743	513,703	521,905
Natural gas	287,697	298,001	325,584	309,600
Coal, coke and lignite	136,797	127,612	131,431	115,540
Renewable Energy(1)	293,795	295,080	297,005	281,736

Total(2)	1,410,837	1,425,898	1,457,371	1,423,370

Indigenous primary production as a percentage of gross domestic consumption	36.3	36.8	36.3	35.2

(1)	Hydropower, wind and photovoltaic, waste, fuelwood, biofuels, ambient heat etc.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WDS—WIFO Data System, Macrobond.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and renewable energy including biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

In 2018, 0.682 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 7.5% of the observed refinery intake. The production of natural gas from domestic sources covered 12.8% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 7.6 billion m3 of natural gas (excluding inert gas) and of 5.6 million tons of crude oil at the end of 2017. OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2019, Austria generated 8.0% more hydro-electricity than in 2018, and 23.3% more wind-based electricity (Total Gross Domestic Production of electricity +8.0% against 2018). Austria remained a net importer of electricity (net imports of total electricity more than tripled compared to 2010 but fell sharply in 2019, reaching 4.1% of Domestic Consumption including consumption used for Pumped Storage). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2019, expenditures for imported energy accounted for 3.1% of Austria’s gross domestic product. Kazakhstan, Libya, Iraq, Azerbaijan and Algeria were the principal suppliers of crude oil to Austria in 2019. 71.8% of all natural gas imports came from Russia and 18.9% came from Germany (by value), whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached only 0.5%. Coal and coke were imported mainly from Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2019, animal output (e.g., livestock raising and dairy operations) accounted for about 46.2% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 44% of its surface area, or approximately 14,200 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 5.9% of Austria’s exports in 2019.

In 2019, an average of approximately 148,000 individuals was employed in agriculture and forestry, representing 3.7% of Austria’s labor force (measured as full-time equivalents).

Tourism

Austria’s tourism industry benefits from being a year-round destination with peaks emerging in the winter and summer seasons. A large number of international, but also domestic tourists are attracted by the country’s multifaceted natural and scenic attractions, as well as the rich traditions in arts and science.

In 2019, the total number of overnight stays reached an all-time high of 152.7 million, corresponding to an increase of 1.9% compared to the previous year. Domestic tourists accounted for 26.2% of total overnight stays (corresponding to 39.9 million, a gain by 1.4% compared to 2018), while non-resident guests had a share of 73.8% (equivalent to 112.8 million, reflecting an increase of 2.1% compared to 2018). From the most important source markets, the highest relative gains in foreign overnight demand were generated by visitors from Ukraine (+32.3%), Israel (+20.0%), Spain (+15.8%), Japan (+12.3%), South-East Asia (+10.4%), Saudi Arabia (+9.7%), Romania (+8.8%), Croatia (+8.7%), Slovakia +8.0%), Czech Republic (+7.0%), Poland (+6.7%), the USA (+6.4%), Denmark (+5.8%), China and South Korea (+5.6% each). Altogether, these source countries have a market share of 15.3% in total foreign overnight demand. Demand from Austria’s most important foreign source market, Germany (market share of 50.3%), grew below average (+0.7%), while the number of overnight stays by tourists from the Netherlands rose by +3.2% (market share of 9.2%). Considering further source countries important for the Austrian tourism industry, in 2019, more nights were spent by visitors from Hungary (+2.8%), Sweden, Australia (+2.7% each) and Belgium (+2.5%). While demand from Italy, Slovenia (+0.8% each), France (+0.7%), Switzerland (–0.9%) and Russia (–1.3%) changed slightly, overnight stays from the United Kingdom (–3.2%) and Middle Eastern countries (Yemen, Bahrain, Iraq, Jordan, Qatar, Kuwait, Lebanon, Oman, Syria; –8.3%) declined strongly.

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2015	2016	2017	2018	2019
Overnight stays by foreign visitors (thousands)	98,824	102,863	105,977	110,430	112,765
International tourism receipts(1) (millions of Euros)	18,355	18,953	19,954	21,406	22,553

(1)	Including international transport.

SOURCE: STATISTICS AUSTRIA, OeNB, WDS—WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). With effect from February 20, 2019, ÖBIB was converted into a joint stock company and renamed Österreichische Beteiligungs AG (“ÖBAG”). ÖBAG is wholly-owned by the Republic of Austria.

ÖBAG holds interests in the three listed companies OMV AG (31.50%), Telekom Austria AG (28.42%), and Österreichische Post AG (52.85%). Regarding these holdings:

•	OMV AG is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	Telekom Austria AG is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	Österreichische Post AG is Austria’s leading service provider in mail carriage.

Furthermore, ÖBAG owns stakes in Casinos Austria AG (33.24%) and in APK Pensionskasse (32.92%) and is the sole owner of Bundesimmobiliengesellschaft m.b.H. (BIG), Finanzmarktbeteiligung AG des Bundes in Liquidation (FIMBAG), GKB-Bergbau GmbH, IMIB Immobilien- und Industriebeteiligungen GmbH and Schoeller-Bleckmann GmbH. ÖBAG also manages the 51.00% stake in VERBUND AG, Austria’s largest electricity provider, that is owned by the Republic of Austria.

ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2019 was estimated at approximately 5.6 million individuals, and the Austrian labor force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.6 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.8 million of foreign workers were employed in Austria in 2019, representing 21.1% of the employees. Approximately 19% of the foreign workers are citizens of the countries comprising the former Yugoslavia (without Slovenia and Croatia), 42% of the workers are from the eight Central and Eastern European countries Bulgaria, Czech Republic, Hungary, Poland, Romania, Slovenia, Croatia and Slovakia, about 13% are citizens of Germany and approximately 7.5% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 4.9% in 2018. In 2019, the average number of unemployed was approximately 0.20 million, representing 4.5% of the labor force.

The following table sets forth certain information relating to unemployment and wage increases for the years 2015 through 2019:

	2015	2016	2017	2018	2019
	(%)
Unemployment rate (according to Eurostat Labour Force Survey)	5.7	6.0	5.5	4.9	4.5
Index increase of agreed scale wages	+2.2	+1.6	+1.5	+2.6	+3.1

SOURCE: Eurostat, WDS—WIFO Data System, Macrobond.

In 2019, the majority of the total employed population (73.9%) had a job in the tertiary sector. Another 22.0% were working in the secondary sector and 4.2% in the primary sector.

The following table sets forth certain information relating to employment for the years 2015 through 2019:

	2015	2016	2017	2018	2019
	(As % of total employment)
Primary sector	5.0	4.9	4.7	4.4	4.2
Secondary sector	21.7	21.5	21.5	21.7	22.0
Tertiary sector	73.4	73.6	73.8	73.9	73.9

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs).

The employment rate differs by age and gender. In the age group from 15 to 24 years 51.6% of people were working in 2019. This is rather high by international comparison and due to the popular apprenticeship system in Austria. Looking at men and women separately shows a rather low gender gap in employment: in the age group from 15 to 24 years 54.8% of men and 48.4% of women were employed in 2019. Between 25 and 49 years the employment rate was 88.7% for men and 81.8% for women (2019). A large gender gap in employment can be found in the age group 50 to 64, which is primarily due to the varying retirement age between men and women. The employment rate of men aged between 50 and 64 was 72.3% and the one of women was 59.7% (2019).

The following table sets forth the employment rate in percent by age and gender for the years 2015 through 2019:

Sex	Age	2015	2016	2017	2018	2019
Total	15 to 24 years	51.3	51.0	50.6	51.3	51.6
Total	15 to 64 years	71.1	71.5	72.2	73.0	73.6
Total	15 to 74 years	63.1	63.6	64.2	64.9	65.3
Total	25 to 49 years	83.9	84.0	84.2	84.7	85.2
Total	50 to 64 years	60.2	61.9	63.7	65.2	65.9
Men	15 to 24 years	54.0	52.9	52.1	53.9	54.8
Men	15 to 64 years	75.1	75.4	76.2	77.4	78.0
Men	15 to 74 years	67.3	67.7	68.4	69.6	70.0
Men	25 to 49 years	87.1	87.0	87.3	88.2	88.7
Men	50 to 64 years	66.4	68.3	70.5	72.0	72.3
Women	15 to 24 years	48.7	49.0	49.0	48.7	48.4
Women	15 to 64 years	67.1	67.7	68.2	68.6	69.2
Women	15 to 74 years	58.9	59.5	60.0	60.3	60.7
Women	25 to 49 years	80.8	80.9	81.2	81.2	81.8
Women	50 to 64 years	54.1	55.7	57.0	58.6	59.7

SOURCE: Eurostat, Macrobond, WIFO.—Data according to Labour Force Survey (persons).

There was a rapid and significant reaction from the Austrian labor market to the measures implemented by the Austrian government in response to the ongoing COVID-19 pandemic. Within two weeks of the announcement of initial restrictions and business closures in mid-March 2020, unemployment skyrocketed by almost 200,000, reaching a record level of around 563,000 at the end of March 2020, an increase of more than half (52.5%).

Austria’s social security system includes health, maternity, disability and old age benefits, workers’ compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. In 2019, 99.9% of Austria’s population was covered by health insurance (Organisation of Austrian Social Security, 2020), which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics) the social expenditure to GDP ratio was 29.0% in 2018. In 2018, 44.6% of social expenditures were used for old age, 5.6% for survivors pensions, 26.3% were spent on healthcare and sickness, 9.4% were used for family allowances, 6.0% for disability, 5.6% for unemployment policy and 2.5% for housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and disability pensions. The first pillar is an earnings-related Pay-as-you-go scheme. Occupational and private schemes as second and third pillar have a limited role in overall provisions. About 89.2% of old age income is out of the first, 4.5% out of the second and 6.3% out of the third pillar in 2016. The current statutory retirement age is 65 years for men and 60 years for women with an increase by 0.5 year-steps per year between 2024 and 2033. The early retirement age for long-term insured persons (40 years of gainful employment) is 63. For women, this type of pension will therefore be relevant from 2028.

In the past decade, major pension reforms were passed by the Austrian parliament with the goal to strengthen the actuarial calculations, to reduce early retirement through abolition of specific types of early retirement schemes, to increase retirement age as well as to increase deductions for each year of early retirement. The deductions for early retirement range from 1.8% per year for heavy workers and 5.1% for long time insured. The maximum replacement rate is 80.1% of average lifetime gross income, which accrues after 45 insurance years, and consequently each year of gainful employment counts for 1.78% for the pension payment. As a consequence of these reforms, the gross replacement rate at retirement decreases between 2016 and 2020 by 1.6 percentage points to 42.7% (European Commission, 2018). All pensions are fully subject to income tax and health insurance contributions.

To avoid a substitution from early exits from the labor market to disability pension, there was a reform of the disability scheme as well. People born 1964 or later have no access to time-limited disability pensions from January 1, 2014 onwards. The reform is accompanied by a set of measures like rehabilitation programs, upgrade of skills etc., to re-integrate this group of workers into the workforce.

Overall, the reforms had positive effects: the average retirement age increased from 60.8 in 2012 to 61.7 in 2018 (old age pensions) and from 52.5 in 2012 to 54.4 in 2018 (disability pensions) (Organisation of Austrian Social Security, 2019). The employment rate is also increasing, especially among women aged 55-59 (from 48.1% in 2012 to 67.5% in 2018 and 70.2% in 2019), but also among men aged 55-64 (from 46.5% in 2012 to 60.04% in 2018 and 61.5% in 2019).

According to the most recent pension projections (November 2019) from 2018 to 2023 by the Austrian “Pension Commission”, pension expenditures will increase from 11.11% of GDP in 2018 to 11.54% of GDP in 2023. In 2018 2.54% of pension expenditures in relation to GDP were financed out of the federal budget; by 2023 this will increase to 2.98% of GDP. Recent pension reforms led to a dampened growth in pension expenditures. The cost-cutting effects are partly offset by the fact that the baby boomers are reaching pension age.

Foreign Direct Investments

The amount of inward foreign direct investment increased by 3.8% in 2019, after 7.8% in 2018. Inward foreign direct investment mainly originated from the 28 EU member states (53.5%), but this share has been decreasing over the last decade (2009: 64.5%). The largest EU investors in 2019 were Germany (29.7%) and Italy (5.3%). All European countries together accounted for 75.4% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (14.6%), as well as Switzerland (6.4%). Overseas, the United Arab Emirates (5.9%) and the United States (5.8%) were the most important investors in Austria, while Japan, Canada and Brazil held shares of 2.3%, 2.2% and 1.7%, respectively.

At the sector level, public and other services (+71.0%) and basic metals and fabricated metal products (+51.2%) were the largest contributors to the 3.8% overall increase in foreign direct investment in 2019. Investment in the services sector, which accounted for 89.8% of inward foreign direct investment in 2019, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical service activities (56.5%), trade (12.1%) and financial intermediation (10.2%). Important manufacturing industries in which foreign entities have acquired major interests were the chemical industry (which accounted for 2.1% of total foreign direct investment in 2019) and the manufacturing of transport equipment (which accounted for 2.0% of total foreign direct investment in 2019).

Recent Developments

EU Response to the COVID-19 Pandemic

On April 9, 2020, the economic and finance ministers of the euro area member states, the EU commissioner for economic and financial affairs, taxation and customs and the president of the European Central Bank (“ECB”), put forward three immediate safety nets worth EUR 540 billion to minimize the fallout on the economy from the COVID-19 outbreak:

•

The temporary support to mitigate unemployment risks in an emergency (SURE) scheme has been set up to help people keep their jobs during the crisis. The scheme provides loans to member states of up to EUR 100 billion to cover part of the costs related to the creation or extension of national job retention schemes.

•

In addition to the EUR 40 billion already leveraged to bridge short-term financing needs of small and medium-sized enterprises (SMEs), the European Investment Bank (EIB) Group will further support businesses by creating a pan-European guarantee fund providing loans up to EUR 200 billion for SMEs throughout the EU.

•

The European Stability Mechanism (ESM) will set up a Pandemic Crisis Support scheme based on an existing precautionary credit line. The scheme consists of loans available to all euro area member states up to 2% of their GDP and amounts to EUR 240 billion.

Furthermore, the EU has amended its budget for 2020 by adding EUR 3.1 billion to respond to the COVID-19 crisis. The additional funds will be used, among other things, to purchase and distribute medical supplies and boost the production of testing kits. Finally, the EU enabled maximum flexibility in the application of EU rules on state aid measures to accommodate exceptional spending to support businesses and workers. In the field of monetary policy, the European Central Bank announced a EUR 750 billion pandemic emergency purchase programme.

On May 27, 2020 the EU Commission put forward a proposal for a European recovery plan comprising a reinforced EU multiannual financial framework for 2021 to 2027 amounting to EUR 1.85 trillion, including a new recovery instrument, Next Generation EU, of EUR 750 billion. The new instrument will, if ratified by EU leaders and the Member States’ local parliaments, allow the EU to use its credit rating to borrow the full amount of the new recovery instrument on the financial markets. New net borrowing activity will stop at the latest at the end of 2026. The repayment shall be scheduled, in accordance with the principle of sound financial management, to ensure a predictable reduction in liabilities until December 31, 2058. The funds borrowed will be provided to the Member States under the Recovery and Resilience Facility to enable large scale financial support for both public investments and reforms, underlining the importance of digital transformation as well as green and sustainable initiatives to help shape more resilient Member State economies.

On July 21, 2020 EU leaders successfully agreed on the recovery plan for Europe, accepting the EU Commission’s proposal outlined above with slight adjustments. The EU’s recovery fund will be composed of EUR 390 billion in grants and EUR 360 billion in loans. Allocation of grants to Member States will be based on population size, GDP per capita and unemployment rates.

Response of the Austrian Government to the COVID-19 Pandemic

In mid-March 2020, the Austrian government imposed several drastic containment measures (limits on tourism, closure of schools and universities, cancellation of events and the introduction of social-distancing), which caused severe restrictions on the country’s economic and social life. These measures had a significant impact on not only the demand but also the supply side of the domestic economy. As a result, the Austrian economy declined by 12.5% year-on-year in the second quarter of 2020 (according to the Austrian institute of economic research). According to the Austrian Public Employment Service (AMS) database, unemployment in Austria peaked in April with an increase of 76% compared to April last year. Sectors under particular strain were tourism, construction and retail. Since April, unemployment in Austria has declined, however is still at an elevated level of +41% versus last year. Although the drastic containment measures have had a severe impact on the Austrian economy, they have allowed the Austrian health system to remain unscathed through the pandemic, resulting in a very limited amount of excess deaths (+8%) in line with countries like Germany (+5%) and Denmark (+6%). Austria is currently in a phase of gradual re-opening.

In order to absorb the negative impacts on the Austrian economy of the pandemic and necessary countermeasures, the Austrian government set up an aid package worth EUR 38 billion, consisting of EUR 10 billion for tax payment deferrals, EUR 9 billion for guarantees and liabilities, EUR 4 billion for emergency aid, and a coronavirus assistance fund totaling EUR 15 billion. The EUR 4 billion emergency aid fund was established to provide rapid initial assistance to those affected, without excessive red tape. These funds have also been used to finance coronavirus induced job retention schemes, whereby companies agree to avoid employee layoffs by reducing working hours, with the government making up some of the employees’ lost income. In addition to this emergency aid, EUR 15 billion was made available from a coronavirus assistance fund, aimed at supporting those businesses that are experiencing significant declines in turnover. Support from this fund can be applied from April 8, 2020 onwards and can be used for loans amounting to three months’ turnover. Parts of such loans will no longer have to be repaid. This debt relief consists of up to 75% of fixed costs and of perishable or seasonal goods which have lost all value due to the crisis. The aim is to resolve problems caused by liquidity shortfalls, fixed costs and value depreciation on goods.

The Austrian Fiscal Advisory Council forecasts an increase of the budget deficit for 2020 by EUR 26.8 billion, as outlined in the fiscal rules compliance report 2019-2021 published in May 2020. The economic setback is projected to increase the deficit by another EUR 10.4 billion, resulting in an overall increase of the budget deficit of EUR 37.2 billion (9.4% of GDP). For 2021, a fiscal balance of -3.0% of GDP is projected. Overall, Austria’s debt ratio for 2020 is expected to increase by 12.0 percentage points to 82.4% of GDP.

Migration

The political and economic situation in certain countries in the Middle East and Africa continues to cause a large number of people trying to reach and settle in the European Union, both legally and illegally. The European Union and its member states have been intensifying efforts to establish an effective, humanitarian and safe European migration policy. To tackle the root causes of illegal migration, and better manage migration generally, the European Union is working on enhancing relations with key countries of origin and transit.

Austria received 88,340 asylum claims in 2015, equivalent to approximately 1% of its population. In February 2016, Austria introduced a daily cap on the number of migrants and refugees allowed to enter the country and border controls were also implemented by other countries, including Germany. Since then, the number of asylum claims decreased substantially to only 12,900 in 2019.

Withdrawal of the United Kingdom from the European Union

On June 23, 2016, the electorate in the United Kingdom voted in favor of the United Kingdom leaving the European Union, commonly referred to as “Brexit”. Thereafter, on March 29, 2017, the United Kingdom formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon treaty. The European Union treaties cease to apply to a withdrawing member state from the date of entry into force of an agreement setting out the arrangements for the member state’s withdrawal, or on the second anniversary of the notification of the withdrawal.

The withdrawal of the United Kingdom from the European Union occurred on January 31, 2020. On October 17, 2019, the European Commission and United Kingdom negotiators agreed to a revised withdrawal agreement, which was endorsed by the European Council. Legislation giving legal effect to the withdrawal agreement was adopted by the parliament of the United Kingdom on January 23, 2020. The withdrawal agreement provides that the United Kingdom’s exit from the European Union on January 31, 2020 will be followed by a transition period until December 31, 2020, during which the European Union and the United Kingdom will negotiate new arrangements for their future relationship.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration and participated in the enlargement process of the EU. Over the past 20 years, foreign trade has substantially gained in importance for the Austrian economy. In 2019, exports of goods at current prices (EUR 153.8 billion) corresponded to a share of 38.6% of GDP, compared to 23.9% in 1995. Austrian exports of goods increased by 2.5% in 2019, compared to an increase of 5.7% in 2018. In 2019, imports of goods expanded by 1.2% compared to 2018 and amounted to EUR 158.0 billion at current prices. The import share in GDP increased from 27.5% (1995) to 39.6% (2019). The Austrian trade balance (according to foreign trade statistics and excluding services) amounted to a deficit of EUR 4,185 million, which reflected an improvement by EUR 1.8 billion compared to 2018.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of goods of Austria in the years 2015 through 2019.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2015	131,538	133,529	–1,991	98.5
2016	131,125	135,667	–4,542	96.7
2017	141,940	147,542	–5,603	96.2
2018	150,071	156,056	–5,985	96.2
2019	153,788	157,973	–4,185	97.4

(1)	Based on movements of goods.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

During 2019, around 70% of Austria’s foreign trade was conducted with EU member states. Austria’s exports to the 28 EU member states expanded by 2.2% in 2019, compared to an increase of 5.9% in 2018. Accounting for 29.4% of exports and 35.0% of imports, Germany represents Austria’s most important trading partner. In 2019, exports to Germany decreased by 0.2%, while imports from Germany fell by 1.0% compared to 2018. In general, Austria’s international trade links are still highly concentrated on the Common European Market. In particular, Austria’s trade relations with the EU 13, the new member states since 2004, account for 18.2% of total exports and 15.3% of total imports. In 2019 exports to the EU 15, the EU member states as of December 31, 2003, and the euro area expanded by 1.8% and 1.4%, respectively, while exports to the EU 13 increased by 3.2%. Additionally, exports to countries outside of the European Union increased by a total of 3.2%; exports to the United States decreased (-3.4%). The export share of the United States represented 6.7% of total exports, and the United States still constitutes Austria’s second most important trading partner. Accounting for 2.9% of total exports, China ranks tenth among Austria’s top export destinations; in 2019 nominal values increased by 10.0%. In terms of product groups, exports of machinery and transport equipment represent by far the most important group of Austrian exports, they increased by 2.5% in 2019.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(2015 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2015	100.0	100.0	100.0	100.0	100.0
2016	99.1	100.5	98.2	103.5	101.0
2017	100.6	107.2	101.5	108.8	99.1
2018	101.9	111.9	103.8	112.6	98.2
2019	102.1	114.5	103.7	114.1	98.4

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2015 through 2019.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2015	2016	2017	2018	2019	Percentage of 2019
	(Millions of euros)
Exports (f.o.b.):
Food and live animals	7,426	7,558	7,964	8,109	8,573	5.6
Beverages and tobacco	1,990	2,099	2,332	2,559	2,828	1.8
Crude materials, inedible except fuels	3,944	4,133	4,480	4,879	4,741	3.1
Mineral fuels, lubricants and related materials	2,570	2,212	2,785	3,274	3,575	2.3
Animal and vegetable oils, fats and waxes	164	217	228	240	257	0.2
Chemicals and related products, n.e.s.	17,914	17,731	19,842	19,897	21,690	14.1
Manufactured goods classified chiefly by material(2)	28,790	28,156	30,920	32,919	31,915	20.8
Machinery and transport equipment	52,384	52,592	56,696	60,239	61,772	40.2
Miscellaneous manufactured articles	16,356	16,428	16,692	17,956	18,436	12.0

Total exports(3)	131,538	131,125	141,940	150,071	153,788	100.0

Imports (c.i.f.):
Food and live animals	9,010	9,219	9,733	9,792	10,215	6.5
Beverages and tobacco	810	879	863	960	1,041	0.7
Crude materials, inedible except fuels	5,594	5,331	5,914	6,397	6,123	3.9
Mineral fuels, lubricants and related materials	10,524	8,924	10,701	12,755	12,360	7.8
Animal and vegetable oils, fats and waxes	374	411	434	407	435	0.3
Chemicals and related products, n.e.s.	18,387	18,652	20,273	21,193	21,870	13.8
Manufactured goods classified chiefly by material(2)	20,993	21,196	23,383	24,998	24,469	15.5
Machinery and transport equipment	45,522	48,444	52,499	54,827	56,788	35.9
Miscellaneous manufactured articles	22,316	22,613	23,743	24,726	24,671	15.6

Total imports(3)	133,529	135,667	147,542	156,056	157,973	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2015 through 2019.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2015	2016	2017	2018	2019	Percentage of 2019
	(Millions of Euros)
Exports (f.o.b.):
EU countries(2)
Germany	39,477	40,055	42,864	45,235	45,143	29.4
Italy	8,259	8,373	9,103	9,762	9,759	6.3
United Kingdom	4,179	4,103	3,905	4,198	4,498	2.9
Czech Republic	4,727	4,790	5,267	5,666	5,427	3.5
Hungary	4,318	4,381	4,823	5,114	5,614	3.7
Other EU countries	29,873	29,468	33,107	34,967	36,796	23.9

Total EU 28 countries	90,833	91,169	99,069	104,943	107,211	69.7
(Total EU 27 countries)(3)	86,654	87,067	95,164	100,745	102,712	66.8
Other countries
Switzerland	7,121	7,165	7,002	7,013	7,263	4.7
Russian Federation	1,978	1,882	2,185	2,105	2,363	1.5
Other Eastern European countries(4)	1,693	1,802	1,986	2,050	2,306	1.5
United States	9,083	8,727	9,661	10,601	10,245	6.7
Japan	1,350	1,332	1,382	1,529	1,613	1.0
China	3,305	3,313	3,699	4,055	4,461	2.9
All other countries	16,176	15,734	16,956	17,774	18,325	11.9

Total exports(5)	131,538	131,125	141,940	150,071	153,788	100.0

Imports (c.i.f.):
EU countries(2)
Germany	49,244	50,414	54,399	55,850	55,305	35.0
Italy	8,200	8,394	9,088	9,955	10,387	6.6
United Kingdom	2,446	2,697	2,468	2,869	2,808	1.8
Czech Republic	5,577	5,866	6,350	6,789	6,680	4.2
Hungary	3,457	3,521	3,958	4,192	4,300	2.7
Other EU countries	25,103	26,026	28,284	30,665	31,289	19.8

Total EU 28 countries	94,027	96,917	104,548	110,320	110,770	70.1
(Total EU 27 countries)(3)	91,581	94,220	102,079	107,451	107,962	68.3
Other countries
Switzerland	7,498	7,103	7,625	6,802	6,071	3.8
Russian Federation	2,436	2,463	2,765	3,291	2,762	1.7
Other Eastern European countries(4)	1,490	1,550	1,871	2,016	2,318	1.5
United States	5,255	5,002	5,813	5,984	7,112	4.5
Japan	1,867	1,973	2,149	2,240	2,248	1.4
China	7,957	7,972	8,505	9,110	9,825	6.2
All other countries	12,999	12,687	14,266	16,292	16,867	10.7

Total imports(5)	133,529	135,667	147,542	156,056	157,973	100.0

(1)	Based on movements of goods.
(2)

Consisting of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

(3)	Excluding the United Kingdom.
(4)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia, Ukraine.
(5)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2015 through 2019.

BALANCE OF PAYMENTS(1)

	2015	2016	2017	2018	2019
	(Millions of Euros)
Current account	5,939	9,742	5,747	8,984	10,460
Goods	2,277	2,613	1,508	3,632	3,784
Exports	129,182	131,522	140,641	151,599	153,241
Imports	126,905	128,910	139,133	147,967	149,457
Services	10,199	10,603	10,252	10,270	10,376
Exports	53,214	55,553	59,276	63,259	67,144
Imports	43,015	44,950	49,023	52,988	56,767
Primary income	–3,391	–27	–3,290	–1,059	–199
Secondary income	–3,146	–3,446	–2,724	–3,860	–3,502
Capital account	–1,796	–397	–280	–240	–108
Financial account	4,016	10,821	8,113	10,333	11,795
Direct investment	5,223	1,930	–2,963	2,734	5,693
Portfolio investment	14,054	23,836	19,368	3,526	–7,250
Other investment(2)	–14,426	–15,000	–4,283	2,710	12,154
Financial derivatives	–527	–395	–900	–757	1,387
Reserve assets	–309	451	–3,110	2,120	–190
Errors and omissions	–127	1,475	2,646	1,589	1,443

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: WDS—WIFO Data System, Macrobond.

In 2019, the current account surplus amounted to more than EUR 10 billion, or 2.6% of gross domestic product. The surplus resulted primarily from net services exports in the amount of EUR 10.4 billion. The balance in the trade of goods remained constant on a year-on-year basis at 0.9% of gross domestic product. The financial account showed a strong capital outflow in 2019. While foreign investors’ demand for long-term Austrian bonds reversed the balance in portfolio investments, direct investment and other investments – mainly driven by a build-up of cash and deposit holdings abroad – were the preferred investment vehicles for Austrians. In 2019, the Austrian central bank’s reserve assets remained almost constant.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating member states of the European Union, including Austria. The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2015	1.1095
2016	1.1069
2017	1.1297
2018	1.1810
2019	1.1195
Monthly average
January 2020	1.1100
February 2020	1.0905
March 2020	1.1063
April 2020	1.0862
May 2020	1.0902
June 2020	1.1255
July 2020	1.1466
August 2020	1.1823
September 2020 (through September 2, 2020)	1.1924

SOURCE: WDS—WIFO Data System, Macrobond; Bloomberg.

The exchange rate of the euro started into the year 2019 at 1.1397 USD per EUR on January 2 and closed the year at 1.1234 USD per EUR. During 2019, the euro reached its low at 1.0889 USD per EUR at the end of September and its high at 1.1535 USD per EUR in January.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law.

The OeNB is supervised by a General Council (Generalrat) consisting of ten members: the President and Vice-President of the OeNB, and eight members appointed by the Federal Government for a term of five years. Pursuant to the National Bank Act, the members of the General Council shall comprise senior members from the practical sphere of the economic life besides lawyers and economists. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the member states; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the member states. Each NCB’s capital share is based on the respective member state’s share in the population and the GDP of the EU. As of December 31, 2019, the OeNB had a share of 2.0325% in the subscribed capital of the ECB.

By establishing the ECB, the participating member states abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating member states, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of December 31, 2019, Austria had a total of 573 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	42 joint stock banks and private bankers

•	49 savings banks

•	8 regional mortgage banks

•	380 rural credit cooperatives

•	9 small business credit cooperatives

•	4 building and loan societies

•	59 special purpose banks

•	22 branches of foreign banks

In 2019, the number of credit institutions in Austria decreased by 24 from 597 to 573. The development was driven by mergers of small banks, mainly cooperative banks (Raiffeisenbanken, Volksbanken), in order to create bigger and more competitive units. This process of consolidation is ongoing and will lead to a further reduction of banks in 2020.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The leverage ratio of Austrian based credit institutions remained unchanged in 2019 at a level of 7.7%. Overall lending by Austrian banks to non-banks increased by 4.4% over the same time frame, with loans to domestic non-financial corporations and loans to households increasing (6.7% and 4.6%). Loans to the general government decreased by 4.8% from December 31, 2018 to December 31, 2019.

In 2019, the total operating profit of all Austrian-based credit institutions decreased by 9.4% compared to 2018. Equally, there was a decrease in income from financial transactions (-2.8%) and in securities and participating interests (-7.43%). However, 2019 saw an increase in interest income (+0.2%) as well as in commission income (+1.9%). Operating income increased by 1.74% along with operating expenses, which increased by 6.9%. As a result, the cost/income ratio increased to 71.94%. Five Austrian banks (Erste Group, BAWAG P.S.K, Volksbank Wien AG, Raiffeisen Bank International as well as one Raiffeisen Landesbank) together with Russian owned Sberbank Europe AG are supervised under the Single Supervisory Mechanism (SSM).

Exposure to Peripheral European Countries and Eastern European Regions and Countries

As of June 31, 2019 the total international exposure (claims) of Austrian banks amounted to EUR 357 billion or 90% of Austrian GDP. As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets that faced difficult economic conditions during the sovereign debt crisis, namely Cyprus, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. At June 31, 2019, majority-Austrian-owned banks had a total exposure of EUR 226.4 billion to the CESEE area, which represents an increase of EUR 9.3 billion compared to December 31, 2018.

In the first half of 2019, the profitability of Austrian banks’ CESEE subsidiaries declined by 0.3 billion to EUR 1.3 billion in comparison with the first half of 2018. Austrian banks’ subsidiaries in CESEE – in particular those in Hungary and the Czech Republic – still benefited from relatively benign economic conditions. Subsidiaries operating in Hungary and the Czech Republic posted the highest increase in profit. Austrian banks in the Czech Republic, Russia, Slovakia and Hungary saw comparatively high credit growth.

The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 2.4% in June 2019. The foreign currency loan volume of Austrian banks’ subsidiaries in CESEE amounted to EUR 24.4 billion in June 2019, which represents a decrease of 72% compared to the end of 2010. These declines are mainly due to supervisory measures (including from the FMA, which established minimum standards for granting foreign currency loans).

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the member states that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of the last maintenance period in 2019 – lasting from October 30, 2019 to December 17, 2019 – the Austrian share amounted to approximately 3.0% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2019. In the course of 2019, required reserves increased slightly from approximately EUR 3.8 billion to EUR 4.1 billion in the last maintenance period in 2019. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. The ECB left this rate unchanged at its historic low of 0.00%.

The following table sets out Austria’s official reserve assets as at December 31, 2017, 2018 and 2019.

		December 31, 2017	December 31, 2018	December 31, 2019
Official Reserve Assets		17,990	20,270	21,016
1.	Foreign currency assets (in convertible foreign currencies)	5,686	7,361	6,838
	(1a) Securities	5,112	6,778	6,447
	(1b) total currency and deposits with:	574	583	391
	(i) other national central banks BIS and IMF	573	583	390
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	0	0	0
2.	IMF reserve position	647	788	905
3.	SDRs	1,928	2,048	2,078
4.	Gold (including gold deposits and gold swapped)	9,739	10,091	12,190
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	-10	-18	-994
	- financial derivatives	-10	-18	-994
	Other Foreign Currency Assets	1,110	937	1,313
	- securities not included in official reserve assets	418	662	1,025
	- deposits not included in official reserve assets	688	278	285
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	4	-3	2

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2010/29. According to these calculations, there were EUR 34,723 million banknotes in circulation in Austria as at December 31, 2019.

Recent Policy Responses to the Global Financial and Economic Crisis. In response to the tensions in the financial markets and the loss of confidence in the financial sector overall in the wake of the global financial and economic crisis, a number of measures were taken at the EU and euro area level in recent years to restore confidence in the financial sector and prevent market disruptions. These measures were, or continue to be, mainly directed at preserving adequate capitalization of financial institutions, at enhancing credit support measures to improve bank lending and liquidity in the euro area money market, at safeguarding the flow of credit from financial institutions to the real economy and, most recently, at addressing the risk of a prolonged period of low inflation. A central role was, and continues to be, played by the ECB, which introduced a number of non-standard monetary policy measures, including, among others, asset purchase programs, long-term refinancing operations and measures aimed at increasing collateral availability. These measures are unprecedented in nature, scope and magnitude and aim to safeguard the primary objective of price stability and ensure an appropriate monetary policy transmission mechanism.

In September 2012, the ECB announced Outright Monetary Transactions in secondary markets for euro-denominated sovereign bonds in the euro area aimed at enabling the ECB to address severe distortions in government bond markets. In June 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for mortgage purchases, for a period of two years. Through its asset purchase program, which currently consists of a covered bond purchase program, an asset-backed securities purchase program, a public sector purchase program and a corporate sector purchase program, the ECB seeks to provide monetary stimulus to the economy in a context where key ECB interest rates are at their lower bound and to further ease monetary and financial conditions, making access to financing cheaper for firms and households. As of November 19, 2019, following the re-launch of the program, monthly purchases of public and private sector securities are intended to amount to EUR 20 billion. The ECB has announced that it intends to carry out these purchases until the Governing Council sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term. In March 2016, the ECB announced four additional TLTROs with four-year maturities

(“TLTROs II”) to be conducted quarterly from June 2016 to March 2017. Furthermore, the ECB announced another series of TLTROs on March 7, 2019 (“TLTROs III”) consisting of a series of seven operations with a maturity of three years, starting in September 2019. Counterparties exceeding the lending benchmark will borrow at an interest rate that can be as low as 25 basis points below the interest rate on the deposit facility. This means that these counterparties will, in fact, be paid for their lending efforts if they exceed their benchmarks since the interest rate on the deposit facility is currently below zero. Like the previous TLTROs, the TLTROs II and TLTROs III are intended to promote bank lending to the euro area non-financial private sector and again exclude mortgage loans. Banks will be able to borrow larger amounts through TLTROs II compared to the previous TLTROs.

Additionally, on March 2020 the ECB launched a pandemic emergency purchase program (PEPP) to counter the risks of the coronavirus pandemic to the monetary policy transmission mechanism and the economic outlook of the euro area. This temporary asset purchase program has an overall envelope of EUR 750 billion, with assets class eligibility coinciding with existing asset purchasing programs, including a waiver of eligibility for Greek government bonds. The ECB pledges to keep this program intact for as long as the COVID-19 crisis persists, but in any case, until the end of 2020.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the member states agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) established in 1997.

According to the Treaty, the ratio of gross government debt to GDP of a member state must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other member states will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2013, member states must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). Under the TFEU and the

Pact, a member state whose general government deficit exceeds the reference value of 3% of GDP or is non-compliant with the debt requirement if its general government debt is greater than 60% of GDP and is not sufficiently diminishing and approaching 60% of GDP at a satisfactory pace becomes subject to the Excessive Deficit Procedure (“EDP”).

Under the EDP, the Economic and Financial Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the member states. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend corrective measures aimed at correcting the excessive deficit and will review the corrective measures taken by the member state. For those member states whose currency is the euro, the Pact contemplates a set of financial sanctions. Those member states can be required to provide a non-interest bearing deposit of up to 0.2% of the previous year’s national GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a member state’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, the deposit can turn into a fine of up to 0.2% of the previous year’s national GDP. The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. a Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the Commission’s recommendation. “Other relevant factors” are also taken into account in the steps leading to the decision on the existence of an excessive deficit (breach of the deficit and/or debt criterion). For instance, in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the member state concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term, triggering an EDP may be avoided. Those member states not being subject to an EDP must adhere to the so-called preventive arm of the Pact. The preventive arm of the Pact aims to ensure sound budgetary policies over the medium term by setting parameters for member states’ fiscal planning and policies during normal economic times (medium-term budgetary objective and expenditure benchmark), while taking into account the ups and downs of the economic cycle.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union (the “TSCG”) entered into force. Since then it has been ratified by 26 signatories (all EU member states except for the Czech Republic and the United Kingdom). Its provisions are binding for euro area member states, while the other member states will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact” (Title III of the TSCG). The fiscal compact binds 23 EU member states. These are the 19 euro area countries plus Bulgaria, Denmark, Croatia and Romania who have chosen to opt-in. It is accompanied by a set of common principles, including the role and independence of monitoring institutions. The TSCG is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact and reinforces its rules. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP for countries with a debt-to-GDP-ratio in excess of 60% or of 1.0% of GDP for states with a debt-to-GDP-ratio below 60%. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply, the matter can be brought to the Court of Justice of the European Union by one or more of the other Contracting Parties. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of euro area member states. In other cases, payments shall be made to the general budget of the European Union. A full assessment of the transposition of the fiscal compact into national law was provided by the European Commission in February 2017. Five countries (Spain, Slovenia, Belgium, Greece and Luxembourg) were requested to complete the transposition of the provisions of the fiscal compact into national law. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant member state has ratified the TSCG by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by euro area member states to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. The fiscal compact entered into force in Austria as of January 1, 2013. In Article 16 of the TSCG a political agreement is enshrined, according to which within five years of its entry into force steps should be taken in order to incorporate the substance of that Treaty into the legal framework of the European Union. Accordingly, on December 6, 2017 the European Commission presented a corresponding proposal for a Council Directive. This is currently being discussed.

Response to the European Sovereign Debt Crisis

Temporary Financial Assistance. In 2010, the European Union and euro area member states established temporary stability mechanisms to safeguard the financial stability amid severe tensions in euro area sovereign debt markets: the European Financial Stabilisation Mechanism (“EFSM”) and the European Financial Stability Facility (“EFSF”). Through the EFSM, the European Commission was allowed to borrow up to a total of EUR 60 billion on behalf of the EU under an implicit EU budget guarantee. The EFSF, which no longer engages in new financing programs, had a lending capacity of EUR 440 billion backed by effective guarantees extended by the euro area member states totaling EUR 726 billion. The EFSF will be dissolved and liquidated when all financial assistance provided to euro area member states and all funding instruments issued by the EFSF have been repaid in full. As of December 2019, the EFSF had outstanding bonds and bills of approximately EUR 201 billion.

European Stability Mechanism. Since October 2012, the ESM, which was established as an intergovernmental organization under public international law by the euro area member states, has been assisting in preserving the financial stability of the European Economic and Monetary Union. As of July 1, 2013, it assumed the tasks fulfilled by the EFSF and is the primary support mechanism for euro area member states experiencing, or threatened by, severe financing problems, if such assistance is deemed indispensable to safeguard financial stability of the euro area as a whole and of its member states. The ESM issues bonds or other debt instruments in the financial markets to raise capital to provide assistance to euro area member states. Unlike the EFSF, which is based upon guarantees by euro area member states, the ESM has total subscribed capital of approximately EUR 705 billion provided by euro area member states, which provides it with a lending capacity of EUR 500 billion. Close to EUR 81 billion of the ESM’s subscribed capital is in the form of paid-in capital with the balance of EUR 624 billion being callable capital. The contribution of each euro area member state is based on the ECB capital key. On this basis, Austria’s contribution amounts to approximately 2.8% of the aggregate contributions to the ESM. Austria has contributed approximately EUR 2.2 billion of paid-in capital to the ESM.

The approval procedure for financial assistance from the ESM is activated upon a request from a member state to the Chairperson of the ESM’s Board of Governors and is provided subject to conditions appropriate to the instrument chosen. The initial instruments available to the ESM have been modeled upon those available to the EFSF and include the extension of loans to a euro area member state in financial difficulties, interventions in the primary and secondary debt markets, precautionary programs, and the extension of loans to governments, or since December 2014 directly to affected financial institutions, for the purposes of recapitalizing financial institutions. Each instrument is to be linked to a memorandum of understanding which sets forth the conditions for financial support that the member state has negotiated with the European Commission in liaison with the ECB, as well as the monitoring and surveillance procedures established to ensure the member state is progressing towards financial stability. In principle, decisions to grant financial assistance are taken by mutual agreement. However, in the event that the European Commission and the ECB both conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, an emergency procedure requires a qualified majority of 85% of the votes cast. As of December 2019, the ESM had loans outstanding to Spain, Cyprus and Greece of approximately EUR 89.9 billion.

Financial Assistance to euro area member states

Greece. Since May 2010, Greece has been receiving financial support from euro area member states and the IMF respectively to cope with its financial difficulties and economic challenges. This support comes in the form of economic adjustment programs.

Under the first economic adjustment program, agreed in May 2010, Greece received a total amount of EUR 73 billion, of which approximately EUR 53 billion was provided by euro area member states (the “Greek Loan Facility” or “GLF”) and EUR 20 billion by the IMF; Austria contributed approximately EUR 1.56 billion. While the IMF loans have already been repaid, the repayment of the GLF will start in 2020.

The second economic adjustment program, financed by the European Financial Stability Facility (EFSF) and the IMF was approved in March 2012. The EFSF program expired at the end of June 2015. The outstanding EFSF loans to Greece under the second program amount to approximately EUR 130.9 billion; outstanding IMF loans as of the end of December 2019 amounted to approximately EUR 5.6 billion.

In July 2015, the Greek government submitted a request to the Board of Governors of the European Stability Mechanism (ESM) for further stability support. Following approval the ESM was able to disburse up to EUR 86 billion in financial assistance to Greece over a three-year period ending in August 2018. Disbursements were contingent upon the Greek government’s progress in delivering on certain policy conditions set forth in the memorandum of understanding which aim to enable the Greek economy to return to a sustainable growth path based on sound public finances, enhanced competitiveness, high employment and financial stability. At the end of the program total disbursements of ESM financial assistance to Greece amounted to approximately EUR 61.9 billion.

Ireland. The first euro area member state to receive support by the EFSM and EFSF was Ireland. The financial assistance, agreed upon in December 2010 and provided subject to compliance with an economic adjustment program, consisted of financial support in a total amount of EUR 85 billion, including EUR 22.5 billion financed through the EFSM, EUR 17.7 billion through the EFSF and EUR 22.5 billion through the IMF. The financial assistance program for Ireland expired as planned in December 2013. Ireland remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the EU has been repaid. Ireland has already repaid all of its outstanding loans to the IMF.

Portugal. Following Portugal’s application for support in early April 2011, financial assistance was provided until mid-2014. The total financial package, to which the EFSM, the EFSF and the IMF contributed, amounted to EUR 78 billion. After the conclusion of the final review mission in May 2014, the Portuguese government decided to exit its macroeconomic adjustment program without a successor arrangement. Portugal remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the EU has been repaid. Portugal has already repaid all of its outstanding loans to the IMF and in October 2019 repaid the first tranche (EUR 2 billion) of its loan to the EFSF voluntarily.

Spain. In June 2012, the Spanish government requested financial assistance from the euro area member states for the recapitalization of certain of its financial institutions. The finance ministers of the euro area member states agreed that the Fund for Orderly Bank Restructuring, acting as agent of the Spanish government, would receive the funds and direct them to the financial institutions concerned. The assistance was initially approved by the EFSF and then transferred to the ESM (without applying seniority status). The financial assistance program was successfully concluded in January 2014. The ESM has disbursed a total of EUR 41.3 billion to the Spanish government for the recapitalization of the country’s banking sector. Spain remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the ESM has been repaid. As of the end of December 2019, Spain had already repaid EUR 17.6 billion, in large part voluntarily.

Cyprus. The economic adjustment program for Cyprus was formally agreed in 2013. The program, financed by the ESM and the IMF, addressed Cyprus’ financial sector imbalances including an appropriate downsizing of the country’s financial sector, fiscal consolidation, structural reforms and privatization. The program expired in March 2016 as planned with disbursements by the ESM amounting to EUR 6.3 billion. Cyprus remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the ESM has been repaid. As of the end of December 2019, Cyprus had outstanding IMF loans of approximately EUR 704 million.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2015 to 2018 were audited by the Rechnungshof and approved by the Nationalrat. The federal accounts for the year 2019 are preliminary results audited by the Rechnungshof but not yet approved by the Nationalrat.

For further information concerning the budget for the fiscal years 2015 to 2019, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2015	2016	2017	2018	2019(1)
	(Millions of euros)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	82,427	81,138	84,821	88,204	90,893
Less: transfers to provinces, municipalities and funds	(29,603)	(30,064)	(30,467)	(31,328)	(32,720)
Transfer to EU—budget	(2,452)	(2,557)	(2,644)	(3,636)	(3,158)

Total taxes and levies—net	50,372	48,517	51,709	53,240	55,015
Other sources	22,356	22,796	22,096	23,639	25,341
Total revenues	72,728	71,314	73,805	76,879	80,356

Total Expenditures	74,589	76,309	80,678	77,983	78,870
(Budget deficit) / Budget surplus—net of public debt redemptions	(1,861)	(4,995)	(6,873)	(1,104)	1,486
(Budget deficit) / Budget surplus—net, as a percentage of gross domestic product	(0.5%)	(1.4%)	(1.9%)	(0.6%)	0.4%
General Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(1.0%)	(1.6%)	(0.7%)	(0.4%)	0.7%
Central Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(1.2%)	(1.3%)	(0.8%)	(0.5%)	0.5%
II. Financing Account
Expenditure	87,576	87,963	94,907	56,150	59,482
Revenue	84,383	92,587	99,206	57,254	57,996

Surplus	1,861	4,995	6,873	1,104	1,486

Differences may arise due to rounding

(1)	Federal Budget—Preliminary Results

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”).

Personal income taxation is progressive, with a top marginal rate of 55% on taxable income in excess of EUR 1,000,000. For employees, this top marginal rate is reduced by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2016 covers the period 2017 to 2021.

Austria is a party to tax treaties with numerous countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2015	2016	2017	2018	2019	2019
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	210,539	219,650	223,225	224,543	219,464	214,123
External(1)	0	0	0	0	0	5,070

Total	210,539	219,650	223,225	224,543	219,464	219,193

Less: Holdings of own Bonds	(11,427)	(11,899)	(11,984)	(12,888)	(10,697)	(10,697)

Total	199,112	207,751	211,241	211,655	208,768	208,496

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2019, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2015 through 2019.

GUARANTEED DEBT

	December 31,
	2015	2016	2017	2018	2019
	(Millions of euros)
Domestic	68,922	76,196	69,544	70,645	69,591
External(1)	25,019	24,032	22,932	24,872	27,482

Total Guaranteed Debt(2)	93,942	100,228	92,476	95,517	97,073

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.5 billion as of December 31, 2019.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2019.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2020	2021	2022	2023	2024
	(Billions of euros)
Interest	5.0	4.5	3.9	3.3	3.1
Principal	25.8	15.6	25.0	18.3	14.3

Total	30.8	20.1	28.9	21.6	17.4

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2019, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member states are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “—Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2015	2016	2017	2018	2019
	(Millions of euros)
General government gross debt(2)	292,265	296,256	289,879	285,267	280,426
General government gross debt as a percentage of gross domestic product	84.9%	82.9%	78.3%	74.0%	70.4%

(1)	All values reflect the statistical methodologies required by the European System of Accounts 2010 (ESA 2010).
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: STATISTICS AUSTRIA.

General government gross debt as a percentage of gross domestic product as of December 31, 2019 was 70.4%, which represents a 3.6 percentage point decrease in comparison to December 31, 2018. This decrease is mainly due to firm budgetary policies.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2019

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/31/2019
USD 1,500,000,000 1.75% Guaranteed Global Notes	1/25/2017	1/24/2020	1.75000%	USD	1,500,000,000.00	EUR	1,335,232,330.43
CHF 425,000,000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.75000%	CHF	425,000,000.00	EUR	391,560,714.94
USD 1,000,000,000 1.375% Guaranteed Notes	2/10/2015	2/10/2020	1.37500%	USD	1,000,000,000.00	EUR	890,154,886.95
CHF 500,000,000 1.125% Guaranteed Notes	7/26/2013	7/24/2020	1.12500%	CHF	500,000,000.00	EUR	460,659,664.64
USD 700,000,000 Floating Rate Notes	1/19/2018	9/15/2020	1.90363%	USD	700,000,000.00	EUR	623,108,420.87
USD 1,000,000,000 1.50% Guaranteed Global Notes	10/21/2015	10/21/2020	1.50000%	USD	1,000,000,000.00	EUR	890,154,886.95
USD 150,000,000 1.59% Guaranteed Notes	10/21/2015	10/21/2020	1.59000%	USD	150,000,000.00	EUR	133,523,233.04
NOK 500,000,000 1.25% Guaranteed Notes	11/23/2016	11/23/2020	1.25000%	NOK	500,000,000.00	EUR	50,690,403.29
USD 1,000,000,000 1.875% Guaranteed Global Notes	1/20/2016	1/20/2021	1.87500%	USD	1,000,000,000.00	EUR	890,154,886.95
USD 1,500,000,000 2.875% Guaranteed Global Notes	9/7/2018	9/7/2021	2.87500%	USD	1,500,000,000.00	EUR	1,335,232,330.43
CHF 400,000,000 1.00% Guaranteed Notes	9/28/2012	9/28/2021	1.00000%	CHF	400,000,000.00	EUR	368,527,731.71
USD 1,000,000,000 2.375% Guaranteed Global Notes	10/1/2014	10/1/2021	2.37500%	USD	1,000,000,000.00	EUR	890,154,886.95
NOK 1,000,000,000 4.3% Guaranteed Notes	11/2/2011	11/2/2021	4.30000%	NOK	1,000,000,000.00	EUR	101,380,806.59
USD 300,000,000 Floating Rate Notes	2/20/2019	11/22/2021	1.69275%	USD	300,000,000.00	EUR	267,046,466.09
USD 1,500,000,000 2.625% Guaranteed Global Notes	1/31/2019	1/31/2022	2.62500%	USD	1,500,000,000.00	EUR	1,335,232,330.43
GBP 625,000,000 0.75% Guaranteed Notes	5/31/2017	3/7/2022	0.75000%	GBP	625,000,000.00	EUR	734,602,726.85
CHF 300,000,000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF	300,000,000.00	EUR	276,395,798.78
USD 1,500,000,000 1.625% Guaranteed Global Notes	9/17/2019	9/17/2022	1.62500%	USD	1,500,000,000.00	EUR	1,335,232,330.43
NOK 1,500,000,000 1.625% Guaranteed Notes	10/4/2019	10/4/2022	1.62500%	NOK	1,500,000,000.00	EUR	152,071,209.88
GBP 1,025,000,000 1.125% Guaranteed Notes	7/5/2018	12/15/2022	1.12500%	GBP	1,025,000,000.00	EUR	1,204,748,472.03
USD 535,000,000 Floating Rate Notes	1/18/2018	1/18/2023	2.18325%	USD	535,000,000.00	EUR	476,232,864.52
EUR 500,000,000 0.21% Guaranteed Notes	2/25/2016	2/25/2023	0.21000%	EUR	500,000,000.00	EUR	500,000,000.00
USD 1,500,000,000 2.875% Guaranteed Global Notes	3/13/2018	3/13/2023	2.87500%	USD	1,500,000,000.00	EUR	1,335,232,330.43
CHF 150,000,000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF	150,000,000.00	EUR	138,197,899.39
USD 1,000,000,000 3.125% Guaranteed Global Notes	11/7/2018	11/7/2023	3.12500%	USD	1,000,000,000.00	EUR	890,154,886.95
GBP 580,000,000 1.25% Guaranteed Notes	2/28/2019	12/15/2023	1.25000%	GBP	580,000,000.00	EUR	681,711,330.51
NOK 1,500,000,000 1.824% Guaranteed Notes	5/22/2019	5/22/2024	1.82400%	NOK	1,500,000,000.00	EUR	152,071,209.88
HUF 16,000,000,000 1.6% Guaranteed Notes	6/8/2018	6/8/2024	1.60000%	HUF	16,000,000,000.00	EUR	48,407,103.74
EUR 1,500,000,000 0.25% Guaranteed Notes	9/26/2017	9/26/2024	0.25000%	EUR	1,500,000,000.00	EUR	1,500,000,000.00
CHF 705,000,000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	649,530,127.14
AUD 450,000,000 3.2% Guaranteed Notes	2/25/2015	8/25/2025	3.20000%	AUD	450,000,000.00	EUR	281,337,918.10
EUR 500,000,000 0% Guaranteed Notes	10/8/2019	10/8/2026	0.00000%	EUR	500,000,000.00	EUR	500,000,000.00
AUD 215,000,000 3.5% Guaranteed Notes	2/3/2017	8/3/2027	3.50000%	AUD	215,000,000.00	EUR	134,417,005.31
SEK 1,000,000,000 1.37% Guaranteed Notes	11/13/2018	11/13/2028	1.37000%	SEK	1,000,000,000.00	EUR	95,723,092.24
AUD 175,000,000 3.3% Guaranteed Notes	5/15/2018	11/15/2028	3.30000%	AUD	175,000,000.00	EUR	109,409,190.37
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	176,304,654.44
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	1,004,238,068.91
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	184,263,865.86

	Exchange Rate as of 12/31/2019
AUD	1.59950	AUD	840,000,000.00	EUR	525,164,113.78
CAD	1.45980	CAD	0.00	EUR	0.00
CHF	1.08540	CHF	3,770,000,000.00	EUR	3,473,373,871.37
EUR	1.00000	EUR	2,500,000,000.00	EUR	2,500,000,000.00
GBP	0.85080	GBP	2,380,000,000.00	EUR	2,797,367,183.83
JPY	121.94000	JPY	0.00	EUR	0.00
TRY	6.68430	TRY	0.00	EUR	0.00
USD	1.12340	USD	14,185,000,000.00	EUR	12,626,847,071.42
NOK	9.8638	NOK	4,500,000,000.00	EUR	456,213,629.64
HUF	330.53	HUF	16,000,000,000.00	EUR	48,407,103.74
SEK	10.4468	SEK	1,000,000,000.00	EUR	95,723,092.24

				EUR	22,523,096,066.02

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2015	2016	2017	2018	2019(1)
	(Millions of euros)
Total taxes and levies, gross	82,427	81,138	84,821	88,204	90,893
Of which:
Personal Income Tax	3,617	3,903	3,951	4,280	4,926
Wage Tax	27,272	24,646	25,350	27,178	28,481
Tax on Interest	3,863	3,000	2,754	3,072	3,535
Corporate Income Tax	6,320	7,432	7,904	9,163	8,840
Turnover Tax	26,013	27,056	28,346	29,347	30,046
Mineral Oils Tax	4,201	4,313	4,436	4,488	4,464
Other Taxes and Levies	11,140	10,789	12,079	10,676	10,601

Less: transfers to provinces and municipalities, funds, etc.	(29,603)	(30,064)	(30,467)	(31,328)	(32,720)
Transfers to the European Union	(2,452)	(2,557)	(2,644)	(3,636)	(3,158)

Public taxes, net	50,372	48,517	51,709	53,240	55,015
Other sources	22,356	22,796	22,096	23,639	25,341

Total	72,728	71,314	73,805	77,879	80,356

Differences may arise due to rounding

(1)	Federal Budget—Preliminary Results

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

ORDINARY BUDGET EXPENDITURES

	2015	2016	2017	2018	2019(1)
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	8	8	9	10	10
Federal Legislature	161	182	195	191	219
Constitutional Court	15	14	15	15	16
Administrative Court	19	19	20	21	21
Public Attorney’s Office	10	10	11	11	12
Court of Accounts	32	32	32	34	35
Federal Chancellery	481	375	372	341	323
Interior Affairs	2,850	3,302	3,416	2,857	2,920
Foreign Affairs	442	522	542	510	508
Justice	1,477	1,457	1,508	1,642	1,658
Military Affairs and Sport	2,080	2,288	2,341	2,276	2,483
Financial Administration	1,126	1,264	1,158	1,155	1,139
Asylum/Migration	—	—	—	485	646
Pensions	9,011	9,918	9,025	9,234	9,974
Grants to Provinces and Municipalities	897	873	1,377	1,408	1,240
Federal Property	550	579	666	871	847
Financial Market Stability	1,492	45	4,850	175	36
Treasury Operations	4	17	14	13	13
Public Debt Services incl. Swaps	5,249	5,891	5,316	5,446	4,705
Employment	7,905	8,226	8,343	8,316	8,269
Social Affairs and Consumer Protection	3,042	3,139	3,127	3,674	3,636
Social Security	10,174	9,098	9,202	9,396	9,702
Health	963	1,067	1,107	1,083	1,118
Youth and Family	7,023	7,154	7,100	7,186	7,120
Commerce (Research)	110	122	116	111	105
Economy	361	333	428	466	470
Education, Arts and Culture	8,658	9,051	9,137	9,277	9,388
Science	4,106	4,261	4,380	4,412	4,628
Transportation, Innovation and Technology (Research)	429	445	410	437	438
Transportation, Innovation and Technology	3,493	3,554	3,702	3,807	4,092
Agriculture, Forestry and Water economy	1,716	2,424	2,112	2,325	2,436
Environment	679	640	647	638	663
Total Federal Expenditure	74,589	76,309	80,678	77,983	78,870
Net Deficit	1,861	4,995	6,873	1,104	1,486

II. Financing Account
Expenditure	87,576	87,963	94,907	56,150	59,482
Revenue	84,383	92,587	99,206	57,254	57,996

Surplus	1,861	4,995	6,873	1,104	1,486

Differences may arise due to rounding

(1)	Federal Budget—Preliminary Results

SOURCE: Federal Ministry of Finance.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2018

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	1997	2027	6.250	EUR	9,199,531,002.31	9,199,531,002.31	EUR	286,660,000.00	286,660,000.00							EUR	497,776,000.00	497,776,000.00
Government Bond 1994-2024	1994	2024	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	1994	2024	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 2005-2020	2005	2020	3.900	EUR	14,767,220,000.00	14,767,220,000.00	EUR	830,950,000.00	830,950,000.00							EUR	244,775,000.00	244,775,000.00
Government Bond 2006-2021	2006	2021	3.500	EUR	15,922,082,000.00	15,922,082,000.00	EUR	665,523,571.40	665,523,571.40							EUR	311,605,000.00	311,605,000.00
Government Bond 2016-2021	2016	2021	-1.859										EUR	37,000,000.00	37,000,000.00
Government Bond 2016-2021	2016	2021	3.500							EUR	37,000,000.00	37,000,000.00
Government Bond 2007-2037	2007	2037	4.150	EUR	13,796,012,000.00	13,796,012,000.00	EUR	445,795,162.43	445,795,162.43							EUR	279,290,000.00	279,290,000.00
Government Bond 2008-2019	2008	2019	4.350	EUR	11,317,729,000.00	11,317,729,000.00	EUR	157,000,000.00	157,000,000.00							EUR	543,500,000.00	543,500,000.00
Government Bond 2009-2026	2009	2026	4.850	EUR	8,951,371,000.00	8,951,371,000.00	EUR	474,055,000.00	474,055,000.00							EUR	569,945,000.00	569,945,000.00
Government Bond 2016-2026	2016	2026	-1.439										EUR	55,000,000.00	55,000,000.00
Government Bond 2016-2026	2016	2026	4.850							EUR	55,000,000.00	55,000,000.00
Government Bond 2011-2022	2011	2022	3.650	EUR	8,535,171,000.00	8,535,171,000.00	EUR	898,735,000.00	898,735,000.00							EUR	311,625,000.00	311,625,000.00
Government Bond 2012-2062	2012	2062	3.800	EUR	3,773,666,000.00	3,773,666,000.00	EUR	114,200,000.00	114,200,000.00							EUR	255,800,000.00	255,800,000.00
Government Bond 2012-2022	2012	2022	3.400	EUR	10,546,375,000.00	10,546,375,000.00	EUR	375,345,000.00	375,345,000.00							EUR	599,355,000.00	599,355,000.00
Government Bond 2012-2044	2012	2044	3.150	EUR	6,799,272,000.00	6,799,272,000.00	EUR	186,515,000.00	186,515,000.00							EUR	268,485,000.00	268,485,000.00
Government Bond 2012-2019	2012	2019	1.950	EUR	7,278,921,000.00	7,278,921,000.00	EUR	442,660,000.00	442,660,000.00							EUR	270,875,000.00	270,875,000.00
Government Bond 2013-2034	2013	2034	2.400	EUR	7,312,304,000.00	7,312,304,000.00	EUR	765,241,143.60	765,241,143.60							EUR	498,175,000.00	498,175,000.00
Government Bond 2013-2023	2013	2023	1.750	EUR	11,723,192,000.00	11,723,192,000.00	EUR	1,262,041,000.00	1,262,041,000.00							EUR	563,095,000.00	563,095,000.00
Government Bond 2014-2024	2014	2024	1.650	EUR	10,280,350,000.00	10,280,350,000.00	EUR	1,202,855,000.00	1,202,855,000.00							EUR	480,175,000.00	480,175,000.00
Government Bond 2014-2019	2014	2019	0.250	EUR	7,109,497,000.00	7,109,497,000.00	EUR	328,000,000.00	328,000,000.00							EUR	232,400,000.00	232,400,000.00
Government Bond 2015-2025	2015	2025	1.200	EUR	10,445,343,000.00	10,445,343,000.00	EUR	1,180,225,000.00	1,180,225,000.00							EUR	560,625,000.00	560,625,000.00
Government Bond 2016-2026	2016	2026	0.750	EUR	11,572,873,000.00	11,572,873,000.00	EUR	1,384,089,000.00	1,384,089,000.00							EUR	635,875,000.00	635,875,000.00
Government Bond 2016-2047	2016	2047	1.500	EUR	5,422,044,000.00	5,422,044,000.00	EUR	980,617,345.96	980,617,345.96							EUR	187,150,000.00	187,150,000.00
Government Bond 2016-2023	2016	2023	0.000	EUR	7,256,250,000.00	7,256,250,000.00	EUR	716,955,168.69	716,955,168.69							EUR	305,025,000.00	305,025,000.00
Government Bond 2016-2086	2016	2086	1.500	EUR	2,500,000,000.00	2,500,000,000.00	EUR	588,850,000.00	588,850,000.00							EUR	411,150,000.00	411,150,000.00
Government Bond 2017-2027	2017	2027	0.500	EUR	8,909,028,000.00	8,909,028,000.00	EUR	1,938,971,989.00	1,938,971,989.00							EUR	796,775,000.00	796,775,000.00
Government Bond 2017-2023	2017	2023	0.000	EUR	6,385,386,000.00	6,385,386,000.00	EUR	385,000,000.00	385,000,000.00							EUR	935,000,000.00	935,000,000.00
Government Bond 2017-2117	2017	2117	2.100	EUR	4,550,000,000.00	4,550,000,000.00	EUR	650,000,000.00	650,000,000.00							EUR	625,000,000.00	625,000,000.00
Government Bond 2018-2028	2018	2028	0.750	EUR	8,830,917,000.00	8,830,917,000.00	EUR	681,500,000.00	681,500,000.00							EUR	1,130,000,000.00	1,130,000,000.00
Government Bond 1999-2029	1999	2029	7.250	GBP	89,432,439.38	99,977,015.17	GBP	89,432,439.38	99,977,015.17
Government Bond 1999-2029	1999	2029	-0.466										EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	1999	2029	-0.466							EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	1999	2029	7.250										GBP	89,432,439.38	99,977,015.17
Government Bond 1999-2029	1999	2029	7.250							GBP	89,432,439.38	99,977,015.17
Government Bond 2003-2023	2003	2023	5.350	EUR	100,000,000.00	100,000,000.00
Government Bond 2004-2034	2004	2034	5.375	CAD	192,246,074.98	123,195,177.81
Government Bond 2004-2034	2004	2034	4.412										EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	2004	2034	5.375							CAD	192,246,074.98	123,195,177.81
Government Bond 2005-2024	2005	2024	5.000	CAD	160,205,062.48	102,662,648.18
Government Bond 2005-2024	2005	2024	4.044										EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	2005	2024	5.000							CAD	160,205,062.48	102,662,648.18
Government Bond 2004-2034	2004	2034	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	2004	2034	4.875										EUR	12,135,922.33	12,135,922.33
Government Bond 2004-2034	2004	2034	5.125							EUR	16,596,959.44	16,596,959.44
Government Bond 2012-2029	2012	2029	3.560	EUR	109,000,000.00	109,000,000.00
Government Bond 2012-2029	2012	2029	2.452	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 2014-2020	2014	2020	var.	EUR	2,000,000,000.00	2,000,000,000.00
Government Bond 2014-2019	2014	2019	0.300	EUR	100,000,000.00	100,000,000.00
Government Bond 2017-2020	2017	2020	0.000	EUR	1,000,000,000.00	1,000,000,000.00
Government Bond 2017-2020	2017	2020	0.000	EUR	1,000,000,000.00	1,000,000,000.00
Government Bond 2017-2032	2017	2032	0.000	EUR	1,108,322,805.00	1,108,322,805.00
Federal Obligation 2001-2021	2001	2021	4.000	JPY	15,891,934.84	126,276.80
Federal Obligation 2001-2021	2001	2021	5.140										EUR	18,315,000.00	18,315,000.00
Federal Obligation 2001-2021	2001	2021	4.000							JPY	15,891,934.84	126,276.80
Federal Obligation 2001-2021	2001	2021	3.348	JPY	7,945,967.42	63,138.40
Federal Obligation 2001-2021	2001	2021	5.080										EUR	9,132,400.00	9,132,400.00
Federal Obligation 2001-2021	2001	2021	3.348							JPY	7,945,967.42	63,138.40
Federal Obligation 2001-2031	2001	2031	3.517	JPY	23,837,902.26	189,415.19
Federal Obligation 2001-2031	2001	2031	4.825										EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	2001	2031	3.517							JPY	23,837,902.26	189,415.19
Federal Obligation 2002-2027	2002	2027	4.000	JPY	7,945,967.42	63,138.40
Federal Obligation 2002-2027	2002	2027	4.940										EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	2002	2027	4.000							JPY	7,945,967.42	63,138.40
Federal Obligation 2002-2022	2002	2022	5.062	JPY	7,945,967.42	63,138.40
Federal Obligation 2002-2022	2002	2022	5.050										EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	2002	2022	5.062							JPY	7,945,967.42	63,138.40
Federal Obligation 2002-2032	2002	2032	4.000	JPY	7,945,967.42	63,138.40
Federal Obligation 2002-2032	2002	2032	4.985										EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	2002	2032	4.000							JPY	7,945,967.42	63,138.40
Federal Obligation 2003-2033	2003	2033	3.848	JPY	7,945,967.42	63,138.40
Federal Obligation 2003-2033	2003	2033	4.625										EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	2003	2033	3.915							JPY	7,945,967.42	63,138.40
Federal Obligation 2004-2019	2004	2019	0.742	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2019	2004	2019	0.250	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2034	2004	2034	0.032	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2020	2005	2020	1.750	EUR	250,000,000.00	250,000,000.00
Federal Obligation 2005-2034	2005	2034	0.065	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2020	2005	2020	0.435	EUR	200,000,000.00	200,000,000.00
Federal Obligation 2005-2020	2005	2020	1.250	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2022	2005	2022	var.	EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2020	2005	2020	0.691	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2005-2025	2005	2025	var.	EUR	97,984,000.00	97,984,000.00
Federal Obligation 2005-2025	2005	2025	1.000	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	2005	2025	1.233	EUR	120,000,000.00	120,000,000.00
Federal Obligation 2005-2035	2005	2035	0.099	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2019	2005	2019	0.668	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2002-2032	2002	2032	1.000	EUR	2,500,000,000.00	2,500,000,000.00										EUR	1,374,813,602.81	1,374,813,602.81
Treasury Bill 2018-2019	2018	2019	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2018-2019	2018	2019	var.	EUR	500,000,000.00	500,000,000.00
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	163,719,711.85	163,719,711.85
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.										EUR	80,684,202.03	80,684,202.03
Treasury Bill 2018-2019	2018	2019	var.							USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.	EUR	150,000,000.00	150,000,000.00
Treasury Bill 2018-2019	2018	2019	var.	USD	131,004,366.81	114,414,294.16
Treasury Bill 2018-2019	2018	2019	var.										EUR	121,684,108.06	121,684,108.06
Treasury Bill 2018-2019	2018	2019	var.							USD	131,004,366.81	114,414,294.16
Treasury Bill 2018-2019	2018	2019	var.	USD	43,668,122.27	38,138,098.05
Treasury Bill 2018-2019	2018	2019	var.										EUR	40,584,415.58	40,584,415.58
Treasury Bill 2018-2019	2018	2019	var.							USD	43,668,122.27	38,138,098.05
Treasury Bill 2018-2019	2018	2019	var.	USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.										EUR	81,201,786.44	81,201,786.44
Treasury Bill 2018-2019	2018	2019	var.							USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.	USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.										EUR	81,234,768.48	81,234,768.48
Treasury Bill 2018-2019	2018	2019	var.							USD	87,336,244.54	76,276,196.11

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2018-2019	2018	2019	var.	USD	43,668,122.27	38,138,098.05
Treasury Bill 2018-2019	2018	2019	var.										EUR	40,554,789.52	40,554,789.52
Treasury Bill 2018-2019	2018	2019	var.							USD	43,668,122.27	38,138,098.05
Treasury Bill 2018-2019	2018	2019	var.	USD	109,170,305.68	95,345,245.13
Treasury Bill 2018-2019	2018	2019	var.										EUR	101,337,657.07	101,337,657.07
Treasury Bill 2018-2019	2018	2019	var.							USD	109,170,305.68	95,345,245.13
Treasury Bill 2018-2019	2018	2019	var.	EUR	300,000,000.00	300,000,000.00
Treasury Bill 2018-2019	2018	2019	var.	EUR	200,000,000.00	200,000,000.00
Treasury Bill 2018-2019	2018	2019	var.	USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.										EUR	86,331,929.00	86,331,929.00
Treasury Bill 2018-2019	2018	2019	var.							USD	87,336,244.54	76,276,196.11
Treasury Bill 2018-2019	2018	2019	var.	EUR	400,000,000.00	400,000,000.00
Treasury Bill 2018-2019	2018	2019	var.	USD	131,004,366.81	114,414,294.16
Treasury Bill 2018-2019	2018	2019	var.										EUR	127,500,063.75	127,500,063.75
Treasury Bill 2018-2019	2018	2019	var.							USD	131,004,366.81	114,414,294.16
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	174,748,798.60	174,748,798.60
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	174,672,489.08	174,672,489.08
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	175,746,924.43	175,746,924.43
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	175,901,495.16	175,901,495.16
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	175,901,495.16	175,901,495.16
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	175,731,482.30	175,731,482.30
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	175,824,175.82	175,824,175.82
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.										EUR	177,920,113.87	177,920,113.87
Treasury Bill 2018-2019	2018	2019	var.							USD	174,672,489.08	152,552,392.21
Treasury Bill 2018-2019	2018	2019	var.	USD	131,004,366.81	114,414,294.16
Treasury Bill 2018-2019	2018	2019	var.										EUR	131,486,676.02	131,486,676.02
Treasury Bill 2018-2019	2018	2019	var.							USD	131,004,366.81	114,414,294.16
Treasury Bill 2018-2019	2018	2019	var.	GBP	279,476,373.07	312,428,172.41
Treasury Bill 2018-2019	2018	2019	var.										EUR	276,655,784.87	276,655,784.87
Treasury Bill 2018-2019	2018	2019	var.							GBP	279,476,373.07	312,428,172.41
Treasury Bill 2018-2019	2018	2019	var.	GBP	447,162,196.91	499,885,075.86
Treasury Bill 2018-2019	2018	2019	var.										EUR	442,997,319.87	442,997,319.87
Treasury Bill 2018-2019	2018	2019	var.							GBP	447,162,196.91	499,885,075.86
Loan from Insurances 2005-2022	2005	2022	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	2005	2022	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2020	2005	2020	5.000	EUR	36,336,417.08	36,336,417.08
Loan from Insurances 2005-2022	2005	2022	5.000	EUR	10,101,523.95	10,101,523.95
Loan from Insurances 2005-2020	2005	2020	3.630	EUR	13,000,000.00	13,000,000.00
Loan from Insurances 2008-2028	2008	2028	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2027	2008	2027	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2023	2008	2023	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	2008	2021	4.450	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2021	2008	2021	4.450	EUR	2,500,000.00	2,500,000.00
Loan from Insurances 2008-2024	2008	2024	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	2008	2020	4.200	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2008-2020	2008	2020	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	2008	2025	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	2008	2027	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	2008	2020	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	2008	2020	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	2008	2021	4.125	EUR	7,500,000.00	7,500,000.00
Loan from Insurances 2008-2021	2008	2021	4.125	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2022	2008	2022	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	2008	2022	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	2008	2024	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2013-2028	2013	2028	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	2009	2020	4.190	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2026	2009	2026	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	2009	2026	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	2009	2029	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.580	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	2009	2026	4.530	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2009-2020	2009	2020	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2020	2009	2020	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	2009	2029	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.610	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2030	2009	2030	4.720	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	2009	2029	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	2009	2020	4.360	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2009-2020	2009	2020	4.360	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.320	EUR	10,000,000.00	10,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2021	2009	2021	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.640	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	2009	2019	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	2009	2019	4.120	EUR	16,000,000.00	16,000,000.00
Loan from Insurances 2010-2030	2010	2030	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2011-2026	2011	2026	3.345	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2011-2027	2011	2027	3.770	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	7,482,193.00	7,482,193.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	21,314,932.00	21,314,932.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	13,895,502.00	13,895,502.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	768,210.00	768,210.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	8,653,870.00	8,653,870.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	4,262,987.00	4,262,987.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	7,482,193.00	7,482,193.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	1,899,630.00	1,899,630.00
Loan from Insurances 2016-2028	2016	2028	4.680	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2016-2030	2016	2030	4.190	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2016-2028	2016	2028	4.680	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2016-2027	2016	2027	4.700	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2016-2039	2016	2039	4.250	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2016-2039	2016	2039	4.250	EUR	8,000,000.00	8,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2017-2036	2017	2036	2.990	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2036	2017	2036	2.990	EUR	23,000,000.00	23,000,000.00
Loan from Insurances 2016-2021	2016	2021	4.790	EUR	22,000,000.00	22,000,000.00
Loan from Insurances 2016-2035	2016	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	9,000,000.00	9,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	18,000,000.00	18,000,000.00
Loan from Insurances 2017-2031	2017	2031	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	11,000,000.00	11,000,000.00
Loan from Insurances 2017-2028	2017	2028	4.590	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2028	2017	2028	4.590	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2017-2028	2017	2028	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2017-2029	2017	2029	4.650	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2017-2029	2017	2029	4.650	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2017-2027	2017	2027	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2027	2018	2027	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2035	2018	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2018-2035	2018	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2018-2019	2018	2019	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2018-2028	2018	2028	4.365	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2018-2026	2018	2026	3.920	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2018-2029	2018	2029	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2018-2027	2018	2027	4.230	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2026	2018	2026	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2025	2018	2025	4.030	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2018-2022	2018	2022	4.820	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2018-2022	2018	2022	4.820	EUR	8,000,000.00	8,000,000.00
Loan from Insurances 2018-2040	2018	2040	4.310	EUR	9,000,000.00	9,000,000.00
Loan from Insurances 2018-2031	2018	2031	4.000	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2004-2027	2004	2027	4.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2029	2004	2029	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	2004	2029	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2012-2032	2012	2032	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	2004	2024	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	2004	2024	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	2004	2034	4.860	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2025	2004	2025	4.650	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	2004	2034	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	2004	2034	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2019	2004	2019	0.542	EUR	57,000,000.00	57,000,000.00
Loan from Banks 2004-2034	2004	2034	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2011-2022	2011	2022	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	2004	2023	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2007-2024	2007	2024	4.835	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2011-2022	2011	2022	4.820	EUR	140,000,000.00	140,000,000.00
Loan from Banks 2009-2021	2009	2021	4.790	EUR	298,000,000.00	298,000,000.00
Loan from Banks 2004-2019	2004	2019	4.720	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	2004	2024	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2019	2004	2019	4.600	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2041	2004	2041	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	2004	2044	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2012-2028	2012	2028	4.680	EUR	147,000,000.00	147,000,000.00
Loan from Banks 2004-2039	2004	2039	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2005-2029	2005	2029	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2022	2008	2022	4.360	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	3.455	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	3.445	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2025	2005	2025	4.100	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2020	2005	2020	4.005	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2005-2035	2005	2035	3.825	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	2005	2035	3.910	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2005-2035	2005	2035	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	3.750	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.750	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.850	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.850	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.850	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2016-2035	2016	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	2006	2036	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	2006	2036	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2030	2006	2030	2.990	EUR	60,000,000.00	60,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2027	2008	2027	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2010-2028	2010	2028	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	2008	2027	4.700	EUR	60,000,000.00	60,000,000.00
Loan from Banks 2008-2028	2008	2028	4.600	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	2008	2028	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	2008	2028	4.590	EUR	9,000,000.00	9,000,000.00
Loan from Banks 2008-2028	2008	2028	4.600	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2013-2028	2013	2028	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	2009	2028	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	2008	2028	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	2008	2027	4.225	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2028	2008	2028	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2027	2011	2027	4.010	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	2009	2027	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	2009	2027	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2013-2029	2013	2029	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	2009	2029	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2013-2029	2013	2029	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	2009	2029	4.650	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2019	2009	2019	4.175	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2021	2009	2021	4.400	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2009-2021	2009	2021	4.400	EUR	7,000,000.00	7,000,000.00
Loan from Banks 2009-2021	2009	2021	4.400	EUR	8,000,000.00	8,000,000.00
Loan from Banks 2009-2021	2009	2021	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2029	2010	2029	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2021	2009	2021	4.320	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2020	2009	2020	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	2009	2019	4.040	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2013-2027	2013	2027	4.775	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	2009	2024	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	2009	2029	4.700	EUR	300,000.00	300,000.00
Loan from Banks 2013-2029	2013	2029	4.700	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	2009	2024	4.420	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	2009	2019	4.000	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2009-2027	2009	2027	4.810	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2028	2009	2028	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2028	2012	2028	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	2009	2024	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2016-2022	2016	2022	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2023	2009	2023	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	2009	2029	4.620	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2009-2019	2009	2019	4.105	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2021	2012	2021	4.250	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2021	2009	2021	4.200	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2022	2011	2022	4.225	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2014-2027	2014	2027	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2026	2011	2026	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2011-2026	2011	2026	4.120	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	2009	2027	4.220	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2027	2009	2027	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	2009	2027	4.230	EUR	185,000,000.00	185,000,000.00
Loan from Banks 2009-2026	2009	2026	4.300	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	2009	2029	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	2009	2030	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2027	2009	2027	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	2009	2029	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2013-2034	2013	2034	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	2009	2026	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	2009	2028	4.365	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2027	2009	2027	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	2009	2027	4.245	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2028	2009	2028	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	2009	2024	4.030	EUR	48,000,000.00	48,000,000.00
Loan from Banks 2009-2028	2009	2028	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2014-2032	2014	2032	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	2009	2027	4.250	EUR	5,000,000.00	5,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2027	2009	2027	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2014-2029	2014	2029	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	2009	2029	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	2009	2029	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2013-2039	2013	2039	4.230	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2012-2028	2012	2028	4.080	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2014-2039	2014	2039	4.250	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	2010	2026	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	2010	2025	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	2010	2040	4.310	EUR	41,000,000.00	41,000,000.00
Loan from Banks 2010-2025	2010	2025	4.005	EUR	22,000,000.00	22,000,000.00
Loan from Banks 2010-2030	2010	2030	4.190	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2025	2010	2025	4.030	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2010-2037	2010	2037	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	2010	2028	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	2010	2030	4.114	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2030	2010	2030	4.135	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2010-2030	2010	2030	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	2010	2030	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2010-2035	2010	2035	3.640	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2040	2010	2040	3.840	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	2010	2030	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2011-2051	2011	2051	3.160	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2011-2052	2011	2052	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2039	2011	2039	3.765	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2041	2011	2041	3.770	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2011-2036	2011	2036	3.670	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	2011	2031	3.780	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	2011	2031	4.000	EUR	38,000,000.00	38,000,000.00
Loan from Banks 2011-2034	2011	2034	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2061	2011	2061	3.953	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2011-2036	2011	2036	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2026	2011	2026	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2014-2026	2014	2026	3.920	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2036	2011	2036	3.974	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2011-2026	2011	2026	3.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2036	2012	2036	3.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2012-2036	2012	2036	3.800	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2012-2032	2012	2032	3.510	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2012-2037	2012	2037	2.687	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2032	2012	2032	2.320	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2012-2042	2012	2042	2.657	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2013-2072	2013	2072	2.910	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2022	2013	2022	1.580	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2020	2013	2020	1.560	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2013-2023	2013	2023	2.307	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2014-2028	2014	2028	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2013-2026	2013	2026	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2015-2022	2015	2022	0.200	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2017-2021	2017	2021	4.790	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2017-2037	2017	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2017-2050	2017	2050	3.112	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2017-2019	2017	2019	4.105	EUR	3,000,000.00	3,000,000.00
Loan from Banks 2017-2030	2017	2030	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2017-2028	2017	2028	4.365	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2017-2028	2017	2028	4.600	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2018-2027	2018	2027	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2018-2026	2018	2026	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 1994-2024	1994	2024	6.500	EUR	25,564,594.06	25,564,594.06
Loan from Banks 1995-2024	1995	2024	6.500	EUR	254,112,064.96	254,112,064.96
Loan from Banks 1995-2024	1995	2024	6.250	EUR	45,663,477.91	45,663,477.91
Loan from Banks 1996-2024	1996	2024	6.380	EUR	25,564,594.06	25,564,594.06
Loan from Banks 2018-2019	2018	2019	var.	EUR	230,620,000.00	230,620,000.00
Loan from Banks 2018-2020	2018	2020	var.							EUR	1,590,000.00	1,590,000.00
Loan from Banks 2018-2020	2018	2020	var.										EUR	78,150,000.00	78,150,000.00
Loan 2012-2027	2012	2027	3.000	EUR	3,000,000.00	3,000,000.00
Loan 2012-2022	2012	2022	2.520	EUR	3,000,000.00	3,000,000.00
Loan 2012-2019	2012	2019	2.050	EUR	3,000,000.00	3,000,000.00
Loan 2012-2027	2012	2027	2.780	EUR	371,250.00	371,250.00
Loan 2013-2027	2013	2027	2.230	EUR	371,250.00	371,250.00
Loan 2014-2027	2014	2027	1.650	EUR	371,250.00	371,250.00
Loan 2015-2027	2015	2027	1.220	EUR	371,250.00	371,250.00
Loan 2016-2027	2016	2027	0.065	EUR	371,250.00	371,250.00
Loan 2017-2027	2017	2027	0.701	EUR	371,250.00	371,250.00
Loan 2018-2027	2018	2027	0.301	EUR	371,250.00	371,250.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bonds				EUR	219,447,245,298.67	219,447,245,298.67	EUR	16,962,784,381.08	16,962,784,381.08	EUR	195,364,855.32	195,364,855.32	EUR	535,407,490.55	535,407,490.55	EUR	11,513,476,000.00	11,513,476,000.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00
				USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00
				GBP	89,432,439.38	99,977,015.17	GBP	89,432,439.38	99,977,015.17	GBP	89,432,439.38	99,977,015.17	GBP	89,432,439.38	99,977,015.17	GBP	0.00	0.00
				CAD	352,451,137.46	225,857,825.99	CAD	0.00	0.00	CAD	352,451,137.46	225,857,825.99	CAD	0.00	0.00	CAD	0.00	0.00
Federal Obligation				EUR	1,177,984,000.00	1,177,984,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	88,595,235.25	88,595,235.25	EUR	0.00	0.00
				JPY	79,459,674.22	631,383.98	JPY	0.00	0.00	JPY	79,459,674.22	631,383.98	JPY	0.00	0.00	JPY	0.00	0.00
Treasury Bills				EUR	4,150,000,000.00	4,150,000,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	3,182,420,186.96	3,182,420,186.96	EUR	1,374,813,602.81	1,374,813,602.81
				USD	2,510,917,030.57	2,192,940,638.05	USD	0.00	0.00	USD	2,510,917,030.57	2,192,940,638.05	USD	0.00	0.00	USD	0.00	0.00
				GBP	726,638,569.98	812,313,248.27	GBP	0.00	0.00	GBP	726,638,569.98	812,313,248.27	GBP	0.00	0.00	GBP	0.00	0.00
Loan from Insurance Companies				EUR	1,449,295,442.82	1,449,295,442.82	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Loan from Banks				EUR	11,582,824,730.99	11,582,824,730.99	EUR	0.00	0.00	EUR	1,590,000.00	1,590,000.00	EUR	78,150,000.00	78,150,000.00	EUR	0.00	0.00
Other Loans				EUR	11,598,750.00	11,598,750.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Total				EUR	237,818,948,222.48	237,818,948,222.48	EUR	16,962,784,381.08	16,962,784,381.08	EUR	196,954,855.32	196,954,855.32	EUR	3,884,572,912.76	3,884,572,912.76	EUR	12,888,289,602.81	12,888,289,602.81
				JPY	79,459,674.22	631,383.98	JPY	0.00	0.00	JPY	79,459,674.22	631,383.98	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00
				USD	2,510,917,030.57	2,192,940,638.05	USD	0.00	0.00	USD	2,510,917,030.57	2,192,940,638.05	USD	0.00	0.00	USD	0.00	0.00
				GBP	816,071,009.36	912,290,263.44	GBP	89,432,439.38	99,977,015.17	GBP	816,071,009.36	912,290,263.44	GBP	89,432,439.38	99,977,015.17	GBP	0.00	0.00
				CAD	352,451,137.46	225,857,825.99	CAD	0.00	0.00	CAD	352,451,137.46	225,857,825.99	CAD	0.00	0.00	CAD	0.00	0.00

					Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt				EUR	237,818,948,222.48	16,962,784,381.08		196,954,855.32	3,884,572,912.76		12,888,289,602.81	211,655,492,296.03
Grand Total External Debt				EUR	3,331,720,111.46	99,977,015.17		3,331,720,111.46	99,977,015.17		0.00	0.00

Grand Total Debt				EUR	241,150,668,333.94	17,062,761,396.25		3,528,674,966.78	3,984,549,927.93		12,888,289,602.81	211,655,492,296.03

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2019

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	3,087.21
Export Financing Guarantees Act	24,054.61
Transport and Infrastructure
Austrian Railways (ÖBB)	86.24
Other Liabilities
Loans to Federal Museums	253.90

Total	27,481.96

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 6,366.31 million (external guaranteed debt) and EUR 25,402.73 million (domestic guaranteed debt) as of December 31, 2019.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2019

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	25,061.93
Export Financing Guarantees Act	2,500.00
Transport and Infrastructure
ASFINAG	7,850.00
Austrian Railways (ÖBB)	14,222.61
Railway Infrastructure Services Company (SCHIG)	1.88
Austrian Financial Market
Financial Market Stability Act (FinStaG)	2,000.00
Guarantee Act for Carinthia	1,108.32
European Financial Stability Facility (EFSF)	9,570.50
Coinage Act 1988	4,939.62
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	1,157.85
Austrian Bank for Tourism Development (ÖHT)	314.53
Austrian Research Promotion Agency (FFG)	92.80
Other Liabilities
Loans to Federal Museums	550.84
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	98.14
Electric Utility Industry—Energy Bonds	0.01

Total(3)	69,590.83

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 6,366.31 million (external guaranteed debt) and EUR 25,402.73 million (domestic guaranteed debt) as of December 31, 2019.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.5 billion as of December 31, 2019.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria, in her official capacity and is included herein on her authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Martin Weiss, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.